Exhibit 10.1
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS A TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDMENT NO. 9 TO RECEIVABLES PURCHASE AND ADMINISTRATION AGREEMENT

This AMENDMENT NO. 9 TO RECEIVABLES PURCHASE AND ADMINISTRATION AGREEMENT (this “Amendment”), dated as of April 30, 2026, is made by and among ACCESSONE FUNDING, LLC, as seller (the “Seller”), ACCESSONE MEDCARD, INC., as initial Servicer (in such capacity, the “Servicer”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as a purchaser (in such capacity, the “Purchaser”) and as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not otherwise defined herein (including such terms used above) have the respective meanings assigned thereto in the Receivables Purchase and Administration Agreement (defined below).
BACKGROUND
A.    The Seller, the Servicer, the Administrative Agent, the Structuring Agent and the Persons from time to time party thereto as Purchasers have entered into a Receivables Purchase and Administration Agreement, dated as of March 31, 2020 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Purchase and Administration Agreement”).
B.    Concurrently herewith, the Seller, each Purchaser, the Administrative Agent and the Structuring Agent are entering into that certain Amended and Restated Fee Letter, dated as of the date hereof (the “Fee Letter”).
C.    Concurrently herewith, the Seller, Holdings, Phreesia, Inc., a Delaware corporation (“Phreesia”) and the Administrative Agent are entering into that certain Amended and Restated Performance Guaranty, dated as of the date hereof (the “Performance Guaranty”).
D.    The parties hereto desire to amend the Receivables Purchase and Administration Agreement, as set forth herein.
NOW THEREFORE, with the intention of being legally bound hereby, and in consideration of the mutual undertakings expressed herein, each party to this Amendment hereby agrees as follows:
Amendment to the Receivables Purchase and Administration Agreement. The Receivables Purchase and Administration Agreement is hereby amended by incorporating the changes shown on the marked changed pages copy of the Receivables Purchase and Administration Agreement attached hereto as Exhibit A.

1758420381 19628547

Representations and Warranties of the Seller and the Servicer. Each of the Seller and the Servicer hereby represents and warrants to each of the parties hereto as of the date hereof as follows:
Representations and Warranties. The representations and warranties made by it in the Receivables Purchase and Administration Agreement and each of the other Transaction Documents to which it is a party are true and correct in all material respects (unless such representations and warranties contain a materiality qualifier, in which case such representations and warranties shall be true and correct as made).
Power and Authority; Due Authorization. It has all necessary power and authority to (i) execute and deliver this Amendment, the Fee Letter and the Performance Guaranty and (ii) perform its obligations under this Amendment, the Receivables Purchase and Administration Agreement (as amended hereby), the Fee Letter, the Performance Guaranty and the other Transaction Documents to which it is a party and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Amendment, the Receivables Purchase and Administration Agreement (as amended hereby), the Fee Letter, the Performance Guaranty and the other Transaction Documents to which it is a party have been duly authorized by it by all necessary action.
Binding Obligation. This Amendment, the Receivables Purchase and Administration Agreement (as amended hereby), the Fee Letter, the Performance Guaranty and each of the other Transaction Documents to which it is a party constitutes legal, valid and binding obligations of such party, enforceable against it in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
No Event of Termination. No Early Amortization Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing, or would occur as a result of this Amendment, the Fee Letter, the Performance Guaranty or the transactions contemplated hereby or thereby.
Effect of Amendment; Ratification. All provisions of the Receivables Purchase and Administration Agreement and the other Transaction Documents, as expressly amended and modified by this Amendment, shall remain in full force and effect. After this Amendment becomes effective, all references in the Receivables Purchase and Administration Agreement (or in any other Transaction Document) to “this Receivables Purchase and Administration Agreement”, “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Receivables Purchase and Administration Agreement shall be deemed to be references to the Receivables Purchase and Administration Agreement as amended by this Amendment. This Amendment shall not be deemed either expressly or impliedly, to waive, amend or supplement any provision of the Receivables Purchase and Administration Agreement other than as set forth herein. The Receivables Purchase and Administration Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.

1758420381 19628547	2

Effectiveness. This Amendment shall become effective as of the date hereof, upon satisfaction of each of the following conditions precedent:
Execution of the Amendment. The Administrative Agent shall have received counterparts to this Amendment executed by each of the parties hereto.
Execution of the Fee Letter. The Administrative Agent shall have received counterparts to the Fee Letter executed by each of the parties thereto.
Execution of the Performance Guaranty. The Administrative Agent shall have received counterparts to the Performance Guaranty executed by each of the parties thereto.
Upfront Fee. The Administrative Agent shall have received evidence that the Upfront Fee (as defined in the Fee Letter) has been paid to each Purchaser.
Payment of Fees and Expenses. The Administrative Agent shall have received confirmation that all other fees and expenses that are due and owing by the Seller-Related Parties pursuant to the Transaction Documents (including the fees and expenses of Mayer Brown LLP specified in its invoices dated December 30, 2025, March 12, 2026 and April 29, 2026, respectively) have been paid in full.
Other Deliverables. The Administrative Agent shall have received each of the other agreements, documents, instruments, secretary’s certificates and opinions listed in the Closing Memorandum attached hereto as Exhibit B.
Severability. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Transaction Document. This Amendment shall be a Transaction Document for purposes of the Receivables Purchase and Administration Agreement.
Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.
GOVERNING LAW AND JURISDICTION.
THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

1758420381 19628547	3

EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO THE SELLER AND THE SERVICER THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY THE SELLER, THE SERVICER OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AMENDMENT, MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 8 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE SELLER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. THE SELLER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Receivables Purchase and Administration Agreement or any provision hereof or thereof.
Electronic Signatures. Each party agrees that this Amendment and any other documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Amendment or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

[Signature pages follow]

1758420381 19628547	4

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers as of the date first above written.

ACCESSONE FUNDING, LLC By:/s/ Kristin Roberts Name: Kristin Roberts Title: Vice President

ACCESSONE MEDCARD, INC., as the Servicer By: /s/ Balaji Gandhi Name: Balaji Gandhi Title: CFO

1758420381 19628547	S-1	PNC-AccessOne Amendment No. 9

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent By: /s/ Eric Bruno Name: Eric Bruno Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Purchaser

By: /s/ Eric Bruno
Name: Eric Bruno
Title: Senior Vice President

PNC CAPITAL MARKETS LLC,
as Structuring Agent

By: /s/ Eric Bruno
Name: Eric Bruno
Title: Managing Director

1758420381 19628547	S-2	PNC-AccessOne Amendment No. 9

Acknowledged and agreed: ACCESSONE HOLDINGS, INC., as Performance Guarantor By: /s/ Allison Hoffman Name: Allison Hoffman Title: General Counsel

1758420381 19628547	S-3	PNC-AccessOne Amendment No. 9

EXHIBIT A
Amendments to Receivables Purchase and Administration Agreement
(Attached)

EXHIBIT A to Amendment No. 9, dated April 30, 2026

Receivables Purchase And Administration Agreement

Dated as of March 31, 2020

by and among

AccessOne Funding, LLC,
as Seller,

AccessOne MedCard, Inc.,
as initial Servicer,

PNC Bank, National Association,
as the initial Purchaser and as Administrative Agent,

and

PNC Capital Markets LLC,
as Structuring Agent

1758478201 19628547

Page

ARTICLE I    DEFINITIONS    1
SECTION 1.01.    Certain Defined Terms    1
SECTION 1.02.    Other Interpretative Matters    47
ARTICLE II    TERMS OF THE PURCHASES AND INVESTMENTS    46
SECTION 2.01.    Purchase Facility    46
SECTION 2.02.    Making Investments; Return of Capital    48
SECTION 2.03.    Yield and Fees    51
SECTION 2.04.    Yield after Default    52
SECTION 2.05.    Daily 1M SOFR Rate Unascertainable; Increased Costs; Illegality    53
SECTION 2.06.    Records of Investment and Capital    54
SECTION 2.07.    Defaulting Purchasers    54
SECTION 2.08.    Successor Daily 1M SOFR or Term SOFR Rate    55
ARTICLE III    SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS    58
SECTION 3.01.    Settlement Procedures    58
SECTION 3.02.    Payments and Computations, Etc    61
SECTION 3.03.    Cash Reserve Account    62
ARTICLE IV    INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND BACK-UP SECURITY INTEREST    62
SECTION 4.01.    Increased Costs    62
SECTION 4.02.    Indemnity for Funding Losses    64
SECTION 4.03.    Taxes    64
SECTION 4.04.    Designation of a Different Lending Office    69
SECTION 4.05.    Back-Up Security Interest    69
ARTICLE V    CONDITIONS TO EFFECTIVENESS AND INVESTMENTS    70
SECTION 5.01.    Conditions Precedent to Effectiveness and the Initial Investment    70
SECTION 5.02.    Conditions Precedent to All Investments    71
ARTICLE VI    REPRESENTATIONS AND WARRANTIES    72
SECTION 6.01.    Representations and Warranties of the Seller    72

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(continued)
Page

SECTION 6.02.    Representations and Warranties of AccessOne    77
ARTICLE VII    COVENANTS    83
SECTION 7.01.    Covenants of the Seller    83
SECTION 7.02.    Covenants of AccessOne    96
SECTION 7.03.    Separate Existence of the Seller    109
ARTICLE VIII    ADMINISTRATION AND COLLECTION OF RECEIVABLES    113
SECTION 8.01.    Appointment of the Servicer    113
SECTION 8.02.    Duties of the Servicer    114
SECTION 8.03.    Collection Account and Sweep Account Arrangements    114
SECTION 8.04.    Enforcement Rights    115
SECTION 8.05.    Responsibilities of the Seller    117
SECTION 8.06.    Servicing Fee    117
SECTION 8.07.    Backup Servicer    117
ARTICLE IX    EVENTS OF TERMINATION    118
SECTION 9.01.    Events of Termination    118
SECTION 9.02.    Certain Consequences of an Event of Termination    121
ARTICLE X    THE ADMINISTRATIVE AGENT    122
SECTION 10.01.    Authorization and Action    122
SECTION 10.02.    Administrative Agent’s Reliance, Etc    122
SECTION 10.03.    Administrative Agent and Affiliates    123
SECTION 10.04.    Indemnification of Administrative Agent    123
SECTION 10.05.    Delegation of Duties    123
SECTION 10.06.    Action or Inaction by Administrative Agent    123
SECTION 10.07.    Notice of Events of Termination and Early Amortization Events; Action by Administrative Agent    123
SECTION 10.08.    Non-Reliance on Administrative Agent and Other Parties    124
SECTION 10.09.    Successor Administrative Agent    124
SECTION 10.10.    Structuring Agent    125
ARTICLE XI    [RESERVED]    125

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(continued)
Page

ARTICLE XII    INDEMNIFICATION    125
SECTION 12.01.    Indemnities by the Seller    125
SECTION 12.02.    Indemnification by the Servicer    128
ARTICLE XIII    MISCELLANEOUS    129
SECTION 13.01.    Amendments, Etc    129
SECTION 13.02.    Notices, Etc    130
SECTION 13.03.    Assignability; Addition of Purchasers; Removal of Purchasers    131
SECTION 13.04.    Costs and Expenses    134
SECTION 13.05.    No Proceedings; Limitation on Payments    135
SECTION 13.06.    Confidentiality    135
SECTION 13.07.    GOVERNING LAW    136
SECTION 13.08.    Execution in Counterparts    136
SECTION 13.09.    Integration; Binding Effect; Survival of Termination    137
SECTION 13.10.    CONSENT TO JURISDICTION    137
SECTION 13.11.    WAIVER OF JURY TRIAL    137
SECTION 13.12.    Ratable Payments    138
SECTION 13.13.    Limitation of Liability    138
SECTION 13.14.    Intent of the Parties    148
SECTION 13.15.    USA Patriot Act    139
SECTION 13.16.    RESERVED    139
SECTION 13.17.    Right of Setoff    139
SECTION 13.18.    Severability    139
SECTION 13.19.    Mutual Negotiations    139
SECTION 13.20.    Captions and Cross References    139
SECTION 13.21.    Electronic Signatures    140

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(continued)
Page

EXHIBITS

EXHIBIT A        –    Form of Investment Request
EXHIBIT B        –    Form of Reduction Notice
EXHIBIT C        –    Form of Assignment and Acceptance Agreement
EXHIBIT D        –    Form of Assumption Agreement
EXHIBIT E        –    Credit and Collection Policy
EXHIBIT F-1        –    Form of Monthly Report
EXHIBIT F-2        –    Form of Weekly Report
EXHIBIT F-3        –    Form of Priority of Payments Report
EXHIBIT G        –    Form of Compliance Certificate
EXHIBIT H        –    Closing Memorandum
EXHIBIT I        –    Form of Capital Coverage Certificate
EXHIBIT J-1        –    Form of Medical Charge Account Agreement (Flex)
EXHIBIT J-2        –    Form of Medical Charge Account Agreement (Choice)
EXHIBIT K        –    Form of Provider Consent Agreement
EXHIBIT L        –    Form of Receivables Purchase Agreement

SCHEDULES

SCHEDULE I        –    Commitments
SCHEDULE II-1    –    Lock-Boxes, Collection Accounts and Collection Account Banks
SCHEDULE II-2    –    Approved Lock-Boxes, Approved Accounts and Approved ________________________Account Banks
SCHEDULE III    –    Notice Addresses
SCHEDULE IV    –    Existing Financial Services Agreements
SCHEDULE V    –    Existing Medical Charge Account Agreements
SCHEDULE VI    –    Existing Receivables Purchase Agreements
SCHEDULE VII    –    Permitted States
SCHEDULE VIII    –    Providers and Provider Guarantors
SCHEDULE IX    –    ERISA
SCHEDULE X    –    Existing Contingent Obligations

-iv-

This RECEIVABLES PURCHASE AND ADMINISTRATION AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of March 31, 2020 by and among the following parties:
(i)    ACCESSONE FUNDING, LLC, a Delaware limited liability company, as Seller (together with its successors and assigns, the “Seller”);
(ii)    the Persons from time to time party hereto as Purchasers;
(iii)    PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent;
(iv)    ACCESSONE MEDCARD, INC., a North Carolina corporation, in its individual capacity (“AccessOne”) and as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”); and
(v)    PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent.
PRELIMINARY STATEMENTS
The Seller has acquired, and will acquire from time to time, Receivables from AccessOne pursuant to the Receivables Sale Agreement. The Seller desires to sell the Receivables to the Purchasers and, in connection therewith, has requested that the Purchasers make Investments from time to time, on the terms, and subject to the conditions, set forth herein.
In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“AccessOne” has the meaning set forth in the preamble to this Agreement.
“AccessOne Group” has the meaning set forth in Section 7.03(c).
“AccessOne Party” means Phreesia, Holdings, AccessOne, the Seller and any of their Affiliates from time to time party to the Transaction Documents, in each case, in their individual capacities and all their respective capacities under the Transaction Documents.
“AccessOne Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock in AccessOne or any of its Subsidiaries (other than the Seller), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock in AccessOne or any option, warrant or other right to acquire any such Capital Stock in AccessOne.
“Account Control Agreement” means each agreement, in form and substance satisfactory to the Administrative Agent, among the Seller, the Servicer (if applicable), the Administrative Agent and a Collection Account Bank, governing the terms of the related Collection Accounts, the Funding Account, the Cash Reserve Account or the Sweep Account, that provides the Administrative Agent with control within the meaning of the UCC over the deposit accounts subject to such agreement.
“Account Transition Period” means the period beginning on the Closing Date through and including April 28, 2020 (as such date may be extended by the Administrative Agent from time to time in its sole discretion).
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Stock of any Person or otherwise causing any Person to become a direct or indirect Subsidiary, or (c) a merger or consolidation or any other combination with another Person.
“Adjusted Receivables Balance” means, with respect to any Receivable at any time, an amount equal to the product of (a) the applicable Purchase Discount multiplied by (b) an amount equal to such Receivable’s Outstanding Balance.
“Administrative Agent” means PNC, in its capacity as contractual representative for the Purchaser Parties, and any successor thereto in such capacity appointed pursuant to Article X or Section 13.03(g).
“Adverse Claim” means any ownership interest or Lien; it being understood that any of the foregoing in favor of, or assigned to, the Administrative Agent (for the benefit of the Secured Parties) shall not constitute an Adverse Claim.
“Advisors” has the meaning set forth in Section 13.06(c).
“Affected Person” means each Purchaser Party and each of their respective Affiliates.
“Affiliate” means, as to any Person: (a) any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a). For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 10% or more of the securities having ordinary voting power for the election of directors or managers of such Person or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

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“Aggregate Capital” means, at any time, the aggregate outstanding Capital of all Purchasers at such time.
“Aggregate Excess Concentration Amount” means, at any time, the sum of the following amounts (without duplication):
(a)    the amount (if any) by which (i) the aggregate Securitization Value of all Eligible Receivables with related Providers that do not have Provider Ratings of “A-” or “A3” or better, exceeds (ii) 25.00% of the aggregate Securitization Value of all Eligible Receivables; plus
(b)    the amount (if any) by which (i) the aggregate Securitization Value of all Eligible Receivables with related Providers that have Provider Ratings of “BBB-” or “Baa3” to “BBB+” or “Baa1,” exceeds (ii) 25.00% of the aggregate Securitization Value of all Eligible Receivables; plus
(c)    the amount (if any) by which (i) the aggregate Securitization Value of all Eligible Receivables with related Providers that have Provider Ratings below “BBB-” or “Baa3” or that do not have Provider Ratings exceeds (ii) 15.00% (or such greater percentage, if any, as determined by the Administrative Agent in its sole discretion and communicated to the Seller in writing following all customary due diligence, requisite credit approvals and any other analysis related thereto) of the aggregate Securitization Value of all Eligible Receivables;
provided, however, that for purposes of this definition, any Special Provider shall be deemed to have the Provider Rating designated by the Administrative Agent and the Majority Purchasers as contemplated by the definition of “Special Provider.”
“Aggregate Yield” means, at any time, the aggregate accrued and unpaid Yield on the aggregate outstanding Capital of all Purchasers at such time.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption Laws or regulations administered or enforced in any jurisdiction in which any AccessOne Party or any of its Subsidiaries conduct business.
“Anti-Terrorism Laws” means any Law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B.
“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, constitution, ordinance, rule, regulation, ordinance, requirement, restriction, permit,

2

executive order, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property, including by not limited to Healthcare Laws and Finance Laws and (y) all judgments, injunctions, orders, writs, decrees and awards of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.
“Applicable Margin” has the meaning set forth in the Fee Letter.
“Approved Account” means each account listed on Schedule II-2 to this Agreement.
“Approved Account Bank” means any of the banks or other financial institutions holding one or more Approved Accounts.
“Approved Lock-Box” means each locked postal box listed on Schedule II-2.
“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Purchaser, an Eligible Assignee and the Administrative Agent, and, if required, the Seller, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit C hereto.
“Assumption Agreement” has the meaning set forth in Section 13.03(h).
“[***]” means [***].
“Attorney Costs” means and includes all fees, costs, expenses and disbursements of any law firm or other external counsel and all disbursements of internal counsel.
“Availability” means, at any time, the sum of (a) the aggregate amount of unrestricted cash and Cash Equivalents held by the AccessOne Parties at such time (excluding, for the avoidance of doubt, any amounts then on deposit in the Collection Accounts, the Sweep Account or the Funding Account, all of which shall be considered “restricted” for such purpose), plus (b) the aggregate amount of cash then available to be borrowed (but which has not been borrowed) by the AccessOne Parties under their respective committed credit facilities (excluding, for the avoidance of doubt, the transactions contemplated by this Agreement) and which may be drawn within not more than one (1) Business Day subject only to satisfaction of customary conditions precedent (such as delivery of a borrowing request) that do not include (x) the counterparty thereunder having any discretion to approve such borrowing or having to waive any conditions precedent to such borrowing or (y) the satisfaction of any borrowing base or similar collateral tests that are not then satisfied, plus (c) the excess (if any) of (i) the lesser of the Facility Limit and the Capital Coverage Amount at such time, over (ii) the Aggregate Capital at such time; provided, that at any time on or after the Termination Date, the amount determined pursuant this clause (c) shall be zero ($0).
“Backup Servicer” has the meaning set forth in Section 8.07(a).

3

“Backup Servicing Agreement” means each agreement, in form and substance satisfactory to the Administrative Agent, among the Seller, the Servicer, the Administrative Agent and the Backup Servicer, governing the roles and responsibilities to be provided by the Backup Servicer, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Backup Servicing Fee” means the fee, if any, owed to the Backup Servicer under the Backup Servicing Agreement.
“Backup Servicing Fee Rate” means, at any time, the percentage (expressed as a rate per annum) determined by the Administrative Agent from time to time by dividing (i) the Backup Servicing Fees and other fees and expenses expected to be payable to the Backup Servicer during the next 12 calendar months, as estimated by the Administrative Agent (which estimation shall be conclusive absent manifest error), by (ii) the Aggregate Capital at such time. At any time when no Backup Servicer has been engaged pursuant to a Backup Servicing Agreement, the Backup Servicing Fee Rate shall be zero (0.00%).
“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).
“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus [***]%, (ii) the Prime Rate, (iii) Daily Simple SOFR, plus [***]%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful and (iv) [***]%. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.
“Base Rate Capital” means, at any time, any Capital on which Yield accrues by reference to the Base Rate.
“Beneficial Owner” shall mean each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of the Seller’s Capital Stock; and (b) a single individual with significant responsibility to control, manage, or direct the Seller.
“Breakage Costs” means (i) any amounts payable by the Seller pursuant to Section 4.2 and (ii) to the extent that the Seller shall for any reason, fail to complete an Investment or to accept the Capital thereof on the date specified by the Seller in connection with any request for an Investment pursuant to Article II of this Agreement, the amount, if any, by which (A) the additional Yield (calculated without taking into account any Breakage Costs or any shortened duration of such Yield Period pursuant to the definition thereof) which would have accrued during such Yield Period on the reductions of Capital relating to such Yield Period had such reductions not been made (or, in the case of clause (ii) above, the amounts so failed to be borrowed or accepted in connection with any such request for funding by the Seller), exceeds (B) the income, if any, received by the applicable Purchaser from the investment of the proceeds of such reductions of Capital (or such amounts failed to be borrowed by the Seller). A certificate as to the amount of any Breakage Costs (including the computation of such amount) shall be

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submitted by the affected Purchaser to the Seller and shall be conclusive and binding for all purposes, absent manifest error.
“Business Day” means any day (other than a Saturday or Sunday) on which: (a) commercial banks are not authorized or required to close in Pittsburgh, Pennsylvania, Charlotte, North Carolina, or New York City, New York and (b) if this definition of “Business Day” is utilized in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.
“Capital” means, with respect to any Purchaser, the aggregate amounts paid to, or on behalf of, the Seller in connection with all Investments made by such Purchaser pursuant to Article II, as reduced from time to time by Collections distributed and applied on account of reducing, returning or repaying such Capital pursuant to Section 2.02(d) or Section 3.01; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.
“Capital Coverage Amount” means, at any time, the amount equal to (a) the aggregate Securitization Value of all Eligible Receivables minus (b) the Aggregate Excess Concentration Amount, minus (c) the Provider Prepayment Rebate Reserve, minus (d) the HealthFirst Provider Recourse Rebate Reserve.
“Capital Coverage Certificate” means a certificate of a Financial Officer of the Seller and the Servicer substantially the form of Exhibit I, duly completed as of a date acceptable to Administrative Agent in its sole discretion.
“Capital Coverage Deficit” means, at any time, the amount (if any) by which (a) the Aggregate Capital at such time exceeds (b) the Capital Coverage Amount at such time.
“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.
“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Capital One Credit Agreement” means that certain Credit Agreement, dated as of March 13, 2026, by and among Phreesia, as Borrower, Capital One, National Association, as administrative agent, the other lenders party thereto, and the other parties thereto from time to

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time, as the same may be amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time.
“Capital One Credit Agreement Documents” means, collectively, (a) the Capital One Credit Agreement, (b) that certain Guaranty and Security Agreement, dated as of March 13, 2026, by and among Phreesia, the other guarantors from time to time party thereto and Capital One, National Association, as administrative agent, as the same may be amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time, and (c) such other documents executed in connection therewith, in each case in form and substance satisfactory to Administrative Agent.
“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.
“Capital Tranche” means specified portions of Investments outstanding as follows: (a) any Investments (or Portions of Capital thereof) for which the applicable Yield Rate is determined by reference to the Term SOFR Rate and which have the same Yield Period shall constitute one Capital Tranche, (b) all Investments (or Portions of Capital thereof) for which the applicable Yield Rate is determined by reference to Daily 1M SOFR shall constitute one Capital Tranche, and (c) all Investments (or Portions of Capital thereof) for which the applicable Yield Rate is determined by reference to Base Rate shall constitute one Capital Tranche.
“Cash Equivalents” means:
(a)    direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in 180 days or less from the date of acquisition;
(b)    commercial paper maturing in 180 days or less rated not lower than A-1, by S&P or P-1 by Moody’s on the date of acquisition;
(c)    demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by S&P on the date of acquisition; and
(d)    money market or mutual funds whose investments are limited to those types of investments described in clauses (a)-(c) above.
“Cash Purchase Price” has the meaning set forth in Section 2.01(b).
“Cash Reserve Account” means deposit account number [***] maintained by the Seller at PNC Bank, National Association, subject to an Account Control Agreement.

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“Cash Reserve Account Required Amount” means, at any time, an amount equal to the product of (a) the aggregate Adjusted Receivables Balance of all Eligible Receivables, multiplied by (b) [***]%.
“Certificate of Beneficial Ownership” means a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of the Seller.
“Change of Control” means, with respect to Holdings, AccessOne or the Seller, as the case may be (provided that if no particular Person is specified, “Change of Control” shall be deemed to be relative to all of Holdings, AccessOne and the Seller, individually and in the aggregate), the occurrence of any of the following:
(a)    with respect to Holdings, the Sponsor (or, immediately upon consummation of the Phreesia Transaction, the Permitted Holders) at any time ceases to own (either directly or indirectly, including through its ownership of Capital Stock of AccessOne Parent Holdings, Inc., a Delaware corporation) at least 51% of the issued and outstanding Capital Stock of Holdings (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares, interests or other unit of equity security);
(b)    with respect to AccessOne, either (i) Holdings ceases to own 100% of the issued and outstanding Capital Stock of AccessOne, or (ii) any Person other than Holdings (or the Sponsor (or, immediately upon consummation of the Phreesia Transaction, the Permitted Holders), indirectly though Holdings) shall have obtained the power to elect a majority of the members of the board of directors of AccessOne; or
(c)    with respect to the Seller, AccessOne ceases to own 100% of the issued and outstanding Capital Stock of the Seller free and clear of all Adverse Claims.
“Change in Law” means the occurrence, after the Closing Date (or with respect to any Purchaser, if later, the date on which such Purchaser becomes a Purchaser), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems”, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

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“Closing Date” means March 31, 2020.
“Code” means the Internal Revenue Code of 1986 and the rules and regulations thereunder.
“Collateral Assignment Agreement” means each collateral assignment of contract rights related to the applicable Financial Services Agreement, in form and substance satisfactory to Administrative Agent.
“Collection Account” means each account listed on Schedule II-1 to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Collection Account in accordance with the terms hereof) (in each case, in the name of the Seller) and maintained at a bank or other financial institution acting as a Collection Account Bank pursuant to an Account Control Agreement for the purpose of receiving Collections.
“Collection Account Bank” means any of the banks or other financial institutions holding one or more Collection Accounts, the Funding Account, the Cash Reserve Account or the Sweep Account.
“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any AccessOne Party or any other Person on its behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, service charges, finance charges, interest, fees, and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments and net proceeds of the sale or other disposition of collateral or property of the related Obligor, Provider or Provider Guarantor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Provider Recourse Payments (including, for the avoidance of doubt, any Provider Recourse Payments collected or obtained by any AccessOne Party by netting, setoff, offset or any similar arrangement or action), (c) all Deemed Collections, (d) all proceeds of all Related Security with respect to such Pool Receivable and (e) all other proceeds of such Pool Receivable.
“Commitment” means, with respect to any Purchaser and any date of determination, the maximum aggregate amount of Capital which such Person is obligated to pay hereunder on account of all Investments, on a combined basis, as set forth on Schedule I or in the Assumption Agreement or other agreement pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to Section 13.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e). If the context so requires, “Commitment” also refers to a Purchaser’s obligation to fund Investments hereunder in accordance with this Agreement.
“Conforming Changes” means, with respect to Daily 1M SOFR, the Term SOFR Rate or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Yield Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing or investment requests or prepayment, conversion or continuation notices,

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the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of Daily 1M SOFR, the Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of Daily 1M SOFR, the Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).
“Consolidated Adjusted EBITDA” means, for any period, (1) EBITDA of Phreesia and its Restricted Subsidiaries, plus (2) with respect to Targets (as defined in the Capital One Credit Agreement) which are Restricted Subsidiaries included within financial statements delivered pursuant to the Capital One Credit Agreement for less than twelve (12) months, Pro Forma EBITDA (which may be a negative number) allocated to each period prior to the acquisition thereof included in the trailing twelve (12) month period for which Consolidated Adjusted EBITDA is being calculated; minus (3) with respect to any Disposition (as defined in the Capital One Credit Agreement) of any Restricted Subsidiary, profit center, or line of business consummated within such period, EBITDA (which may be a negative number) attributable to the Restricted Subsidiary, profit center, or line of business which is the subject of such Disposition from the beginning of such period until the date of consummation of such Disposition.
“Consolidated Capital Expenditures” means, without duplication, for any period, all expenditures for fixed or capital assets (including, for the avoidance of doubt, capitalized internal-use software) for the period of measurement determined in accordance with GAAP, including replacement, repairs and improvements but excluding (to the extent otherwise included), any such expenditures financed with (1) Net Proceeds (as defined in the Capital One Credit Agreement) from Dispositions (as defined in the Capital One Credit Agreement), (2) cash proceeds from Capital Stock issuances or capital contributions, (3) Net Proceeds from any Event of Loss (as defined in the Capital One Credit Agreement) to the extent such proceeds are actually applied to replace, repair or reconstruct the damaged Property (as defined in the Capital One Credit Agreement) or Property affected by the condemnation or taking in connection with such Event of Loss, or (4) cash proceeds of indemnity payments or third party reimbursements received by Phreesia or any of its Restricted Subsidiaries; Consolidated Capital Expenditures shall also exclude that portion of the purchase price of a Target (as defined in the Capital One Credit Agreement) in a Permitted Acquisition (as defined in the Capital One Credit Agreement) or other Acquisition permitted under the Capital One Credit Agreement that constitutes a capital expenditure under GAAP.
“Consolidated Group” means Phreesia and all Persons whose financial results are consolidated with Phreesia for financial reporting purposes under GAAP.

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“Consolidated Funded Indebtedness” as of any date of measurement, the principal portion of all Indebtedness of Phreesia and its Restricted Subsidiaries as of the date of measurement (other than (a) Indebtedness under any Qualified Receivables Factoring or Qualified Receivables Financing (including, for the avoidance of doubt, this Agreement) and (b) Indebtedness of the type described in clauses (c) (but including any amounts thereunder that are drawn and not reimbursed), (g), (h) and (k) of the definition of Indebtedness herein, and clause (i) of the definition of Indebtedness herein with respect to guaranties of Indebtedness of the type described in clauses (c), (g), (h) and (k) of the definition of Indebtedness herein).
“Consolidated Net Interest Expense” means, for Phreesia and its Restricted Subsidiaries for any period: (1) gross interest expense (including that attributable to Capital Lease Obligations) for such period paid or required to be paid in cash (including all commissions, discounts, fees and other charges in connection with letters of credit and similar instruments and net amounts paid or payable and/or received or receivable under permitted Hedging Agreements in respect of interest rates) for Phreesia and its Restricted Subsidiaries on a consolidated basis, less (2) interest income for such period.
“Consolidated Total Net Indebtedness” means, at any date, for Phreesia and its Restricted Subsidiaries, (i) the sum of, without duplication, (A) Consolidated Funded Indebtedness as of date of measurement, plus (B) L/C Reimbursement Obligations (as defined in the Capital One Credit Agreement) as of date of measurement then due and payable, plus (C) Contingent Acquisition Consideration, net of (ii) up to $[***] of Qualified Cash; provided that the amount deducted pursuant to clause (ii) shall not be less than zero.
“Consumer Finance Laws” means all Applicable Laws, federal, state or local, relating to the extension of consumer credit and laws with respect to protection of consumers’ interests in connection with such transactions or the collection of consumer debt, including without limitation, any usury laws, any privacy laws, laws relating to discriminatory or predatory lending, the Federal Consumer Credit Protection Act (including without limitation the Equal Credit Opportunity Act and the Truth in Lending Act) and the rules and regulations promulgated by the Consumer Financial Protection Bureau thereunder, the Federal Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Gramm-Leach-Bliley Act, the Servicemember’s Civil Relief Act, the Federal Trade Commission Act and the Federal Trade Commission’s rules and regulations promulgated, as any of the foregoing may be amended, modified or supplemented from time to time.
“Contingent Acquisition Consideration” means any earnout obligation or similar deferred or contingent obligation of Phreesia or any other credit party under the Capital One Credit Agreement incurred or created in connection with a Permitted Acquisition that would appear on the balance sheet of such credit parties in accordance with GAAP.
“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied

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with, or that the holders of such liability will be protected (in full or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Hedging Agreements; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guarantied or otherwise supported or, if not a fixed and determined amount, the maximum amount so guarantied or supported.
“Contract” means, with respect to any Receivable, any and all revolving credit accounts, revolving credit agreements, installment sale contracts, instruments, documents, chattel paper, and all other agreements and forms of obligations pursuant to which such Receivable arises or is governed or that evidences such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.
“Contract Compliance Requirements” means all Consumer Finance Laws and all other Applicable Laws established from time to time by any local, state or federal agency governing any consumer credit protection matters applicable to Contracts.
“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, indenture, mortgage, deed of trust, instrument or other document (other than a Transaction Document) to which such Person is a party or to which it or any of its Property is bound or subject.
“Covered Entity” means (a) each AccessOne Party and each of Holdings’s Subsidiaries and (b) each Person that, directly or indirectly, controls a Person described in clause (a) above. For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
“Credit and Collection Policy” means, collectively, AccessOne’s 2019 regulatory guide and hospital underwriting process. A copy of the Credit and Collection Policy is attached as Exhibit E hereto.
“Daily 1M SOFR” means, for any day, the rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (a) the Term SOFR Reference Rate for such day for a one (1) month period, as published by the Term SOFR Administrator, by (b) a number equal to 1.00 minus the SOFR Reserve Percentage; provided, that if Daily 1M SOFR, determined as provided above, would be less than the SOFR Floor, then Daily 1M SOFR shall be deemed to

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be the SOFR Floor. Such rate of interest will be adjusted automatically as of each Business Day based on changes in Daily 1M SOFR without notice to the Seller.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (A) SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Seller, effective on the date of any such change.
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Applicable Laws of the United States or other applicable jurisdictions from time to time in effect.
“Deemed Collections” has the meaning set forth in Section 3.01(d).
“Defaulting Purchaser” means any Purchaser that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Investment or (ii) pay over to any Purchaser Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Purchaser notifies the Administrative Agent in writing that such failure is the result of such Purchaser’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Seller or any Purchaser Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Purchaser’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding an Investment under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed,

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within three (3) Business Days after request by a Purchaser Party, acting in good faith, to provide a certification in writing from an authorized officer of such Purchaser that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Investments under this Agreement, provided that such Purchaser shall cease to be a Defaulting Purchaser pursuant to this clause (c) upon such Purchaser Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of an Insolvency Proceeding.
“Deferred Purchase Price” means (i) at any time prior to the Final Payout Date, any amounts payable to the Seller from Collections available therefor pursuant to Section 3.01(a)(x) and (ii) at any time on and after such Final Payout Date, any amounts payable to the Seller in accordance with Section 2.01(f).
“Delinquency Rate” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day, by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.
“Delinquent Receivable” means a Receivable as to which the related Obligor has failed to make three (3) consecutive minimum monthly payments or any portion thereof when due on such Receivable pursuant to the applicable Contract.
“Designated Deposit Day” has the meaning specified in Section 7.01(h)(iii).
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a Change of Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change of Control or asset sale event shall be subject to the prior occurrence of the Final Payout Date hereunder), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the Seller Obligation Final Due Date.
“Dollars” and “$” each mean the lawful currency of the United States of America.
“Early Amortization Event” means the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Applicable Law):
(a)    the Delinquency Rate for any calendar month shall exceed [***]%;
(b)    the average Percentage of Recourse Put-Backs over any three-calendar month period shall exceed [***]%; or

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(c)    a Change of Control shall have occurred with respect to Holdings.
For the avoidance of doubt, any Early Amortization Event that occurs shall be deemed to be continuing at all times thereafter unless and until (i) such Early Amortization Event is waived in accordance with Section 13.01 or (ii) such Early Amortization Event is cured on or prior to the date that is thirty (30) days after the occurrence thereof.
“EBITDA” means, for any period, Net Income (or loss) for such period of Phreesia and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, without duplication of any item described below (and the term “duplication” shall include any cash reimbursement for any loss or expense or other item for which an add-back is provided below), to the extent taken into account in the calculation of net income (or loss) for such period:
(a)    less the income (or plus the loss) of any Person which is not a Subsidiary of Phreesia or any of its Subsidiaries, except to the extent of the amount of dividends or other distributions actually paid to Phreesia or any of its Restricted Subsidiaries in cash or Cash Equivalents by such Person but only if the payment of dividends or similar distributions by that Person was not at the time subject to the consent of a third party or prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person;
(b)    less the income (or plus the loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Phreesia or is merged into or consolidated with Phreesia or any of its Restricted Subsidiaries or that Person’s assets are acquired by Phreesia or any of its Restricted Subsidiaries;
(c)    less (i) the proceeds of any insurance (other than business interruption insurance) and (ii) amounts added back pursuant to clause (g)(15) below to the extent not received by such Person and its Restricted Subsidiaries during the applicable 180-day period;
(d)    less gains (or plus losses) from the sale, exchange, transfer or other disposition of Property not in the Ordinary Course of Business of Phreesia and its Restricted Subsidiaries, and related tax effects in accordance with GAAP;
(e)    less any other extraordinary (as interpreted under GAAP prior to the implementation of FASB Accounting Standards Update No. 2015-01), unusual or non-recurring gains (or plus any other extraordinary losses) of such Person and its Restricted Subsidiaries, and related tax effects in accordance with GAAP;
(f)    less income tax refunds received, in excess of income tax liabilities;
(g)    plus, without duplication;
(1) depreciation and amortization;

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(2) Consolidated Net Interest Expense;
(3) all Taxes on or measured by income (excluding income tax refunds);
(4) non-cash compensation expense and other non-cash expenses arising from grants of Capital Stock;
(5) all non-cash losses and non-cash expenses (or minus non-cash income or gain), including any provision for credit losses or loan loss reserves, non-cash adjustments from the application of purchase accounting, non-cash impairment of goodwill and other long-term intangible assets, unrealized non-cash losses (or minus unrealized non-cash gains) under Hedging Agreements, and unrealized non-cash losses (or minus unrealized non-cash gains) in such period due solely to fluctuations in currency values, but excluding any non-cash loss or expense (a) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period or (b) relating to a write-down, write-off or reserve with respect to accounts receivable or Inventory;
(6) fees and reasonable and documented out-of-pocket expenses incurred in connection with the negotiation, execution and delivery (x) on the Eighth Amendment Effective Date of the Capital One Credit Agreement Documents or (y) thereafter, any documentation in respect of any Qualified Receivables Factoring or any Qualified Receivables Financing (in each case, as defined in the Capital One Credit Agreement) (including this Agreement) to the extent such fees and expenses have been disclosed to Administrative Agent;
(7) fees and reasonable, documented out-of-pocket expenses incurred in connection with (x) any amendments or waivers to the Capital One Credit Agreement or the other Capital One Credit Agreement Documents to the extent such fees and expenses have been disclosed to Administrative Agent and (y) any amendments or waivers to any Qualified Receivables Factoring or any Qualified Receivables Financing (including this Agreement) to the extent such fees and expenses have been disclosed to Administrative Agent;
(8) fees and expenses incurred in connection with the AccessOne Transaction (as defined in the Capital One Credit Agreement) in an amount not to exceed $10,000,000;
(9) any fees and expenses incurred in connection with any acquisition, investment, recapitalization, asset disposition, issuance or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction or amendment or other modification of any debt instrument, in each case permitted under the Capital One Credit Agreement (including any such transaction undertaken but not completed);
(10) (x) fees and reimbursable out-of-pocket expenses of directors in an aggregate amount not to exceed $2,000,000 during any four consecutive Fiscal Quarter period and (y) indemnities payable to directors;

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(11) extraordinary (as interpreted under GAAP prior to the implementation of FASB Accounting Standards Update No. 2015-01), unusual or non-recurring expenses (“Non-Recurring Expenses”); provided that the aggregate amount of all Non-Recurring Expenses, Business Optimization Expenses, Cost Savings, Dispute Resolution Expenses and Pro Forma Acquisition Adjustments added back in the calculation of Consolidated Adjusted EBITDA during any four consecutive Fiscal Quarter period shall not exceed twenty-five percent (25%) of Consolidated Adjusted EBITDA (calculated before giving effect to any of such add-backs);
(12) recapitalizations, restructuring, severance, relocation costs, integration and facilities opening costs, signing costs, retention or completion bonuses, recruiting costs, costs related to closure/consolidation of facilities, business optimization and consulting expenses (“Business Optimization Expenses”); provided that the aggregate amount of all Non-Recurring Expenses, Business Optimization Expenses, Cost Savings, Dispute Resolution Expenses, and Pro Forma Acquisition Adjustments added back in the calculation of Consolidated Adjusted EBITDA during any four consecutive Fiscal Quarter period shall not exceed twenty-five percent (25%) of Consolidated Adjusted EBITDA (calculated before giving effect to any of such add-backs);
(13) the amount of “run-rate” cost savings (“Cost Savings”) certified by a Responsible Officer (as defined in the Capital One Credit Agreement) of Phreesia in writing to be expected in good faith to be realized by Phreesia and its Restricted Subsidiaries from actions taken or with respect to which substantial steps have been taken within eighteen (18) months following the consummation or commencement prior to the last day of such measurement period with respect to integrating, consolidating or discontinuing operations, headcount reductions, closure of facilities, strategic initiatives or purchasing improvements, or other expense reductions or operational efficiencies (including the entry into any contract or arrangement), which cost savings shall be calculated on a pro forma basis as though such cost savings had been realized on the first day of such period, net of the amount of actual benefits realized from such actions; provided that such certificate shall include a reasonably detailed statement or schedule of such Cost Savings and shall further certify to Administrative Agent that (x) such cost savings are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions and (y) such actions have been taken and are ongoing, and the benefits resulting therefrom are anticipated by Phreesia to be realized within eighteen (18) months of the end of such measurement period; provided further, that the aggregate amount of all Cost Savings, Non-Recurring Expenses, Business Optimization Expenses, Dispute Resolution Expenses, and Pro Forma Acquisition Adjustments added back in the calculation of EBITDA during any four consecutive Fiscal Quarter period shall not exceed twenty-five percent (25%) of Consolidated Adjusted EBITDA (calculated before giving effect to any of such add-backs);
(14) reimbursements of any expenses and charges subject to contractual indemnification or other reimbursement provisions in connection with any Investment (as

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defined in the Capital One Credit Agreement), Permitted Acquisition (as defined in the Capital One Credit Agreement) or Disposition (as defined in the Capital One Credit Agreement) permitted under the Capital One Credit Agreement Documents, that (i) are actually reimbursed or otherwise paid or (ii) reasonably expected to be reimbursed so long as Phreesia has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the applicable carrier or indemnitor and only to the extent that such amount is (A) not denied by the applicable carrier or indemnitor and (B) in fact reimbursed within 365 days of the date of the incurrence of such charges or expenses (with a deduction for any amount so included to the extent not so reimbursed within such 365 days);
(15) (x) proceeds of business interruption insurance and (y) any loss arising from any casualty or condemnation events to the extent covered by insurance proceeds (other than business interruption insurance) that have been received (or (x) are reasonably expected in good faith to be received within 180 days of the date of the relevant insurance event and (y) the applicable insurance company has acknowledged its obligation to pay such insurance proceeds within such 180-day period);
(16) the amount of Contingent Acquisition Consideration incurred in connection with any Permitted Acquisition (as defined in the Capital One Credit Agreement), to the extent permitted under the Capital One Credit Agreement and expensed under GAAP standards; and
(17) expenses, charges, costs, accruals, reserves and losses related to any litigation (including derivative suits), inquiries, requests for information and other proceedings, including legal fees and costs incurred in connection therewith and any penalties or settlement payments in respect thereof (“Dispute Resolution Expenses”); provided that the aggregate amount of all Cost Savings, Non-Recurring Expenses, Business Optimization Expenses, Dispute Resolution Expenses, and Pro Forma Acquisition Adjustments added back in the calculation of EBITDA during any four consecutive Fiscal Quarter period shall not exceed twenty-five percent (25%) of Consolidated Adjusted EBITDA (calculated before giving effect to any of such add-backs).
“Eighth Amendment Effective Date” means March 13, 2026.
“Eligible Assignee” means (i) any Purchaser or any of its Affiliates, (ii) any Person managed by a Purchaser or any of its Affiliates and (iii) any other financial or other institution.
“Eligible Obligor” means, at any time, an Obligor who meets all of the following criteria at such time:
(a)    such Obligor is not subject to a proceeding under the Bankruptcy Code or other applicable Debtor Relief Laws;
(b)    such Obligor is a natural person and is not deceased;

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(c)    such Obligor is not an employee, or affiliated with any employee of, any AccessOne Party or any of their respective Affiliates other than to the extent that the employee or any such Affiliate is participating in one of the AccessOne Parties’ programs pursuant to the Program Documents or Contracts, as applicable;
(d)    such Obligor has not committed fraud in connection with any Receivable, any related Contract or any related Medical Services;
(e)    such Obligor was approved by AccessOne for such Obligor’s Receivable(s) in accordance with the Credit and Collection Policy; and
(f)    such Obligor is not a Sanctioned Person.
“Eligible Provider” means, at any time, a Provider that meets all of the following criteria at such time:
(a)    such Provider is neither a natural person nor a Governmental Authority, except for [***], [***], [***] or any other Governmental Authority (i) that the Administrative Agent (acting in its sole discretion) has approved in writing for inclusion as an Eligible Provider or (ii) with respect to which AccessOne has provided to the Administrative Agent opinions or memoranda of counsel addressing authorization, enforceability, no-conflicts with laws and similar customary matters with respect to such Governmental Authority’s entry into, and performance of, the related Program Documents in form and substance reasonably acceptable to the Administrative Agent;
(b)    such Provider has entered into a Receivables Purchase Agreement, Medical Charge Account Agreement or Financial Services Agreement with AccessOne, which Receivables Purchase Agreement, Medical Charge Account Agreement or Financial Services Agreement, as applicable, is in full force and effect;
(c)    if such Provider was not a party to a Receivables Purchase Agreement, Medical Charge Account Agreement or Financial Services Agreement with AccessOne on October 28, 2019, then such Provider satisfies the Provider Financial Criteria;
(d)    each of such Provider and any related Provider Guarantor is (i) Solvent, (ii) not subject to a proceeding under the Bankruptcy Code or other applicable Debtor Relief Laws and (iii) was approved by AccessOne in accordance with the Credit and Collection Policy;
(e)    neither such Provider nor any related Provider Guarantor is delinquent on, in default of its obligations under, or contesting the validity or enforceability of any related Receivables Purchase Agreement, Medical Charge Account Agreement or Financial Services Agreement;
(f)    such Provider does business in one or more of the Permitted States; and
(g)    such Provider is not a Sanctioned Person.

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“Eligible Receivable” means, at any time, a Receivable and meets all the following criteria at such time:
(a)such Receivables is both a Pool Receivable and a Funded Receivable;
(b)such Receivable was acquired by AccessOne pursuant to a Receivables Purchase Agreement or was originated by AccessOne pursuant to a Medical Charge Account Agreement or a Financial Services Agreement;
(c)the related Obligor is an Eligible Obligor, and the related Provider is an Eligible Provider;
(d)at the time such Receivable was first included in the Receivables Pool and the Capital Coverage Amount as an Eligible Receivable, no payment due by the related Obligor in respect of such Receivable was past due in whole or in part;
(e)such Receivable is not a Delinquent Receivable unless (i) AccessOne has made a claim to the related Provider demanding payment of the related Provider Recourse Payment, and (ii) not more than thirty (30) days have elapsed since such Receivable became a Delinquent Receivable;
(f)under the terms of the Receivables Purchase Agreement, Medical Charge Account Agreement or Financial Services Agreement pursuant to which AccessOne acquired or originated such Receivable, the related Provider is obligated to purchase or repurchase from AccessOne (and its assigns, including the Seller and the Administrative Agent) such Receivable for a purchase price not less than the lesser of (x) the price for which AccessOne acquired such Receivable and (y) the entire outstanding principal balance of such Receivable, in the event that the related Obligor fails to make three (3) consecutive minimum monthly payments due on such Receivable in accordance with the applicable Contract;
(g)the Receivables Purchase Agreement, Medical Charge Account Agreement or Financial Services Agreement, pursuant to which AccessOne acquired or originated such Receivable, (i) is the valid, binding and legally enforceable obligation of the related Provider and any applicable Provider Guarantor and (ii) is not subject to any dispute, condition, contingency, offset, recoupment, reduction, claim for credit, allowance, adjustment, counterclaim or defense on the part of such Provider or Provider Guarantor, and, to each AccessOne Party’s knowledge, no facts exist which may provide a basis for any such dispute, condition, contingency, offset, recoupment, reduction, claim for credit, allowance, adjustment, counterclaim or defense in the present or future;
(h)such Receivable (and the amounts payable in connection therewith) is denominated and payable only in U.S. Dollars;
(i)such Receivable and the related Contract (i) are valid, binding and legally enforceable obligations of the related Obligor, (ii) are governed by U.S. law, (iii) were created, solicited, originated, entered into, collected and serviced at all times in compliance in all material respects with all applicable requirements of the Credit and Collection Policy and Applicable Law and all required licenses necessary to create, solicit, originate, collect and service the Contract have been obtained and (iv) comply with all Applicable Law in all material respects;

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(j)the contractual interest rate per annum (if any) payable by the Obligor under the terms of such Receivable and the related Contract does not exceed the lesser of (x) [***]% and (y) the maximum rate of interest permitted to be charged for consumer loans under the civil usury laws of the State in which such Obligor was a resident at the time of such Receivable’s origination;
(k)such Receivable provides for periodic level minimum payments that are due and payable not less frequently than monthly and that fully amortize the amount financed over such Receivable’s term to maturity (exclusive of any deferral or forbearance periods);
(l)the minimum monthly payment for such Receivable shall not be less than, (i) if the Outstanding Balance thereof is less than $25, the amount of such Outstanding Balance and, (ii) otherwise, the greater of (A) $25 and (B) the applicable “Minimum Monthly Payment” set forth in the table below based upon such Receivable’s Outstanding Balance:
with respect to Receivables in the “Flex” Program:

Outstanding Balance	Minimum Monthly Payment (% of Outstanding Balance)
$[***] - $[***]	[***]%
$[***] - $[***]	[***]%
$[***] - $[***]	[***]%
$[***] - $[***]	[***]%
$[***] - $[***]	[***]%
$[***] - $[***]	[***]%
$[***] - $[***]	[***]%

with respect to Receivables in the “Standard Choice” Program:

Outstanding Balance	Minimum Monthly Payment (% of Outstanding Balance)
$[***] - $[***]	[***]%
$[***] - $[***]	[***]%
$[***] - $[***]	[***]%
$[***] - $[***]	[***]%
$[***] - $[***]	[***]%
$[***] - $[***]	[***]%
$[***] - $[***]	[***]%

with respect to Receivables in the “[***] Choice” Program:

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Outstanding Balance	Minimum Monthly Payment (% of Outstanding Balance)
$[***] - $[***]	[***]%
$[***] - $[***]	[***]%
$[***] - $[***]	[***]%
$[***] - $[***]	[***]%
$[***] - $[***]	[***]%
$[***] - $[***]	[***]%

(m)such Receivable (i) has been fully funded and AccessOne has paid the related Provider Consideration in full (or, if such Receivable is not fully funded and/or the related Provider Consideration is not paid in full at the time such Receivable is first included in the Capital Coverage Amount, (x) sufficient cash to fully fund such Receivable and pay the related Provider Consideration in full has been designated by AccessOne for such purpose and has been deposited in a Funding Account and (y) such Receivable will be fully funded and such Provider Consideration will be paid in full, in each case, on or prior to the second (2nd) Business Day after such inclusion) represents a complete bona fide transaction for Medical Services rendered, (ii) is not subject to or conditioned upon the performance, delivery or completion of any additional goods or services (including any Medical Services), and (iii) is not subject to any dispute, condition, contingency, offset, recoupment, reduction, claim for credit, allowance, adjustment, counterclaim or defense on the part of such Obligor, and to each AccessOne Party’s knowledge, no facts exist which may provide a basis for any such dispute, condition, contingency, offset, recoupment, reduction, claim for credit, allowance, adjustment, counterclaim or defense in the present or future;
(n)such Receivable constitutes an “account” or “general intangible” and is not evidenced by “chattel paper” or an “instrument” (such terms having the meanings assigned thereto in the Uniform Commercial Code);
(o)such Receivable is not subject to any provision prohibiting its assignment by the related Provider, AccessOne or the Seller (or their assigns) or requiring notice to or consent of any Person to such assignment, unless such prohibition is rendered unenforceable by Applicable Law or such notice has been given or such consent has been obtained;
(p)the Seller acquired such Receivable from AccessOne pursuant to, and in accordance with the terms of, the Receivables Sale Agreement, and the Seller has good and marketable title to such Receivable free and clear of any Adverse Claim;
(q)if such Receivable was acquired by AccessOne pursuant to a Receivables Purchase Agreement, (i) an effective UCC-1 financing statement naming AccessOne as secured party or purchaser and the applicable Provider as debtor or seller with a description of collateral including such Receivable has been filed with the appropriate Governmental Authority in the jurisdiction in which such Provider is organized, and (ii) such financing statement is effective to perfect in favor of AccessOne (and the Seller as its assignee and the Administrative Agent as the Seller’s assignee) a first-priority perfected security or ownership interest in such Receivable;

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(r)such Receivable is subject to a first priority, enforceable and perfected ownership or security interest in favor of the Administrative Agent, for the benefit of the Secured Parties free and clear of any Adverse Claim; and
(s)no Regulatory Event has occurred in connection with such Receivable or the Contract evidencing such Receivable.
(t)Notwithstanding the qualification standards specified above, the Administrative Agent may at any time or from time to time, in its Permitted Discretion, determine that one or more Receivable are not eligible to be Eligible Receivables; provided that the Administrative Agent shall provide written notice to the Seller prior to such determination and shall describe in such notice the specific basis and circumstances of such determination.
(u)“Effective Federal Funds Rate” means for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1% announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Effective Federal Funds Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Effective Federal Funds Rate” for such day shall be the Effective Federal Funds Rate for the last day on which such rate was announced. Notwithstanding the foregoing, if the Effective Federal Funds Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.
(v)“Embargoed Property” means any property; (a) beneficially owned, directly or indirectly, by a Sanctioned Person; (b) that is due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) that is located in a Sanctioned Jurisdiction; or (e) that otherwise would cause any actual or possible violation by the Purchasers or the Administrative Agent of any applicable Anti-Terrorism Law if the Purchasers or the Administrative Agent were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.
(w) “ERISA” means the Employee Retirement Income Security Act of 1974 and any rule or regulation issued thereunder.
“ERISA Event” means (a) with respect to a Pension Plan, a Reportable Event; (b) a withdrawal by AccessOne or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by AccessOne or any member of the ERISA Group from a Multiemployer Plan, notification that a Multiemployer Plan is insolvent, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension

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Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon AccessOne or any member of the ERISA Group.
“ERISA Group” means, at any time, AccessOne and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with AccessOne, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.
“Event of Termination” has the meaning specified in Section 9.01. For the avoidance of doubt, any Event of Termination that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 13.01.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Purchaser, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in its Capital or Commitment pursuant to a law in effect on the date on which (i) such Purchaser funds an Investment or its Commitment or (ii) such Purchaser changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office and (c) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.
“Existing Financial Services Agreements” means those certain Financial Services Agreements listed on Schedule IV.
“Existing Medical Charge Account Agreements” means those Medical Charge Account Agreements listed on Schedule V.

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“Existing Receivables Purchase Agreements” means those Receivables Purchase Agreements listed on Schedule VI.
“Facility Limit” means $300,000,000, as reduced from time to time pursuant to Section 2.02(e). References to the unused portion of the Facility Limit shall mean, at any time, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital at such time.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.
“Fee Letter” has the meaning specified in Section 2.03(a).
“Fees” has the meaning specified in Section 2.03(a).
“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital has been reduced to zero and Aggregate Yield has been paid in full, (ii) all other Seller Obligations have been paid in full, (iii) all other amounts owing to the Purchaser Parties and any other Seller Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.
“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer or the assistant treasurer of such Person.
“Financial Services Agreement” means the Existing Financial Services Agreements and any renewals thereof and any amendments and modifications thereto that are not materially adverse to the AccessOne Parties, Administrative Agent or Purchasers or that is otherwise consented to by Administrative Agent in writing in its sole discretion. Each Financial Services Agreement must include a provision reasonably acceptable to Administrative Agent whereby the Provider (or, in the case of any Existing Financial Services Agreement, the Provider Guarantor) unconditionally guaranties payment of the obligations of the patient or other Person obligated to pay under the Financial Services Agreement.
“Fiscal Quarter” means any of the quarterly accounting periods of the AccessOne Parties, ending on March 31, June 30, September 30, and December 31 of each year.
“Fiscal Year” means any of the annual accounting periods of the AccessOne Parties ending on December 31 of each year.

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“Fitch” means Fitch Ratings Inc. and any successor thereto that is a nationally recognized statistical rating organization.
“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a)(i) EBITDA for such period, less (ii) Consolidated Capital Expenditures for such period, less (iii) for Phreesia and its Restricted Subsidiaries, all Taxes on or measured by income (excluding income tax refunds) paid or payable in cash with respect to such period, to (b) Fixed Charges for such period.
“Fixed Charges” means, for Phreesia and its Restricted Subsidiaries, for any period, the sum of (a) Consolidated Net Interest Expense for such period, plus (b) scheduled principal payments of Indebtedness during such period, plus (c) as and to the extent constituting Indebtedness, scheduled principal payments of Contingent Acquisition Consideration payable in cash during such period, plus (d) AccessOne Restricted Payments paid in cash during such period; provided that for any measurement period ending before February 28, 2027, Consolidated Net Interest Expense for purposes of clause (a) above and scheduled payments of Indebtedness for purposes of clause (b) above shall each be calculated on an annualized basis by multiplying the amount of such payments (i) made during the single Fiscal Quarter ending April 30, 2026, times four (4) to determine Fixed Charges for the Fiscal Quarter ending April 30, 2026, (ii) made during the two consecutive Fiscal Quarters ending July 31, 2026, times two (2) to determine Fixed Charges for the Fiscal Quarter ending July 31, 2026, and (iii) made during the three consecutive Fiscal Quarters ending October 31, 2026, times four-thirds (4/3) to determine Fixed Charges for the Fiscal Quarter ending October 31, 2026.
“Funded Receivable” means any Receivable with respect to which AccessOne has become obligated to pay or has paid the applicable Provider Consideration in full pursuant to the applicable Receivables Purchase Agreement, Medical Charge Account Agreement or Financial Services Agreement. For the avoidance of doubt, “Funded Receivable” shall not include any Receivable for which AccessOne’s obligation to pay all or any portion of the Provider Consideration is contingent upon AccessOne’s receipt of collections or other proceeds of such Receivable.
“Funding Account” means deposit account number [***] maintained by the Seller at PNC Bank, National Association, subject to an Account Control Agreement.
“GAAP” means generally accepted accounting principles in the United States of America consistently applied.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Health Care Laws” means all Applicable Laws relating to fraud and abuse, including without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) and HIPAA, each as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder.

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“HealthFirst Financial” means HealthFirst Financial, LLC, a Washington limited liability company.
“HealthFirst Program Documents” means each Financial Services Agreement, each Collateral Assignment Agreement, each Provider Consent Agreement, and each other agreement executed or delivered in connection therewith.
“HealthFirst Provider Recourse Rebate” means, with respect to any HealthFirst Receivable which has been repurchased by the Provider with respect thereto, the excess (if any) of (x) the entire outstanding principal balance of such Receivable at the time of such repurchase over (y) the price for which AccessOne acquired such Receivable.
“HealthFirst Provider Recourse Rebate Reserve” means an amount equal to $[***]; provided, however, that the Administrative Agent shall have the right to increase or decrease the amount of the HealthFirst Provider Recourse Rebate Reserve in its sole discretion acting in good faith based upon either field examination findings and/or historical HealthFirst Provider Recourse Rebate experience.
“HealthFirst Receivables” means accounts receivable arising under the HealthFirst Program Documents.
“Hedging Agreements” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.
“HIPAA” means the (a) Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any state and local laws regulating the privacy and/or security of individually identifiable information, including state laws providing for notification of breach of privacy or security of individually identifiable information, in each case with respect to the laws described in clauses (a), (b) and (c) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, any and all rules or regulations promulgated from time to time thereunder.
“Holdings” means AccessOne Holdings, Inc., a Delaware corporation.
“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the Ordinary Course of Business and any obligations owed by the AccessOne Parties to any Provider under a Receivables Purchase Agreement or Medical Charge Account Agreement with respect to Unfunded Receivables); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments; (e)

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all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) any Disqualified Stock of such Person, (i) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness hereunder, (j) all indebtedness referred to in clauses (a) through (i) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, security interest or encumbrance upon or in Property owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (k) all Contingent Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller or any of its Affiliates under any Transaction Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Independent Director” has the meaning set forth in Section 7.03(c).
“Individual Excess Concentration Amount” means, for any Provider and the related Pool Receivables at any time, the sum of the following amounts (without duplication):
(a)    the amount (if any) by which (i) the aggregate Adjusted Receivables Balance of all Eligible Receivables originated by, or acquired by the AccessOne Parties from, such Provider, exceeds (ii) [***]% of the aggregate Adjusted Receivables Balance of all Eligible Receivables; provided, however, that notwithstanding the foregoing, the amount determined pursuant to this clause (a) for each of [***], [***] and [***] and their related Pool Receivables shall be $[***]; plus
(b)    the amount (if any) by which (i) the aggregate Adjusted Receivables Balance of all Eligible Receivables originated by, or acquired by the AccessOne Parties from, such Provider and that have Obligors who are not residents of the United States of America, exceeds (ii) [***]% of the aggregate Adjusted Receivables Balance of all Eligible Receivables; plus
(c)    if such Provider’s Provider Rating is BBB- or Baa3 to BBB+ or Baa1, the amount (if any) by which (i) the aggregate Adjusted Receivables Balance of all Eligible Receivables originated by, or acquired by the AccessOne Parties from, such Provider, exceeds (ii) [***]% of the aggregate Adjusted Receivables Balance of all Eligible Receivables; plus

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(d)     if such Provider’s Provider Rating is below BBB- or Baa3 or if such Provider is unrated, the amount (if any) by which (i) the aggregate Adjusted Receivables Balance of all Eligible Receivables originated by, or acquired by the AccessOne Parties from, such Provider, exceeds (ii) [***]% of the aggregate Adjusted Receivables Balance of all Eligible Receivables.
“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person, composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of clauses (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.
“Intended Tax Treatment” has the meaning set forth in Section 13.14.
“Interest Expense” means, with respect to any period for any Person, total interest expense calculated in accordance with GAAP (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) with respect to all outstanding Indebtedness, including all commissions, discounts and other fees and charges owed with respect to letters of credit for such period (in each case calculated without regard to any limitations on payment thereof).
“Interim Services Period” means the period beginning on the Closing Date through and including the earlier of (a) ten (10) Business Days following receipt of all Subject Licenses, or (b) July 17, 2020 (as such date may be extended by the Administrative Agent from time to time in its sole discretion).
“Investment” means any payment of Capital to the Seller by a Purchaser pursuant to Section 2.01(a) or 2.02.
“Investment Company Act” means the Investment Company Act of 1940.
“Investment Date” means the date on which any Investment is made hereunder.
“Investment Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Seller to the Administrative Agent and the Purchasers pursuant to Section 2.02(a). Each Investment Request shall be accompanied by a Capital Coverage Certificate.
“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.

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“LCR Security” means any commercial paper or security (other than equity securities issued to Holdings or AccessOne) within the meaning of Paragraph __.32(e)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).
“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.
“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
“Lock-Box” means each locked postal box with respect to which a Collection Account Bank has executed an Account Control Agreement pursuant to which it has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II-1 (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).
“Majority Purchasers” means one or more Purchasers representing more than 50% of the aggregate Commitments of all Purchasers (or, if the Commitments have been terminated, Purchasers representing more than fifty percent (50%) of the aggregate outstanding Capital held by all the Purchasers); provided, however, that in no event shall the Majority Purchasers include fewer than two (2) Purchasers at any time when there are two (2) or more Purchasers.
“Material Adverse Effect” means relative to any Person (provided that if no particular Person is specified, “Material Adverse Effect” shall be deemed to be relative to the AccessOne Parties, individually and in the aggregate) with respect to any event or circumstance, a material adverse effect on any of the following:
(a)    the assets, operations, business or financial condition of any AccessOne Party;
(b)    the ability of any AccessOne Party to perform its obligations under this Agreement or any other Transaction Document to which it is a party;

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(c)    the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability, value or collectibility of any material portion of the Pool Receivables;
(d)    the status, perfection, enforceability or priority of the Administrative Agent’s ownership or security interest in the Support Assets; or
(e)    the rights and remedies of any Purchaser Party under the Transaction Documents or associated with its respective interest in the Support Assets.
Without limiting the generality of the foregoing, any event or occurrence which results or would reasonably be expected to result in Liabilities to the AccessOne Parties in excess of $5,000,000 individually or in the aggregate shall be deemed to have a Material Adverse Effect.
“Medical Charge Account Agreements” means the Existing Medical Charge Account Agreements, any renewals thereof and any amendments and modifications thereto that are not materially adverse to the AccessOne Parties, Administrative Agent or Purchasers or that is otherwise consented to by Administrative Agent in writing in its sole discretion and any or all of those certain Medical Charge Account Agreements, dated as of any date, by and between a Provider and a AccessOne Party substantially in the form attached hereto as Exhibit J-1 or J-2 and any amendments and modifications thereto that are not materially adverse to the AccessOne Parties, the Administrative Agent or the Purchasers or are otherwise consented to by Administrative Agent in its sole discretion.
“Medical Services” means medical and/or health care services provided to a Patient by a Provider, including, but not limited to, medical and/or health care services provided to a Patient and performed by a Provider and includes, without limitation, physician services, nurse and therapist services, dental services, hospital services, skilled nursing facility services, comprehensive outpatient rehabilitation services, home health care services, residential and outpatient behavioral healthcare services, and medicine or health care equipment provided by a Provider to a Patient for a necessary or specifically requested valid and proper medical or health purpose.
“Minimum Required Funding Amount” means, at any time, an amount equal to the lesser of (a) the product of (i) [***]% times (ii) the Facility Limit at such time and (b) the Capital Coverage Amount at such time.
“Monthly Report” means a report, in substantially the form of Exhibit F-1.
“Monthly Reporting Date” means the 2nd Monday of each calendar month or, if such day is not a Business Day, the immediately succeeding Business Day.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

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“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which AccessOne or any member of the ERISA Group is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Net Income” means the consolidated net income (or loss) of such Person, for the applicable period, after giving effect to deduction of or provision for all operating expenses, all taxes and reserves (including reserves for deferred taxes) and all other proper deductions, all determined in accordance with GAAP; provided that, for purposes of calculating Net Income, there shall be excluded and no effect shall be given to (without duplication):
(a)    any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period;
(b)    any net gain arising from the collection of the proceeds of any insurance policy or policies or the sale or other disposition of any assets outside of the ordinary course of business;
(c)    any net income attributable to any Subsidiary or other Person to the extent that AccessOne is prohibited (by Applicable Law, by contract or otherwise) from receiving a distribution of such net income from such Subsidiary or Person;
(d)    with respect to any non-wholly owned Subsidiary, any net income of such non-wholly owned Subsidiary allocated or allocable to its shares of stock or other equity interests owned by any other Person (other than the Consolidated Group), or in which any such other Person has an interest;
(e)    any extraordinary gains or extraordinary non-cash losses (as defined in accordance with GAAP prior to the effectiveness of FASB ASU 2015-01); and
(f)    any gains from the forgiveness of Indebtedness or other similar events.
“Net Receivables Spread” means, for any Eligible Receivable at any time, (a) 100% minus the Purchase Discount for such Eligible Receivable plus (b) the contractual interest rate per annum (if any) payable by the Obligor under the terms of such Eligible Receivable and the related Contract minus (c) the Servicing Fee Rate minus (d) the Backup Servicing Fee Rate (if any) minus (e) the weighted average Yield Rate then applicable to the Aggregate Capital (weighed based on the amount of Capital in each applicable Capital Tranche).
“Ninth Amendment Effective Date” means April [30], 2026.
“Obligor” means the Patient of a Provider who is obligated on or under a Receivable. Obligor shall also include any other natural person who is obligated (as an obligor, borrower, debtor guarantor or the like) under a Receivable.
“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

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“Official Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice (but if no past practice exists, consistent with reasonable business practice) and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Transaction Document.
“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Capital or Transaction Document).
“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies or fees arising from any payment made hereunder or from the execution, delivery, filing, recording or enforcement of, or otherwise in respect of, this Agreement, the other Transaction Documents and the other documents or agreements to be delivered hereunder or thereunder.
“Outstanding Balance” means, at any time, with respect to any Receivable, the then outstanding principal balance thereof.
“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The

32

rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Seller.
“Participant” has the meaning set forth in Section 13.03(d).
“Participant Register” has the meaning set forth in Section 13.03(e).
“Patient” means any Person receiving Medical Services from any Provider.
“PATRIOT Act” has the meaning set forth in Section 13.15.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Pension Plan” means a pension plan as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code (other than a Multiemployer Plan) that is maintained or contributed to by AccessOne or a member of the ERISA Group or with respect to which AccessOne or any member of the ERISA Group may have any liability, contingent or otherwise.
“Percentage” means, at any time, with respect to any Purchaser, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of such Purchasers at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Purchasers at such time or (ii) if all Commitments hereunder have been terminated, the Aggregate Capital at such time.
“Percentage of Recourse Put-Backs” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by multiplying: (a) 12 by (b) (i) the aggregate Outstanding Balance of all Pool Receivables that AccessOne has first made a claim to the related Provider for payment of the related Provider Recourse Payment during such month divided by (b) the aggregate Outstanding Balance of all Pool Receivables on the first day of such month.
“Performance Guarantor” means each of Holdings and Phreesia.
“Performance Guaranty” means the Amended and Restated Performance Guaranty, dated as of the Ninth Amendment Effective Date, by the Performance Guarantors in favor of the Administrative Agent for the benefit of the Secured Parties.
“Permitted Acquisition” means any Acquisition consummated after August 20, 2021 by any member of the Consolidated Group of all or substantially all of the assets of a Person or of 100% of the stock or other equity interests of a Person and, in each case, consented to by the Administrative Agent in its sole discretion.
“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured cash-flow lender) business judgment based upon

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its consideration of any factor that it believes (a) could adversely affect the quantity, quality, mix or value of the Support Assets (including any Applicable Law (including Consumer Finance Laws) that may inhibit collection of a Receivable); (b) suggests that any collateral report or financial information delivered by the Servicer or AccessOne is incomplete, inaccurate or misleading in any material respect; or (c) creates or could result in a Unmatured Event of Termination or Event of Termination.
“Permitted Holder” means Phreesia, Inc. and/or any of its Subsidiaries or Affiliates.
“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness permitted under Section 7.02(v) that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended (including PIK Interest (as such term is defined in the Senior Subordinated Term Loan Documents as in effect on the date hereof), if applicable), (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended, and (f) is otherwise on terms no less favorable to the AccessOne Parties and their Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced or extended.
“Permitted States” means each of the states indicated on Schedule VII in which AccessOne is licensed to conduct its business or in which no such license is required and any other state for which AccessOne has provided evidence acceptable to the Administrative Agent that (x) it has obtained a license to conduct its business or (y) no such license is required to be obtained.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or any Governmental Authority.
“Phreesia” means Phreesia, Inc., a Delaware corporation.
“Phreesia Transaction” means a transaction or series of transactions that results in the Permitted Holders owning 100% of the issued and outstanding Capital Stock of AccessOne Parent Holdings, Inc., a Delaware corporation.
“PNC” has the meaning set forth in the preamble to this Agreement.
“Pool Receivable” means a Receivable in the Receivables Pool.
“Portion of Capital” means, with respect to any Purchaser and its related Capital, the portion of such Capital being funded or maintained by such Purchaser by reference to a particular interest rate basis.

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“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.
“Principal Office” means the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.
“Priority of Payments Report” means a report, in substantially the form of Exhibit F-3.
“Pro Forma EBITDA” means, with respect to any Target (as defined in the Capital One Credit Agreement), EBITDA for such Target for the most recent twelve (12) month period preceding the acquisition thereof, adjusted by verifiable expense reductions, including reductions in excess owner compensation, if any, calculated on a month by month basis, to the extent such adjustments (collectively, “Pro Forma Acquisition Adjustments”) (a) are expected to be realized within eighteen (18) months following the acquisition of such Target and (b) are certified in a certificate of a Responsible Officer (as defined in the Capital One Credit Agreement) of Phreesia describing such Pro Forma Acquisition Adjustments in reasonable detail; provided that the aggregate amount of all Non-Recurring Expenses, Business Optimization Expenses, Cost Savings, Dispute Resolution Expenses and Pro Forma Acquisition Adjustments added back in the calculation of EBITDA during any four consecutive Fiscal Quarter period shall not exceed twenty-five percent (25%) of Consolidated Adjusted EBITDA (calculated before giving effect to the Pro Forma Acquisition Adjustments and the add-backs for Cost Savings, Non-Recurring Expenses, Business Optimization Expenses and Dispute Resolution Expenses), in each case calculated by Phreesia.
“Program” means each of AccessOne’s “Choice” and “Flex” purchase, financing and collection programs for Providers.
“Program Documents” means each Receivables Purchase Agreement, each Medical Charge Account Agreement, each Financial Services Agreement, each Provider Consent Agreement and each other agreement executed or delivered in connection therewith.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
“Provider” means a hospital, health care clinic or other healthcare provider that provides Medical Services to Patients and permits such Patients to finance the self-pay portion of the purchase price and other charges for such Medical Services.
“Provider Consent Agreement” or “Provider Consent Agreements” means each consent agreement in the form of Exhibit K or in another form, including as part of the applicable the Receivables Purchase Agreement or Medical Charge Account Agreement, in form and substance satisfactory to Administrative Agent.

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“Provider Consideration” means, with respect to any Pool Receivable, the purchase price, “Net Amount” (in the case of a Medical Charge Account Agreement), “Accelerated Payment” (in the case of a Financial Services Agreement and a Receivables Purchase Agreement) or any similar amount (however defined) constituting consideration payable by AccessOne to the applicable Provider for the purchase or origination of such Pool Receivable pursuant to the applicable Receivables Purchase Agreement, Medical Charge Account Agreement or Financial Services Agreement, but not including any Provider Prepayment Rebate or Provider Recourse Rebate due to the Provider under any of the foregoing agreements.
“Provider Financial Criteria” means that:
(a)    the Provider Guarantor and, if required by the applicable Receivables Purchase Agreement or Medical Charge Account Agreement, as the case may be, the related Providers must maintain a “Debt Service Coverage Ratio” of not less than [***] to [***] calculated on a consolidated basis;
(b)    the Provider Guarantor and, if required by the applicable Receivables Purchase Agreement or Medical Charge Account Agreement, as the case may be, the related Providers must maintain “Days of Cash on Hand” of not less than seventy-five (75) days at the end of each Fiscal Quarter; and
(c)    (i) if the Provider in question obtains annual financial statements from a certified public accounting firm, the Provider has delivered to the applicable AccessOne Party a copy of such Provider’s most recent audited annual financial statement within one hundred eighty (180) days after the end of the Fiscal Year covered by such audited financial statements, (ii) if the Provider does not obtain audited financial statements, such Provider has delivered to AccessOne a copy of such Provider’s most recent annual financial statements within one hundred twenty (120) days after the end of the Fiscal Year covered by such financial statement, and (iii) AccessOne or the Seller has delivered to Administrative Agent the applicable financial information described in clause (c)(i) or (c)(ii) above with respect to the Provider in question within ten (10) days of the date that such information is required to be delivered by the Provider to the applicable AccessOne Party in accordance with clause (c)(i) or (c)(ii), as applicable, unless, in the case of the failure by a Provider Guarantor guarantying the obligations of Providers under a Receivables Purchase Agreement or Medical Charge Account Agreement to meet the requirements outlined in clauses (b) or (c) of this definition, if permitted by the applicable Receivables Purchase Agreement or Medical Charge Account Agreement, such Provider Guarantor posts a Provider Letter of Credit as required by the applicable Receivables Purchase Agreement or Medical Charge Account Agreement.
For purposes of this definition,
(I)     “Debt Service Coverage Ratio” means the ratio of (i) net income from operations for the most recently ended four consecutive Fiscal Quarters, plus Interest Expense, depreciation, and amortization for such period, divided by (ii) the sum of the current portion of long term debt and Capital Lease Obligations for

36

the most recently ended four consecutive Fiscal Quarters, plus Interest Expense for such period, in each case calculated for the Provider Guarantor and its consolidated subsidiaries in accordance with GAAP; provided that no consolidated subsidiaries shall be included unless specifically included in the applicable Receivables Purchase Agreement or Medical Charge Account Agreement, as applicable; provided further, that the “Debt Service Coverage Ratio” may be calculated differently than as set forth above for any specified Provider Guarantor, in a manner mutually agreed by the Administrative Agent and the Seller.
(II)    “Days of Cash on Hand” means (i) the sum of cash, unrestricted short term investments including board designated funded depreciation, and short term investments restricted for debt payment at the end of any Fiscal Quarter, divided by (ii) the quotient of (A) total operating expenses less depreciation and amortization for the four consecutive Fiscal Quarters ending with such Fiscal Quarter, divided by (B) 365, in each case calculated for the Provider Guarantor and its consolidated subsidiaries in accordance with GAAP; provided that no consolidated subsidiaries shall be included unless specifically included in the applicable Receivables Purchase Agreement or Medical Charge Account Agreement, as applicable; provided that no consolidated subsidiaries shall be included unless specifically included in the applicable Receivables Purchase Agreement or Medical Charge Account Agreement, as applicable; provided further, that the “Days of Cash on Hand” may be calculated differently than as set forth above for any specified Provider Guarantor (and, if required by the applicable Receivables Purchase Agreement or Medical Charge Account Agreement, as the case may be, the related Providers), in a manner mutually agreed by the Administrative Agent and the Seller.
“Provider Guarantor” means (i) each Provider or Provider Guarantor who is designated as the “Parent” under any Receivables Purchase Agreement or Medical Charge Account Agreement, or if no such person is designated as the “Parent” under any such agreements then the Provider Guarantor shall be each Provider thereunder or (ii) each Person that has signed an Existing Financial Services Agreement. As of the Closing Date, each Provider Guarantor is listed on Schedule VIII.
“Provider Letter of Credit” means an irrevocable letter of credit (in form and substance and issued by a financial institution satisfactory to Agent in its sole discretion) issued to AccessOne for the account of a Provider or Provider Guarantor and satisfying the terms and conditions of the Receivables Purchase Agreement or Medical Charge Account Agreement, as applicable, executed by such Provider and which (i) allows for multiple, partial draws by AccessOne, (ii) is drawable upon physical presentation by AccessOne of the letter of credit and completed sight draft, prior to the expiration date thereof, accompanied by a completed certificate signed by an authorized officer of AccessOne stating only that AccessOne is entitled to draw on the letter of credit in the amount of the sight draft, and (iii) provides that (A) the issuing bank will provide AccessOne with written notification of at least thirty (30) days prior to

37

the expiration date of the letter of credit and (B) AccessOne may draw the entire amount of the letter of credit if the Provider or the issuer has not renewed or extended the letter of credit or if the Provider has not replaced the letter of credit with another letter of credit prior to the date that is thirty (30) days prior to the expiration date of the letter of credit.
“Provider Rating” means, with respect to any Provider at any time, the highest senior unsecured long-term credit rating (if any) then assigned to such Provider or its Provider Guarantor by S&P, Moody’s or Fitch; provided, that if the highest such credit rating for any Provider is two or more sub-categories higher than the second highest such credit rating (if any), the Provider Rating for such Provider shall be one sub-category lower than such highest credit rating. For example, if a Provider is rated Baa1 by Moody’s and BBB- (or lower) by S&P, such Provider’s Provider Rating will be Baa2.
“Provider Recourse Payment” means any payment made by or on behalf of a Provider or Provider Guarantor to any AccessOne Party (or their assigns) with respect to any Receivable under the related Program Documents in respect of recourse (whether in the form of repurchase, indemnity, make-whole payment, guaranty or otherwise) for any misrepresentation, breach, default, delinquency or other failure to pay or perform by the applicable Obligor, such Provider, such Provider Guarantor or any other Person in respect of such Receivable (including any payment in connection with a repurchase contemplated by clause (f) in the definition of Eligible Receivable).
“Provider Prepayment Rebate” means, with respect to any Pool Receivable, the amount of any rebate of Provider Servicing Fee due and owing to the applicable Provider because the Obligor paid the related Pool Receivable within the time specified in the applicable Receivables Purchase Agreement, Medical Charge Account Agreement or Financial Services Agreement.
“Provider Prepayment Rebate Reserve” means an amount equal to $[***]; provided, however, that the Administrative Agent shall have the right to increase or decrease the amount of the Provider Prepayment Rebate Reserve in its sole discretion acting in good faith based upon either field examination findings and/or historical Provider Prepayment Rebate experience.
“Provider Recourse Rebate” means, with respect to any Pool Receivable, the amount of any rebate of Provider Servicing Fee that is a “Servicing Fee Rebate” as defined in the applicable Medical Charge Account Agreement, Financial Services Agreement and Receivables Purchase Agreement due and owing to any Provider to the extent Chargeback Amounts or Recourse Amounts exceed the limits specified in the applicable Medical Charge Account Agreement, Financial Services Agreement and Receivables Purchase Agreement.
“Provider Servicing Fee” means, with respect to any Pool Receivable, the amount of the Servicing Fee set forth in the applicable Medical Charge Account Agreement, Financial Services Agreement and Receivables Purchase Agreement, to be distinguished from the Servicing Fee referred to in Section 8.06(a) of this Agreement.
“Purchase Discount” means, with respect to any Receivable, the fraction, expressed as a percentage, (a) the numerator of which is the Provider Consideration for such Receivable, and

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(b) the denominator of which is the outstanding principal balance of such Receivable at the time of such purchase; provided, however, that the Purchase Discount for any Receivable shall not exceed 100%.
“Purchase Price” has the meaning set forth in Section 2.01(b).
“Purchaser Party” means each Purchaser, the Structuring Agent and the Administrative Agent.
“Purchaser’s Account” means, with respect to any Purchaser, the account(s) from time to time designated in writing by the applicable Purchaser to the Seller and the Servicer for purposes of receiving payments to or for the account of the members of such Purchaser hereunder.
“Purchasers” means PNC and each other Person that is or becomes a party to this Agreement in the capacity of a “Purchaser”.
“Qualified Cash” means as at any date of determination the total of: (a) the aggregate amount of unrestricted cash or Cash Equivalents of Phreesia and its Restricted Subsidiaries included on the consolidated balance sheet of Phreesia and its Restricted Subsidiaries at such time to the extent deposited in a deposit account or securities account that is, (i) held with the administrative agent under the Capital One Credit Agreement or (ii) from and after the date that is one hundred twenty (120) days after the closing date of the Capital One Credit Agreement (or such later date as may be agreed to by the administrative agent under the Capital One Credit Agreement in its reasonable discretion), subject to an account control agreement, minus (b) the lesser of (i) the amount of any obligations secured by any Lien (other than Permitted Banking Liens (as defined in the Capital One Credit Agreement)) applicable to any such cash or Cash Equivalents that rank senior or pari passu with the Liens securing the obligations under the Capital One Credit Agreement or (ii) the amount of cash subject to such Liens.
“Rating Factor” means, for any Provider at any time, the “Rating Factor” specified in the table below based upon such Provider’s Rating Factor Provider Rating at such time:

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Rating Factor Provider Rating	Rating Factor
AAA or Aaa	[***]
AA+ or Aa1	[***]
AA or Aa2	[***]
AA- or Aa3	[***]
A+ or A1	[***]
A or A2	[***]
A- or A3	[***]
BBB+ or Baa1	[***]
BBB or Baa2	[***]
BBB- or Baa3	[***]
BB+ or Ba1	[***]
BB or Ba2	[***]
BB- or Ba3	[***]
B+ or B1	[***]
B or B2	[***]
B- or B3	[***]
CCC+ or Caa1	[***]
CCC or Caa2	[***]
CCC- or Caa3	[***]
Below the above	[***]
Unrated	[***]

“Rating Factor Provider Rating” means, with respect to any Provider at any time, the senior unsecured long-term credit rating (if any) then assigned to such Provider or its Provider Guarantor by Moody’s; provided, that if any Provider or its Provider Guarantor does not have a senior unsecured long-term credit rating by Moody’s, its Rating Factor Provider Rating shall be the senior unsecured long-term credit rating (if any) then assigned to such Provider or its Provider Guarantor by S&P; provided, further, that if any Provider or its Provider Guarantor does not have a senior unsecured long-term credit rating by either Moody’s or S&P, its Rating Factor Provider Rating shall be the senior unsecured long-term credit rating (if any) then assigned to such Provider or its Provider Guarantor by Fitch.
“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, which right to payment was acquired or funded by AccessOne pursuant to a Receivables Purchase Agreement, Medical Charge Account Agreement or Financial Services Agreement and is owed by a natural Person who has entered into a credit card agreement with AccessOne with respect to payments due for Medical Services provided by a Provider. “Receivable” includes, without limitation, the obligation to pay any service charges, finance charges, interest, late payment charges, fees and other charges with respect thereto.

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“Receivables Pool” means, at any time, all of the then outstanding Receivables transferred (or purported to be transferred) to the Seller pursuant to the Receivables Sale Agreement.
“Receivables Purchase Agreements” means the Existing Receivables Purchase Agreements, any renewals thereof and any amendments and modifications thereto that are not materially adverse to the AccessOne Parties, the Administrative Agent or the Purchasers or that is otherwise consented to by Administrative Agent in writing in its sole discretion and any or all of those certain Receivables Purchase Agreements, dated as of any date, by and between a Provider and AccessOne substantially in the form attached hereto as Exhibit L and any amendments or modifications thereto that are not materially adverse to the AccessOne Parties, the Administrative Agent or the Purchaser or are otherwise consented to by Administrative Agent in its sole discretion.
“Receivables Sale Agreement” means the Receivables Sale Agreement, dated as of the Closing Date, among the Servicer, AccessOne and the Seller.
“Receivables Sale Termination Event” has the meaning set forth in the Receivables Sale Agreement.
“Reconcile” or “Reconciliation” means to (i) account for all proceeds of HealthFirst Receivables by determining what portion of such proceeds are (A) collected by the Seller (or the Servicer on its behalf) with respect to HealthFirst Receivables owned by the Seller, (B) owed to HealthFirst Financial in accordance with the terms of the Servicing Agreement and (C) are owed to the Seller (as assignee of AccessOne) in respect of services rendered and loans made by AccessOne to HealthFirst Financial in accordance with the Servicing Agreement and (ii) account for all loans made to HealthFirst Financial in accordance with the Servicing Agreement, in each case under clauses (i) and (ii) above, pursuant to such reconciliation and accounting methods and detail as shall be acceptable to the Administrative Agent in its sole discretion.
“Reconciliation Day” has the meaning specified in Section 7.01(h)(iii).
“Register” has the meaning set forth in Section 13.03(b).
“Regulatory Event” means (a) the commencement by written notice by any Governmental Authority of any inquiry or investigation (which, for the avoidance of doubt, excludes any normally scheduled audit or examination by the AccessOne Parties’ regulators), legal action or similar adversarial proceeding, against any AccessOne Party or any third party engaged by any AccessOne Party involved in the brokering, underwriting, origination, collection or servicing of any Contract challenging its authority, respectively, to broker, hold, own, pledge, service, collect or enforce any Funded Receivable or Contract evidencing such Funded Receivable or otherwise alleging any material non-compliance by any such AccessOne Party or such third party with Applicable Laws related to brokering, holding, owning, pledging, collecting, servicing or enforcing such Funded Receivable or such Contract related to such Funded Receivable or that could otherwise reasonably be expected to result in a Material Adverse Effect with respect to such AccessOne Party or the value of the Funded Receivables,

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solely to the extent such inquiry, investigation, legal action or proceeding is not released or terminated in a manner acceptable to the Administrative Agent; or (b) the entry or issuance of any stay, order, judgment, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction (other than the imposition of a monetary fine) against any AccessOne Party or any third party engaged by any AccessOne Party involved in the brokering, underwriting, origination, collection or servicing of any Contract by any Governmental Authority related in any way to the brokering, originating, holding, pledging, collecting, servicing or enforcing of any Funded Receivable or Contract evidencing such Funded Receivable or that could otherwise reasonably be expected to result in a Material Adverse Effect with respect to such AccessOne Party or the value of the Funded Receivables; provided, however, that, in each case, upon a resolution of such action or proceeding acceptable to the Administrative Agent, such Regulatory Event shall no longer exist.
“Related Rights” has the meaning set forth in Section 1.1 of the Receivables Sale Agreement.
“Related Security” means, with respect to any Receivable:
(a)    all instruments and chattel paper that may evidence such Receivable;
(b)    all collateral security, security interests, liens and property subject thereto from time to time purporting to secure payment of such Receivable, together with all UCC financing statements or similar filings relating thereto;
(c)    all guaranties, indemnities, insurance, letters of credit (including any Provider Letter of Credit and any related letter-of-credit rights) and other agreements supporting or securing payment of such Receivable (including pursuant to the related Program Documents or otherwise);
(d)    all rights of AccessOne and the Seller with respect to such Receivable under the related Program Documents, including any rights to recourse (whether in the form of repurchase, indemnity, make-whole payment, guaranty or otherwise) against the related Obligors, Providers and Provider Guarantors (including, for the avoidance of doubt, any right to require a Provider or Provider Guarantor to repurchase such Receivable or to indemnify for, or to make any payment in respect of, any misrepresentation, breach, default, delinquency or other failure to pay or perform by any Person in respect of such Receivable);
(e)    all of the Seller’s rights, interests and claims under the Receivables Sale Agreement and the other Transaction Documents; and
(f)    all Collections and other proceeds (as defined in the UCC) of any of the foregoing.
“Reportable Compliance Event” means that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging

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instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, or enters into a settlement with an Official Body in connection with any economic sanctions or other Anti-Terrorism Law or Anti-Corruption Law, or any predicate crime to any Anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Terrorism Law or Anti-Corruption Law; (b) any Covered Entity engages in a transaction that has caused or may cause the Purchasers or the Administrative Agent to be in violation of any Anti-Terrorism Laws, including a Covered Entity’s use of any proceeds of the Investments to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Person or Sanctioned Jurisdiction; (c) any Support Asset becomes Embargoed Property; or (d) any Covered Entity otherwise violates, or reasonably believes that it will violate, any of the representations, warranties or covenants set forth in Section 6.01(n), 6.01(o), 6.02(r), 6.02(s), 7.01(u) or 7.01(n) of this Agreement.
“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA, other than an event for which the 30-day notice requirement has, by regulation, been waived.
“Representatives” has the meaning set forth in Section 13.06(c).
“Restricted Payments” has the meaning set forth in Section 7.01(q).
“Restricted Subsidiary” means any Subsidiary of Phreesia other than an Unrestricted Subsidiary (as defined in the Capital One Credit Agreement); provided that, upon any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary under the Capital One Credit Agreement, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.
“Sanctioned Jurisdiction” means any country, territory, or region that is the subject of sanctions administered by OFAC.
“Sanctioned Person” means (a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State (“State”), including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the Laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (d) a Person that is the subject of sanctions imposed by any Official Body of a jurisdiction whose Laws apply to this Agreement.

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“Scheduled Termination Date” means April 30, 2029.
“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.
“Secured Parties” means each Purchaser Party, each Seller Indemnified Party and each Affected Person.
“Securities Act” means the Securities Act of 1933.
“Securitization Rate” means, with respect to any Provider and the related Pool Receivables at any time, the applicable “Securitization Rate” set forth in the table below based upon such Provider’s Provider Rating, Program and Unfunded Percentage:

Provider Rating	Program	Unfunded Percentage	Securitization Rate
A+ or A3 or Better	Flex	N/A	[***]%
	Choice	< [***]%	[***]%
		> [***]%	[***]%
A or A2	Flex	N/A	[***]%
	Choice	< [***]%	[***]%
		> [***]%	[***]%
A- or A3	Flex	N/A	[***]%
	Choice	< [***]%	[***]%
		> [***]%	[***]%
BBB+ or Baa1	Flex	N/A	[***]%
	Choice	< [***]%	[***]%
		> [***]%	[***]%
BBB or Baa2	Flex	N/A	[***]%
	Choice	< [***]%	[***]%
		> [***]%	[***]%
BBB- or Baa3	Flex	N/A	[***]%
	Choice	< [***]%	[***]%
		> [***]%	[***]%
None	Flex	N/A	[***]%
	Choice	< [***]%	[***]%
		> [***]%	[***]%
Below BBB- or Baa3	Flex	N/A	[***]%
	Choice	< [***]%	[***]%
		> [***]%	[***]%

Notwithstanding the foregoing, at all times when a Securitization Rate Trigger Event is continuing, the otherwise applicable Securitization Rate for each Provider and the related Pool

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Receivables as set forth in the above table shall be reduced by the greater of (i) [***] basis points and (ii) [***] basis points minus the Weighted Average Net Receivables Yield. By way of example, if the table above specifies an applicable Securitization Rate of [***]%, such Securitization Rate will be reduced to [***]% (or to a lesser percentage if the result of [***] basis points minus the Weighted Average Net Receivables Yield is greater than [***] basis points) at all times during the continuation of a Securitization Rate Trigger Event.
“Securitization Rate Trigger Event” shall be deemed to have occurred and to be continuing at any time when:
(a)    the Weighted Average Net Receivables Yield is less than [***]%; or
(b)    the Weighted Average Rating Factor is greater than [***].
“Securitization Value” means, for any Provider and the related Pool Receivables at any time, an amount equal to the product of (a) the excess of (i) the aggregate Adjusted Receivables Balance of all Eligible Receivables originated by, or acquired by the AccessOne Parties from, such Provider, over (ii) such Provider’s Individual Excess Concentration Amount (if any), multiplied by (b) such Provider’s Securitization Rate.
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Indemnified Amounts” has the meaning set forth in Section 12.01(a).
“Seller Indemnified Party” has the meaning set forth in Section 12.01(a).
“Seller Obligation Final Due Date” means the date that (i) is twelve (12) calendar months after the Scheduled Termination Date or (ii) such earlier date on which the Aggregate Capital becomes due and payable pursuant to Section 9.01.
“Seller Obligations” means all present and future Indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Seller to any Purchaser Party, Seller Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all Capital and Yield thereon, all Fees, all Backup Servicing Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to the Seller (in each case whether or not allowed as a claim in such proceeding).
(x)“Senior Subordinated Indebtedness” means the Indebtedness evidenced by the Senior Subordinated Term Loan Documents.
(y)“Senior Subordinated Term Loan Agent” means the agent for the lenders party to the Senior Subordinated Term Loan Documents.

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(z)“Senior Subordinated Term Loan Credit Agreement” means that certain Senior Subordinated Credit Agreement, dated as of May 11, 2018, by and among AccessOne, each other entity that from time to time becomes a borrower thereunder, Holdings, the lenders party thereto and Senior Subordinated Term Loan Agent, as administrative agent for the lenders.
“Senior Subordinated Term Loan Documents” means, collectively, (a) the Senior Subordinated Term Loan Credit Agreement, (b) that certain Guaranty and Security Agreement, dated as of May 11, 2018, by and among AccessOne, the other AccessOne Parties party thereto, and the Senior Subordinated Term Loan Agent, and (c) such other documents executed in connection therewith, in each case in form and substance satisfactory to Administrative Agent.
“Servicer” has the meaning set forth in the preamble to this Agreement.
“Servicer Indemnified Amounts” has the meaning set forth in Section 12.02(a).
“Servicer Indemnified Party” has the meaning set forth in Section 12.02(a).
“Servicer Termination Event” means the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Applicable Law):
(a)     the Servicer shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document and such failure shall continue unremedied for a period of three (3) Business Days after the date on which written notice of such failure, requiring the same to be remedied shall have been given to the Servicer or after discovery of such failure by a Financial Officer of the Servicer;
(b)    the Servicer shall fail to perform or observe any term, covenant or agreement set forth in Section 7.02(y) (Financial Covenants);
(c)    (x) the Servicer shall fail to deliver a Monthly Report at the time required pursuant to this Agreement, and such failure shall remain unremedied for three (3) Business Days or (y) the Servicer shall fail to deliver a Weekly Report or Priority of Payments Report at the time required pursuant to this Agreement, and such failure shall remain unremedied for one (1) Business Day;
(d)    AccessOne shall resign (or attempt to resign) as Servicer;
(e)    the Servicer shall fail to perform or observe in any material respect any term, covenant or agreement under this Agreement or any other Transaction Document (for the avoidance of doubt, other than any such failure which would specifically constitute a Servicer Termination Event under any other clause or paragraph of this definition), which failure continues unremedied for a period of ten (10) Business Days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Administrative Agent or any Purchaser, or after discovery of such failure by a Financial Officer of the Servicer.

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(f)    any representation or warranty made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Servicer pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered and such inaccuracy continues unremedied for a period of ten (10) Business Days after the date on which written notice of such inaccuracy, requiring the same to be remedied, shall have been given to the Servicer by the Administrative Agent or any Purchaser, or after discovery of such inaccuracy by a Financial Officer of the Servicer;
(g)    a Change of Control shall occur with respect to AccessOne;
(h)    the Servicer shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any Insolvency Proceeding shall be instituted by or against the Servicer and, in the case of any such proceeding instituted against the Servicer (but not instituted by the Servicer), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Servicer shall take any corporate or organizational action to authorize any of the actions set forth above in this paragraph;
(i)    (x) the Servicer or any of its Subsidiaries (other than the Seller), individually or in the aggregate, shall fail to pay any principal of or premium or interest on any of its Indebtedness that is outstanding in a principal amount of at least $5,000,000 in the aggregate, in each case, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument relating to such Indebtedness (whether or not such failure shall have been waived under the related agreement); (y) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Indebtedness (as referred to in clause (x) of this paragraph and shall continue after the applicable grace period (not to exceed thirty (30) days), if any, specified in such agreement, mortgage, indenture or instrument (whether or not such failure shall have been waived under the related agreement), if the effect of such event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Indebtedness or to terminate the commitment of any lender thereunder, or (z) any such Indebtedness (as referred to in clause (x) of this paragraph) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Indebtedness shall be required to be made or the commitment of any lender thereunder terminated, in each case before the stated maturity thereof;

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(j)    (i) any “Event of Default” (as defined in the Capital One Credit Agreement) shall occur under the Capital One Credit Agreement or (ii) any “Event of Default” (as defined in the Senior Subordinated Term Loan Credit Agreement) shall occur under the Senior Subordinated Term Loan Credit Agreement (for the avoidance of doubt, this clause (j) shall not be construed to limit the preceding clause (i));
(k)    One or more judgments, orders, decrees or arbitration awards shall be entered against the Servicer or any Subsidiary thereof, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Servicer or any Subsidiary thereof to enforce any such judgment and such judgment either (i) involving in the aggregate a liability of $2,500,000 or more (excluding amounts covered by insurance to the extent the relevant independent third party insurer has not denied coverage therefor) or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect on the Servicer; or
(m)    an Event of Termination shall have occurred and remains continuing.
Notwithstanding the foregoing, no Servicer Termination Event shall occur under clause (a) above for a period of ten (10) Business Days after the applicable grace period or under clause (c), (e), or (f) above for a period of sixty (60) days after the applicable grace period if such delay or failure could not have been prevented by the exercise of reasonable diligence by the Servicer and such delay or failure was caused by an event that occurs as a result of an act of God, an act of the public enemy, acts of declared or undeclared war (including acts of terrorism), public disorder, rebellion, sabotage, epidemics, landslides, lightning, fire, hurricane, earthquakes, floods or similar causes; provided, that the Servicer shall use all commercially reasonable efforts to perform its obligations in a timely manner in accordance with the terms of this Agreement, and the Servicer shall provide the Administrative Agent and the Seller with an Officer’s Certificate of the Servicer giving prompt notice of such failure or delay by it, together with a description of its efforts so to perform its obligations.
For the avoidance of doubt, any Servicer Termination Event that occurs shall be deemed to be continuing at all times thereafter unless and until such Servicer Termination Event is waived in accordance with Section 13.01.
“Servicing Account” means deposit account number [***] at Capital One, National Association or such other account with the Administrative Agent.
“Servicing Agreement” means that certain Servicing Agreement, dated as of the May 11, 2018, by and between AccessOne and HealthFirst, as amended by the First Amendment to Servicing Agreement, dated as of February 2019, and as may be further amended pursuant to an amendment that is in form and substance satisfactory to the Administrative Agent in its sole discretion.
“Servicing Fee” means the fee referred to in Section 8.06(a) of this Agreement.

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“Servicing Fee Rate” means the rate referred to in Section 8.06(a) of this Agreement.
“Settlement Date” means with respect to any Portion of Capital for any Yield Period or any Yield or Fees, (i) prior to the Termination Date and so long as no Event of Termination has occurred and is continuing, each Weekly Settlement Date and (ii) on and after the Termination Date or if an Event of Termination has occurred and is continuing, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Purchasers) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Purchasers) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, each Weekly Settlement Date.
“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Floor” means a rate of interest per annum equal to zero basis points (0.00%).
“SOFR Reserve Percentage” means, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.
“Sold Assets” has the meaning set forth in Section 2.01(c).
“Solvent” means, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, Contingent Obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Provider” means any Provider designated as a “Special Provider” by the Administrative Agent and the Majority Purchasers (in each case, acting in their sole discretion) in writing to the Seller, which designation assigns such Special Provider a Provider Rating or minimum or fixed deemed Provider Rating. Such written designation may permit the

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Administrative Agent and/or the Majority Purchasers to revoke any Provider’s status as a Special Provider or to change the applicable minimum or fixed deemed Provider Rating as set forth therein upon five (5) Business Days’ notice. As of the Closing Date, [***] shall constitute the sole Special Provider with a minimum deemed Provider Rating of “A+.”
“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.
“Subject Licenses” means all permits and licenses required under Consumer Finance Laws in the State of New York for the AccessOne Parties to conduct their business and purchase or originate Accounts in such state.
“Sub-Servicer” has the meaning set forth in Section 8.01(d).
“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.
“Support Assets” has the meaning set forth in Section 4.05(a). For the avoidance of doubt, the Support Assets include all Sold Assets.
“Sweep Account” means deposit account number [***] maintained by the Seller at PNC Bank, National Association.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar liabilities with respect thereto.
“Term Loan Intercreditor Agreement” means that certain Intercreditor Agreement dated as of August 21, 2021, by and between the Administrative Agent, AccessOne, Holdings and Term Loan Agent, as amended, restated, supplemented or otherwise modified from time to time.
“Term Loan Agent” means CCP Agency, LLC, as agent for the lenders party to the Term Loan Documents.
“Term Loan Credit Agreement” means that certain Credit Agreement, dated as of August 20, 2021, as amended, restated, supplemented or otherwise modified from time to time, by and among AccessOne, each other entity that from time to time becomes a borrower thereunder, Holdings, the lenders party thereto and Term Loan Agent, as administrative agent for the lenders, and as such Credit Agreement may be replaced in connection with a Permitted Refinancing (as defined in the Term Loan Intercreditor Agreement).

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“Term Loan Documents” means, collectively, (a) the Term Loan Credit Agreement, (b) that certain Guaranty and Security Agreement, dated as of August 20, 2021, as amended, restated, supplemented or otherwise modified from time to time, by and among AccessOne, the other loan parties party thereto, and Term Loan Agent, and (c) such other documents executed in connection therewith, in each case in form and substance satisfactory to PNC.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Rate” means, with respect to any amount for which the Term SOFR Reference Rate applies, for any day in any Yield Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (A) the Term SOFR Reference Rate for a term of one month on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Yield Period, as such rate is published by the Term SOFR Administrator, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. If the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 9.01, (c) the occurrence of a Receivables Sale Termination Event under the Receivables Sale Agreement and (d) the date selected by the Seller on which all Commitments have been reduced to zero pursuant to Section 2.02(e).
“Total Net Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Net Indebtedness as of such date to (b) EBITDA of the Consolidated Group for the most recently ended four consecutive Fiscal Quarter period for which financial statements have been delivered (or, if later, were required to be delivered) pursuant to Section 7.01(c) or Section 7.02(b).
“Transaction Documents” means this Agreement, the Receivables Sale Agreement, the Account Control Agreements, the Fee Letter, the Performance Guaranty, the Backup Servicing Agreement and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement.
“[***]” means [***].

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“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
“[***]” means [***].
“Unfunded Percentage” means, for any Provider at any time, the fraction, expressed as a percentage, (a) the numerator of which is the aggregate Adjusted Receivables Balance of all Pool Receivables that are Unfunded Receivables originated by, or acquired by an AccessOne Party from, such Provider, and (b) the denominator of which is the aggregate Adjusted Receivables Balance of all Pool Receivables originated by, or acquired by an AccessOne Party from, such Provider.
“Unfunded Receivable” means, at any time, any Receivable that is not a Funded Receivable.
“Unfunded Receivables Collections” means Collections in respect of an Unfunded Receivable to the extent such Collections are payable by AccessOne to the related Provider for the Provider’s own account pursuant to the terms of the related Program Documents; provided, however, that Unfunded Receivables Collections shall not include any Collections to the extent that any AccessOne Party is entitled to retain or to be paid such Collections for its own account (including in payment of servicing or collection fees payable to AccessOne under the related Program Documents or by way of netting or setoff against the applicable Provider’s obligation to make Provider Recourse Payments or such Provider’s other obligations under such program Documents).
“Unmatured Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States person” (within the meaning of Section 7701(a)(30) of the Code).
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 4.03(f)(ii)(B)(3).
“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956 and the applicable rules and regulations thereunder.
“Weekly Report” means a report, in substantially the form of Exhibit F-2.
“Weekly Reporting Date” means the 1st Business Day preceding each Weekly Settlement Date.
“Weekly Settlement Date” means the 2nd Business Day of each calendar week.

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“Weighted Average Net Receivables Yield” means, at any time, the weighted average (based on the aggregate Adjusted Receivables Balance of Eligible Receivables) of the Eligible Receivables’ Net Receivables Spreads at such time.
“Weighted Average Rating Factor” means, at any time (i) if unrated Providers represent less than or equal to [***]% of Adjusted Receivables Balance, the weighted average (based on the aggregate Adjusted Receivables Balance of the Eligible Receivables originated by, or acquired by the AccessOne Parties from, the respective Providers) of the Providers’ Rating Factors at such time and (ii) if unrated Providers represent greater than [***]% of Adjusted Receivables Balance, the sum of (a) [***]% multiplied by the weighted average (based on the aggregate Adjusted Receivables Balance of the Eligible Receivables originated by, or acquired by the AccessOne Parties from, the respective Providers) of the rated Providers’ Rating Factors at such time and (b) [***].
“Yield” means an amount payable to each Purchaser in respect of its Capital accruing on each day when such Purchaser has Capital outstanding, which amount for any Purchaser’s Capital (or portion thereof) for any day is the amount accrued on such Capital (or portion thereof) on such day in accordance with Sections 2.03 through 2.08.
“Yield Period” means, with respect to any Capital, (a) before the Termination Date: (i) initially, the period commencing on the date such Capital is funded through an Investment hereunder (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the next Weekly Settlement Date and (ii) thereafter, each period commencing on a Weekly Settlement Date and ending on (but not including) the next Weekly Settlement Date and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent or, in the absence of any such selection, each period commencing on a Weekly Settlement Date and ending on (but not including) the next Weekly Settlement Date.
“Yield Rate” means, subject to Sections 2.03 and 2.04, for any day in any Yield Period for any Investment (or any Portion of Capital thereof):
(a)    if no Event of Termination is then continuing, the sum of (x) if the Seller has elected for such Investment (or any Portion of Capital thereof) to accrue interest by reference to the Term SOFR Rate during such Yield Period in accordance with Section 2.04(a), the Term SOFR Rate for such day, or (y) in any other case (including if no such election has been made), Daily 1M SOFR; or
(b)    if an Event of Termination is then continuing, the greater of (x) the Daily 1M SOFR for such day, and (y) the Base Rate for such day (in either case, plus any additional margin or spread imposed pursuant to Section 2.06.
For the avoidance of doubt, if any Investment is converted to, or deemed to be, a Base Rate Capital pursuant to the terms hereof, the Yield Rate for such Investment shall be the Base Rate as in effect from time to time (plus any additional margin or spread imposed pursuant to Section 2.06).

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SECTION 1.02. Other Interpretative Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement. For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires or if otherwise expressly stated: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Article, Section, Schedule, Exhibit or Annex are references to Articles, Sections, Schedules, Exhibits and Annexes in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day and (l) the term “or” is not exclusive.
SECTION 1.03. Benchmark Replacement Notification. Section 2.11 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that Daily 1M SOFR or the Term SOFR Rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to Daily 1M SOFR or the Term SOFR Rate, or with respect to any alternative or successor rate thereto, or replacement rate therefor.
ARTICLE II

TERMS OF THE PURCHASES AND INVESTMENTS
SECTION 2.01. Purchase Facility.
(a)Investments. Upon a request by the Seller pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, the Purchasers shall, ratably in accordance with their respective Commitments, severally and not jointly, make payments of Capital to the Seller from time to time during the period from the Closing Date to (but excluding) the Termination Date. Each such payment of Capital by a Purchaser to the Seller shall constitute an Investment hereunder for all purposes. Under no circumstances shall any Purchaser be obligated to make any Investment if, after giving effect thereto:
(i)the Aggregate Capital would exceed the Facility Limit at such time;

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(ii)the aggregate outstanding Capital of such Purchaser would exceed its Commitment; or
(iii)the Aggregate Capital would exceed the Capital Coverage Amount at such time.
(b)Purchase Price. The purchase price payable to the Seller for the Sold Assets shall be paid as follows:
(i)from the Capital paid by the Purchasers on the Closing Date to purchase the initial Sold Assets, if any, and additional Capital paid in cash on the date of each Investment (to the extent funds are available and used to purchase in cash additional Sold Assets) (the “Cash Purchase Price”);
(ii)to the extent available, in cash from the proceeds of the sale of the Sold Assets and Collections available pursuant to Section 3.01(a); and
(iii)to the extent cash proceeds are unavailable, by an increase in the Deferred Purchase Price payable to the Seller hereunder (collectively, the “Purchase Price”).
(c)The parties hereto agree that the Seller shall allocate, upon receipt, the cash component of the Purchase Price of the Sold Assets paid to the Seller from time to time first to payment of the Purchase Price of Receivables that, at such time, has been appropriately categorized as “earned” for accounting purposes by the Servicer. No Purchaser Party shall have any obligation or liability with respect to any such allocation.
(d)Sale of Receivables and Other Sold Assets. In consideration of the Purchasers’ respective agreements to make Investments and the Seller’s right to receive payments of the Purchase Price (including the portion representing the Deferred Purchase Price), in each case in accordance with the terms hereof, the Seller, on the Closing Date, on the date of each Investment and on each other date on which the Aggregate Capital exceeds zero, hereby sells, assigns and transfers to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder), all of the Seller’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Sold Assets”): (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables and (iv) all proceeds of the foregoing. Such sales, assignments and transfers by the Seller on the Closing Date, the date of each Investment and on each other date on which the Aggregate Capital exceeds zero shall, in each case, occur and be deemed to occur for all purposes in accordance with the terms hereof automatically without further action, notice or consent of any party.
(e)Intended Characterization as a Purchase and Sale. It is the intention of the parties to this Agreement that the transfer and conveyance of the Seller’s right, title and interest in, to and under the Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder) pursuant to this Agreement shall constitute a purchase and sale and not a pledge for security, and such purchase and sale of the Sold Assets hereunder shall be treated as a sale for all purposes (except as provided in Sections 2.01(e) and 13.14). For the avoidance of doubt, this clause (c) shall not be construed to limit or otherwise modify Section 4.05 or any rights, interests, liabilities or obligations of any party thereunder.

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(f)Obligations Not Assumed. Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, the foregoing sale, assignment, transfer and conveyance set forth in Section 2.01(c) does not constitute, and is not intended to result in, the creation or an assumption by the Administrative Agent or any Purchaser of any obligation or liability of any AccessOne Party or any other Person under or in connection with all, or any portion of, any Sold Assets, all of which shall remain the obligations and liabilities of the AccessOne Parties and such other Persons, as applicable.
(g)Deferred Purchase Price. In accordance with the terms of this Agreement, the Servicer shall, on behalf of the Administrative Agent and each Purchaser, be deemed to automatically and immediately pay to the Seller the Deferred Purchase Price from time to time (i) prior to the Final Payout Date, when and to the extent funds are available therefor pursuant to Section 3.01 and (ii) after the Final Payout Date, on each Business Day from Collections to the extent such Collections exceed the accrued and unpaid Servicing Fee, in each case without further set-off or counterclaim. Any payment of any amount of Deferred Purchase Price shall be deemed to be made by each Purchaser according to its Percentage of such amount.
(h)Limitation on Payments by Purchasers. Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, neither the Purchasers nor the Administrative Agent shall be obligated (whether on behalf of a Purchaser or otherwise) to, pay any amount to the Seller in respect of any portion of the Deferred Purchase Price, except to the extent that Collections are available for distribution to the Seller for such purpose in accordance with this Agreement (including, for the avoidance of doubt, the priorities for payment set forth in Section 3.01).
SECTION 2.02. Making Investments; Return of Capital. (a) Each Investment hereunder shall be made on a Business Day upon Seller’s prior written request to the Administrative Agent and each Purchaser in the form of an Investment Request attached hereto as Exhibit A. The Seller shall deliver a Capital Coverage Certificate concurrently with each Investment Request. Each such request for an Investment shall be made no later than 11:00 a.m. (New York City time) on the date that is one (1) Business Day prior to the date such requested investment is to be made (it being understood that any such request made after either such time shall be deemed to have been made on the following Business Day) and shall specify (i) the amount of Capital requested (which shall not be less than $100,000 and shall be an integral multiple of $100,000 in excess thereof), (ii) the allocation of such amount among the Purchasers (which shall be ratable based on the Commitments), (iii) the account to which the proceeds of such Investment shall be distributed and (iv) the date such requested Investment is to be made (which shall be a Business Day).
(a)Funding Investments.
(i)On the date of each Investment specified in the applicable Investment Request, the Purchasers shall, upon satisfaction of the applicable conditions set forth in Article V and pursuant to the other conditions set forth in this Article II, deliver to the Administrative Agent by wire transfer of immediately available funds at the account from time to time designated in writing by the Administrative Agent, an amount equal to such Purchaser’s ratable share of the amount of such Investment requested. On the date of each Investment, the Administrative Agent will make available to the Seller, in immediately available funds, at the Funding Account, the amount of such Investment to be funded by all Purchasers in respect of such Investment.
(ii)Unless the Administrative Agent shall have received notice from a Purchaser, with a copy to the Seller, prior to the proposed date of any Investment that such Purchaser will not make available to the Administrative Agent such Purchaser’s

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share of such Investment, the Administrative Agent may assume that such Purchaser has made such share available on such date in accordance with the foregoing clause (b)(i) and may, in reliance upon such assumption, make available to the Seller a corresponding amount. In such event, if a Purchaser has not in fact made its share of the applicable Investment available to the Administrative Agent, then such Purchaser and the Seller severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Seller to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Purchaser, the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Seller, the Base Rate. If such Purchaser pays such amount to the Administrative Agent, then such amount shall constitute such Purchaser’s Investment. If the Seller and such Purchaser shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Seller the amount of such interest paid by the Seller for such period. Any such payment by the Seller shall be without prejudice to any claim the Seller may have against a Purchaser that shall have failed to make such payment to the Administrative Agent.
(b)Each Purchaser’s obligation shall be several, such that the failure of any Purchaser to make available to the Administrative Agent or the Seller any funds in connection with any Investment shall not relieve any other Purchaser of its obligation, if any, hereunder to make funds available on the date such Investments are requested (it being understood, that no Purchaser shall be responsible for the failure of any other Purchaser to make funds available to the Administrative Agent or the Seller in connection with any Investment hereunder).
(c)The Seller shall return in full the outstanding Capital of each Purchaser on the Seller Obligation Final Due Date. Prior thereto, the Seller shall, on each Settlement Date, reduce the outstanding Capital of the Purchasers to the extent required under Section 3.01 and otherwise in accordance with such Section 3.01 (subject to the priorities for payment set forth therein) by paying the amount of such reduction to the Purchasers in accordance with Section 3.02. Notwithstanding the foregoing, the Seller, in its discretion, shall have the right to reduce, in whole or in part by payment in accordance with Section 3.02, the outstanding Capital of the Purchasers on any Business Day upon one (1) Business Day’s prior written notice thereof to the Administrative Agent and each Purchaser in the form of a Reduction Notice attached hereto as Exhibit B; provided, however, that (i) each such reduction shall be in a minimum aggregate amount of $100,000 and shall be an integral multiple thereof, (ii) the Seller shall not provide any Reduction Notice, and no such Reduction Notice shall be effective, if after giving effect thereto, the Aggregate Capital at such time would be less than an amount equal to the Minimum Required Funding Amount and (iii) any accrued Yield and Fees in respect of the portion(s) of Capital so reduced shall be paid in full on the immediately following Settlement Date; provided, however that notwithstanding the foregoing, a reduction may be in an amount necessary to reduce any Capital Coverage Deficit existing at such time to zero.
(d)Decreases or Increases in Commitments
(i)The Seller may, at any time upon at least thirty (30) days’ prior written notice to the Administrative Agent and each Purchaser, terminate the Facility Limit in whole or ratably reduce the Facility Limit in part. Each partial reduction in the Facility Limit shall be in a minimum aggregate amount of $[***] or integral multiples of $[***] in excess thereof, and no such partial reduction shall reduce the Facility Limit to an amount less than $[***]. In connection with any partial reduction in the Facility Limit, the Commitment of each Purchaser shall be ratably reduced.

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(ii)So long as no Event of Termination or Unmatured Event of Termination has occurred and is continuing, the Seller may, with the prior written consent of the Administrative Agent (in its sole discretion) and the Majority Purchasers (in their sole discretion), upon thirty (30) days’ prior written notice to the Administrative Agent and the Majority Purchasers, from time to time, request an increase in the Commitment with respect to one or more Purchasers (and a related increase in the Facility Limit) or cause additional Persons to become parties to this Agreement, as purchasers, at any time following the Closing Date and prior to the Termination Date; it being understood and agreed that the Administrative Agent, any Majority Purchaser or any Purchaser increasing its Commitment pursuant to this Section 2.02(e)(ii) may request any of (A) resolutions of the managers of the Seller approving or consenting to such Commitment increase and authorizing the execution, delivery and performance of any amendment to this Agreement, (B) a corporate and enforceability opinion of counsel of the Seller and (C) such other documents, agreements and opinions reasonably requested by the Administrative Agent, such Majority Purchaser or such Purchaser. For the avoidance of doubt, any such Person not responding within such time period shall be deemed to have declined to consent to an increase in such Purchaser’s Commitment.
(e)In connection with any reduction of the Commitments, the Seller shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Purchasers, cash in an amount sufficient to pay (A) Capital of each Purchaser in excess of its Commitment as so reduced and (B) all other outstanding Seller Obligations with respect to such reduction (determined based on the ratio of the reduction of the Commitments being effected to the amount of the Commitments prior to such reduction or, if the Administrative Agent reasonably determines that any portion of the outstanding Seller Obligations is allocable solely to that portion of the Commitments being reduced or has arisen solely as a result of such reduction, all of such portion) including, without duplication, any associated Breakage Costs. Upon receipt of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the outstanding Capital, and second to the payment of the remaining outstanding Seller Obligations with respect to such reduction, including any Breakage Costs, by paying such amounts to the Administrative Agent on behalf of the Purchasers.
SECTION 2.03. Yield and Fees.
(a)On each Settlement Date, the Seller shall, in accordance with the terms and priorities for payment set forth in Section 3.01, pay to each Purchaser, the Administrative Agent and the Structuring Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Seller, the Purchasers and/or the Administrative Agent or the Structuring Agent (such fee letter agreement(s) being collectively referred to herein as the “Fee Letter”). Unused Fees (as defined in the Fee Letter) shall cease to accrue on the unfunded portion of the Commitment of any Defaulting Purchaser as provided in Section 2.09.
(b)Each Purchaser’s Capital shall accrue Yield on each day when such Capital remains outstanding at the then applicable Yield Rate for such Capital (or each applicable portion thereof). The Seller shall pay all Yield (including, for the avoidance of doubt, all Yield accrued on any Capital Tranches accruing Yield by reference to Term SOFR during a Yield Period, regardless of whether the applicable Yield Period has ended). The Seller shall pay all Yield and Fees accrued during each Yield Period on the first Settlement Date occurring after the end of such Yield Period in accordance with the terms and priorities for payment set forth in Section 3.01.
(c)Yield Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any portion of Capital, together with all fees, charges

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and other amounts which are treated as interest on such portion of Capital under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Purchaser holding such portion of Capital in accordance with Applicable Law, the rate of interest payable in respect of such portion of Capital hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such portion of Capital but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Purchaser in respect of other Capital or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount shall have been received by such Purchaser.
(d)Conforming Changes Relating to Daily 1M SOFR and the Term SOFR Rate. With respect to Daily 1M SOFR and the Term SOFR Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document; provided that, with respect to any such amendment effected, the Administrative Agent shall provide notice to the Seller and the Purchasers each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.
SECTION 2.04. Selection of Daily 1M SOFR and Term SOFR Rate; Rate Quotations.
(a)So long as no Event of Termination is continuing, the Seller may, by written notice to the Administrative Agent, elect for all or any portion of the Aggregate Capital to accrue interest by reference to the Term SOFR Rate (rather than Daily 1M SOFR) during any Yield Period. Any such notice must specify the amount of the Aggregate Capital subject of such election and must be delivered not later than two (2) Business Days prior to the first day of the affected Yield Period. Any such portion of the Aggregate Capital that is subject to such an election shall be apportioned among the respective Purchasers’ Capital ratably. Notwithstanding the foregoing, (x) the Seller shall not make such an election if, as a result thereof, more than five Capital Tranches would exist and (y) each Capital Tranche accruing interest by reference to the Term SOFR Rate shall be not be less than $[***] and shall be an integral multiple of $[***]. For the avoidance of doubt, if an Event of Termination is then continuing, the Yield Rate for any Capital shall be determined pursuant to the definition of Yield Rate notwithstanding any otherwise applicable election by the Seller.
(b)The Seller may call the Administrative Agent on or before the date on which an Investment Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Purchasers nor affect the rate of interest which thereafter is actually in effect when the election is made.
SECTION 2.05. [Reserved].
SECTION 2.06. Yield after Default. To the extent permitted by Applicable Law, upon the occurrence of an Event of Termination and until such time such Event of Termination shall have been cured or waived, at the discretion of the Administrative Agent or upon written demand by the Majority Purchasers to the Administrative Agent:
(a)Yield Rate. The rate at which Yield accrues on each portion of Capital otherwise applicable pursuant to Section 2.04, shall be increased by [***]% per annum;

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(b)Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to Base Rate Capital plus an additional [***]% per annum from the time such Obligation becomes due and payable until the time such Obligation is paid in full; and
(c)Acknowledgment. The Seller acknowledges that the increase in rates referred to in this Section 2.06 reflects, among other things, the fact that such Capital or other amounts have become a substantially greater risk given their default status and that the Purchasers are entitled to additional compensation for such risk; and all such interest shall be payable by Seller upon demand by Administrative Agent.
SECTION 2.07. Daily 1M SOFR or Term SOFR Rate Unascertainable; Increased Costs; Illegality.
(a)Unascertainable; Increased Costs. If, on or prior to the first day of a Yield Period:
(i)the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that (x) Daily 1M SOFR or the Term SOFR Rate cannot be determined pursuant to the definition thereof; or (y) a fundamental change has occurred with respect to Daily 1M SOFR or the Term SOFR Rate (including, without limitation, changes in national or international financial, political or economic conditions); or
(ii)the Majority Purchasers determine that for any reason that Daily 1M SOFR or the Term SOFR Rate for any requested Yield Period does not adequately and fairly reflect the cost to such Purchasers of funding such Purchaser’s Capital, and such Purchasers have provided notice of such determination to the Administrative Agent;
(iii)then the Administrative Agent shall have the rights specified in Section 2.07(c).
(b)Illegality. If at any time any Purchaser shall have determined that the making, maintenance or funding of any Capital (or an Investment thereof) accruing interest by reference to Daily 1M SOFR or the Term SOFR Rate has been made impracticable or unlawful, by compliance by such Purchaser in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), then the Administrative Agent shall have the rights specified in Section 2.07(c).
(c)Administrative Agent’s and Purchaser’s Rights. In the case of any event specified in Section 2.07(a), the Administrative Agent shall promptly so notify the Purchasers and the Seller thereof, and in the case of an event specified in Section 2.07(b), such Purchaser shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Purchasers and the Seller.
Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Purchasers, in the case of such notice given by the Administrative Agent, or (ii) such Purchaser, in the case of such notice given by such Purchaser, to allow the Seller to select, convert to or renew any Capital accruing interest by

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reference to Daily 1M SOFR or the Term SOFR Rate shall be suspended (to the extent of the affected Yield Rate or the applicable Yield Periods) until the Administrative Agent shall have later notified the Seller, or such Purchaser shall have later notified the Administrative Agent, of the Administrative Agent’s or such Purchaser’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.
If at any time the Administrative Agent makes a determination under Section 2.04(a), (A) if the Seller has delivered an Investment Request for an affected Investment that has not yet been made, such Investment Request shall be deemed to request an Investment of Base Rate Capital, and (B) any outstanding affected Capital shall be deemed to have been converted into Base Rate Capital at the end of the applicable Yield Period.
SECTION 2.08. [Reserved].
SECTION 2.09. Records of Investments and Capital. Each Purchaser shall record in its records, the date and amount of each Investment made by the Purchasers hereunder, the Yield Rate with respect to the related Capital (and each portion thereof), the Yield accrued on such Purchasers’ Capital and each repayment and payment thereof. Subject to Section 13.03(b), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Seller hereunder or under the other Transaction Documents to repay the Capital of each Purchaser, together with all Yield accruing thereon and all other Seller Obligations.
SECTION 2.10. Defaulting Purchasers. Notwithstanding any provision of this Agreement to the contrary, if any Purchaser becomes a Defaulting Purchaser, then the following provisions shall apply for so long as such Purchaser is a Defaulting Purchaser:
(a)Unused Fees (as defined in the Fee Letter) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Purchaser.
(b)The Commitment and Capital of such Defaulting Purchaser shall not be included in determining whether the Majority Purchasers have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 13.01); provided, that, except as otherwise provided in Section 13.01, this clause (b) shall not apply to the vote of a Defaulting Purchaser in the case of an amendment, waiver or other modification requiring the consent of such Purchaser or each Purchaser directly affected thereby (if such Purchaser is directly affected thereby).
(c)In the event that the Administrative Agent, the Seller and the Servicer each agrees in writing that a Defaulting Purchaser has adequately remedied all matters that caused such Purchaser to be a Defaulting Purchaser, then on such date such Purchaser shall purchase at par such of the Investment of the other Purchasers as the Administrative Agent shall determine may be necessary in order for such Purchaser to make such Investment in accordance with its Percentage; provided, that no adjustments shall be made retroactively with respect to fees accrued or payments made by or on behalf of the Seller while such Purchaser was a Defaulting Purchaser, and provided, further, that except to the extent otherwise agreed by the affected parties, no change hereunder from Defaulting Purchaser to Purchaser that is not a Defaulting Purchaser will constitute a waiver or release of any claim of any party hereunder arising from that Purchaser having been a Defaulting Purchaser.
SECTION 2.11. Benchmark Replacement Setting.

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(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. Eastern Standard Time on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Purchasers without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Purchasers comprising the Majority Purchasers.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent may make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Seller and the Purchasers of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. The Administrative Agent will notify the Seller of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Purchaser (or group of Purchasers) pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document except, in each case, as expressly required pursuant to this Section 2.11.
(a)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Yield Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or

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information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Yield Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(b)Benchmark Unavailability Period. Upon the Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Seller may revoke any pending request for an Investment of Capital accruing Yield based on Daily 1M SOFR or the Term SOFR Rate, conversion to or continuation of Capital accruing Yield based on Daily 1M SOFR or the Term SOFR Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Seller will be deemed to have converted any such request into a request for a Base Rate Capital. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
(f)    As used in this Section 2.11:
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest or yield period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Yield Period” pursuant to clause (d) of this Section 2.11.
“Benchmark” means, initially, Daily 1M SOFR and the Term SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to Daily 1M SOFR, the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    Daily Simple SOFR; and

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(2)    the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Seller, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Official Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;
provided, that if the Benchmark Replacement as determined pursuant to clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Seller, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Official Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

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For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by a Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Official Body having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current

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Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 2.11 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 2.11.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
ARTICLE III

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS
SECTION 3.01. Settlement Procedures.
(a)On each Settlement Date, the Servicer (or, following its assumption of control of the Sweep Account, the Administrative Agent) shall, after removing all Unfunded Receivables Collections from the Sweep Account and distributing such Unfunded Receivables Collections to the Servicer’s own account for payment to the related Providers in accordance with Section 7.02(bb), distribute Collections then on deposit in the Sweep Account in the following order of priority:
(i)first, to the Servicer for the payment of the accrued Servicing Fees payable for the immediately preceding Yield Period (plus, if applicable, the amount of Servicing Fees payable for any prior Yield Period to the extent such amount has not been distributed to the Servicer);
(ii)second, to the Backup Servicer for the payment of the accrued Backup Servicing Fees payable for the immediately preceding Yield Period (plus, if applicable, the amount of Backup Servicing Fees payable for any prior Yield Period to the extent such amount has not been distributed to the Backup Servicer);
(iii)third, to AccessOne, for AccessOne’s payment to the applicable Provider in accordance with Section 7.02(z), any Provider Prepayment Rebate, to the extent then payable to the applicable Provider in cash; provided, however, that the aggregate amount distributed pursuant to this clause (iii) in any calendar year shall not exceed the amount of the Provider Prepayment Rebate Reserve;
(iv)fourth, to the Administrative Agent for distribution to each Purchaser (ratably, based on the amount then due and owing each Purchaser and any related Purchaser Party), all accrued and unpaid Yield, Fees and Breakage Costs due to such Purchaser and related Purchaser Party for the immediately preceding Yield Period (including any additional amounts or indemnified amounts payable under Sections 4.03 and 12.01 in respect of such payments), plus, if applicable, the amount of any such Yield, Fees and Breakage Costs (including any additional amounts or indemnified amounts payable under Sections 4.03 and 12.01 in respect of such payments) payable for any prior

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Yield Period to the extent such amount has not been distributed to such Purchaser or Purchaser Party;
(v)fifth, to the Administrative Agent for distribution to the Purchasers (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the return of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Capital Coverage Deficit (if any) to zero ($0);
(vi)sixth, to the Cash Reserve Account, the amount (if any) necessary to cause the amount on deposit therein to be not less than the Cash Reserve Account Required Amount; provided, however, that no amount shall be deposited to the Cash Reserve Account pursuant to this paragraph if the Termination Date has occurred;
(vii)seventh, (i) if the Termination Date has occurred or an Early Amortization Event has occurred and is continuing, to the Administrative Agent for distribution to each Purchaser (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the return in full of the aggregate outstanding Capital of such Purchaser at such time, or (ii) if the Termination Date has not occurred, only if so elected by the Seller and in accordance with Section 2.02(d), to the Administrative Agent for distribution to each Purchaser as a return of all or any portion of the outstanding Capital of the Purchasers at such time (ratably, based on the aggregate outstanding Capital of each Purchaser at such time);
(viii)eighth, to the Administrative Agent for distribution to the Purchaser Parties, the Affected Persons and the Seller Indemnified Parties (ratably, based on the amount due and owing at such time), for the payment of all other Seller Obligations then due and owing by the Seller to the Purchaser Parties, the Affected Persons and the Seller Indemnified Parties;
(ix)ninth, to AccessOne, for AccessOne’s payment to the applicable Provider in accordance with Section 7.02(aa), any Provider Recourse Rebate; and
(x)tenth, the balance, if any, to be paid to the Funding Account for the Seller’s own account in payment of the Deferred Purchase Price.
(b)Notwithstanding anything to the contrary set forth in this Section 3.01, the Administrative Agent shall have no obligation to distribute or pay any amount under this Section 3.01 except to the extent actually received by the Administrative Agent. All payments or distributions to be made by the Servicer, the Seller and any other Person to the Purchasers (or their respective related Affected Persons and the Seller Indemnified Parties), shall be paid or distributed to the related Purchaser at its Purchaser’s Account. Each Purchaser hereby covenants and agrees to provide timely and accurate responses to each of the Administrative Agent’s requests for information necessary for the Administrative Agent to make the allocations to the Purchasers required to be made by the Administrative Agent hereunder, including the applicable account of each Purchaser for which amounts should be distributed.
(c)If and to the extent the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party shall be required for any reason to pay over to any Person (including any Obligor or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Administrative Agent, such Purchaser Party, such Affected Person or such

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Seller Indemnified Party, as the case may be, shall have a claim against the Seller for such amount.
(d)For the purposes of this Section 3.01:
(i)if on any day the Outstanding Balance of any Pool Receivable, or the amount of any Provider Recourse Payment due in respect of such Pool Receivable, is (A) reduced or canceled as a result of (w) any failure by any AccessOne Party to perform under the related Program Documents or Contract, (x) any change in or cancellation of any of the terms of such Pool Receivable, the related Program Documents or the related Contract or any other adjustment by any AccessOne Party which reduces the amount payable by the Obligor, the Provider or the Provider Guarantor on, or in respect of, the related Receivable, (y) any rebates, warranties, allowances or charge-backs or (z) any setoff or credit in respect of any claim by the Obligor, the related Provider or the related Provider Guarantor (whether such claim arises out of the same or a related transaction or an unrelated transaction), or (B) subject to any dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof), the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and shall immediately pay any and all such amounts in respect thereof to the Sweep Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Purchaser Parties for application pursuant to Section 3.01(a);
(ii)if on any day any of the representations or warranties in Section 6.01 is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full and shall immediately pay the amount of such Deemed Collection to the Sweep Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Purchaser Parties for application pursuant to Section 3.01(a) (Collections deemed to have been received pursuant to Section 3.01(d) are hereinafter sometimes referred to as “Deemed Collections”);
(iii)except as provided in clauses (i) or (ii) above or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and
(iv)if and to the extent the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Seller and, accordingly, such Person shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.
SECTION 3.02. Payments and Computations, Etc.
(a)Timing of Payments. All amounts to be paid by the Seller or the Servicer to the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party hereunder shall be paid no later than noon (New York City time) on the day when due in same day funds to the account so designated by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Seller prior to the date on which any

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payment is due to the Administrative Agent for the account of any Purchasers hereunder that the Seller will not make such payment (including because Collections are not available therefor), the Administrative Agent may assume that the Seller has made or will make such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Purchasers the amount due. In such event, if the Seller has not in fact made such payment, then each Purchaser severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Purchaser, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(b)Interest on Unpaid Amounts. Each of the Seller and the Servicer shall, to the extent permitted by Applicable Law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to [***]% per annum above the Base Rate, payable on demand.
(c)Computation Conventions. All computations of interest under subsection (b) above and all computations of Yield, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.
SECTION 3.03. Cash Reserve Account. The Seller hereby grants the Administrative Agent a security interest in the Cash Reserve Account and all money or other assets on deposit therein or credited thereto. To the extent that the amount of Collections on deposit in the Sweep Account on any Settlement Date is insufficient to pay in full the amounts set forth in clauses first – fifth of Section 3.01(a) owing on such Settlement Date, moneys in the Cash Reserve Account shall be applied by the Seller for payment of such remaining amounts after the application of Collections on deposit in the Sweep Account in accordance with Section 3.01(a). If an Event of Termination has occurred, moneys in the Cash Reserve Account shall be applied by the Seller (or, following its assumption of control of the Cash Reserve Account, the Administrative Agent) for repayment of any amounts owing by the Seller hereunder and under each of the other Transaction Documents to each of the Secured Parties. Amounts, if any, on deposit in the Cash Reserve Account on the Final Payout Date shall be the property of the Seller.
ARTICLE IV

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND BACK-UP SECURITY INTEREST
SECTION 4.01. Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person;

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(ii)subject any Affected Person to any Taxes (except to the extent such Taxes are (A) Indemnified Taxes for which relief is sought under Section 4.03, (B) Taxes described in clause (b) or (c) of the definition of Excluded Taxes or (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its Investments, Capital, loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Affected Person any other condition, cost or expense (other than Taxes) (A) affecting the Support Assets, this Agreement, any other Transaction Document, any Capital or any participation therein or (B) affecting its obligations or rights to make Investments or fund or maintain Capital;
and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as the Administrative Agent or a Purchaser hereunder with respect to the transactions contemplated hereby, (B) making any Investment or funding or maintaining any Capital (or any portion thereof) or (C) maintaining its obligation to make any Investment or to fund or maintain any Capital (or any portion thereof), or to reduce the amount of any sum received or receivable by such Affected Person hereunder, then, upon request of such Affected Person, the Seller shall pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered.
(b)Capital and Liquidity Requirements. If any Affected Person determines that any Change in Law affecting such Affected Person or any lending office of such Affected Person or such Affected Person’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of (x) increasing the amount of capital required to be maintained by such Affected Person or Affected Person’s holding company, if any, (y) reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, or (z) causing an internal capital or liquidity charge or other imputed cost to be assessed upon such Affected Person or Affected Person’s holding company, if any, in each case, as a consequence of (A) this Agreement or any other Transaction Document, (B) the commitments of such Affected Person hereunder or under any other Transaction Document, (C) the Investments made by such Affected Person, or (D) any Capital (or portion thereof), to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Affected Person, the Seller will pay to such Affected Person such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such increase, reduction or charge.
(c)Adoption of Changes in Law. The Seller acknowledges that any Affected Person may institute measures in anticipation of a Change in Law (including, without limitation, the imposition of internal charges on such Affected Person’s interests or obligations under any Transaction Document), and may commence allocating charges to or seeking compensation from the Seller under this Section 4.01 in connection with such measures, in advance of the effective date of such Change in Law, and the Seller agrees to pay such charges or compensation to such Affected Person, following demand therefor in accordance with the terms of this Section 4.01, without regard to whether such effective date has occurred.
(d)Certificates for Reimbursement. A certificate of an Affected Person setting forth the amount or amounts necessary to compensate such Affected Person or its holding

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company, as the case may be, as specified in clause (a), (b) or (c) of this Section and delivered to the Seller, shall be conclusive absent manifest error. The Seller shall, subject to the priorities of payment set forth in Section 3.01, pay such Affected Person the amount shown as due on any such certificate on the first Settlement Date occurring after the Seller’s receipt of such certificate.
(e)Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Seller shall not be required to compensate an Affected Person pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Affected Person notifies the Seller of the Change in Law giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).
(f)Replacement of Purchasers.    If any Purchaser requests compensation under this Section 4.01, or if the Seller is required to pay any additional amount to any Purchaser or any Governmental Authority for the account of any Purchaser pursuant to Section 4.03, the Seller may replace such Purchaser in accordance with Section 13.03(i).
SECTION 4.02. Indemnity for Funding Losses. In addition to the compensation or payments required by Section 4.01 or Section 4.03, the Seller shall indemnify each Purchaser against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain any Investment, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Purchaser sustains or incurs as a consequence of any:
(a)payment, prepayment, conversion or renewal of any Investment to which the Term SOFR Rate applies on a day other than a Weekly Settlement Date, whether or not any such payment or prepayment is mandatory, voluntary, or automatic and whether or not any such payment or prepayment is then due; or
(b)attempt by the Seller to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Investment Request or notice relating to prepayments under Section 2.02(d) or failure by the Seller (for a reason other than the failure of such Purchaser to make an Investment) to prepay, borrow, continue or convert any Investment on the date or in the amount notified by the Seller.
If any Purchaser sustains or incurs any such loss or expense, it shall from time to time notify the Seller of the amount determined in good faith by such Purchaser (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Purchaser shall deem reasonable) to be necessary to indemnify such Purchaser for such loss or expense. Such notice shall specify in reasonable detail the basis for such determination. Such amount shall be due and payable by the Seller to such Purchaser on the first Settlement Date occurring after such notice is given.
SECTION 4.03. Taxes.

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(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the applicable withholding agent) requires the deduction or withholding of any Tax from any such payment to a Purchaser Party, Affected Person or Seller Indemnified Party, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Purchaser Party, Affected Person or Seller Indemnified Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by the Seller. The Seller shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of, any Other Taxes.
(c)Indemnification by the Seller. The Seller shall indemnify each Affected Person, within ten (10) days after demand therefor, for the full amount of any (I) Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Affected Person or required to be withheld or deducted from a payment to such Affected Person and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and (II) Taxes that arise because an Investment or any Capital is not treated for U.S. federal, state or local income and franchise tax purposes consistently with the Intended Tax Treatment (such indemnification will include any U.S. federal, state or local income and franchise taxes necessary to make such Affected Person whole on an after-Tax basis taking into account the taxability of receipt of payments under this clause (II) and any reasonable expenses (other than Taxes) arising out of, relating to, or resulting from the foregoing). Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice by the Administrative Agent or any Affected Person, the Seller shall pay such Indemnified Taxes directly to the relevant taxing authority or Governmental Authority (or to the Administrative Agent or such Affected Person if such Taxes have already been paid to the relevant taxing authority or Governmental Authority); provided that neither the Administrative Agent nor any Affected Person shall be under any obligation to provide any such notice to the Seller. A certificate as to the amount of such payment or liability delivered to the Seller by an Affected Person (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Affected Person, shall be conclusive absent manifest error. Notwithstanding anything to the contrary herein, the Servicer shall indemnify each Affected Person for the full amount of any Taxes described in clause (I) or clause (II) of this Section 4.03(c) to the extent that the Seller and its Affiliates have not already indemnified such Affected Person for such Taxes and without limiting any obligation of the Seller and its Affiliates to do so.
(d)Indemnification by the Purchasers. Each Purchaser shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Purchaser or any of its respective Affiliates that are Affected Persons (but only to the extent that the Seller and its Affiliates have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Seller, the Servicer or their Affiliates to do so), (ii) any Taxes attributable to the failure of such Purchaser or any of their respective Affiliates that are Affected Persons to comply with Section 13.03(e) relating to the maintenance of a Participant Register and (iii) any Excluded

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Taxes attributable to such Purchaser or any of its respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Purchaser by the Administrative Agent shall be conclusive absent manifest error. Each Purchaser hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Purchaser or any of its respective Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrative Agent to such Purchaser or any of its respective Affiliates that are Affected Persons from any other source against any amount due to the Administrative Agent under this clause (d).
(e)Evidence of Payments. As soon as practicable after any payment of Taxes by the Seller to a Governmental Authority pursuant to this Section 4.03, the Seller shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)Status of Affected Persons. (i) Any Affected Person that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Seller and the Administrative Agent, at the time or times reasonably requested by the Seller or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Seller or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Affected Person, if reasonably requested by the Seller or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Seller or the Administrative Agent as will enable the Seller or the Administrative Agent to determine whether or not such Affected Person is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.03(f)(ii)(A), 4.03(f)(ii)(B) and 4.03(g)) shall not be required if, in the Affected Person’s reasonable judgment, such completion, execution or submission would subject such Affected Person to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Affected Person.
(i)Without limiting the generality of the foregoing:
(A)an Affected Person that is a U.S. Person shall deliver to the Seller and the Administrative Agent on or prior to the date on which such Affected Person becomes a party to this Agreement and from time to time upon the reasonable request of the Seller or the Administrative Agent, executed originals of Internal Revenue Service Form W-9 certifying that such Affected Person is exempt from U.S. federal backup withholding tax;
(B)any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrative Agent (in such number of copies as shall be requested by the Seller and the Administrative Agent) on or prior to the date on which such Affected Person becomes a party to this Agreement and from time to time upon the reasonable request of the Seller or the Administrative Agent, whichever of the following is applicable:

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(1)in the case of such an Affected Person claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed originals of Internal Revenue Service Form W-8ECI;
(3)in the case of such an Affected Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Affected Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Seller as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable; or
(4)to the extent such Affected Person is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Affected Person is a partnership and one or more direct or indirect partners of such Affected Person are claiming the portfolio interest exemption, such Affected Person may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and
(C)any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Affected Person becomes a party to this Agreement and from time to time upon the reasonable request of the Seller or the Administrative Agent, executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Seller or the Administrative Agent to determine the withholding or deduction required to be made.

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(g)Documentation Required by FATCA. If a payment made to an Affected Person under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Affected Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Affected Person shall deliver to the Seller and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Seller or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller or the Administrative Agent as may be necessary for the Seller and the Administrative Agent to comply with their obligations under FATCA and to determine that such Affected Person has complied with such Affected Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)Survival. Each party’s obligations under this Section 4.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Purchaser Party or any other Affected Person, the termination of the Commitments and the repayment, satisfaction or discharge of all the Seller Obligations and the Servicer’s obligations hereunder.
(i)Updates. Each Affected Person agrees that if any form or certification it previously delivered pursuant to this Section 4.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller and the Administrative Agent in writing of its legal inability to do so.
(j)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.03 (including by the payment of additional amounts pursuant to this Section 4.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (j) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (j), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (j) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
SECTION 4.04. Designation of a Different Lending Office. If any Purchaser requests compensation under Section 4.01, or the Seller is or will be required to pay any Indemnified Taxes or additional amounts to any Purchaser or any Official Body for the account of any Purchaser pursuant to Section 4.03, then such Purchaser shall (at the request of the Seller) use reasonable efforts to designate a different lending or booking office for funding or booking its Capital and Investments hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Purchaser, such designation or

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assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.01 or 4.03, as the case may be, in the future, and (ii) would not subject such Purchaser to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Purchaser. The Seller hereby agrees to pay all reasonable costs and expenses incurred by any Purchaser in connection with any such designation or assignment.
SECTION 4.05. Back-Up Security Interest.
(a)As security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Yield and all other Seller Obligations, the Seller hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of the Seller’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Support Assets”): (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Boxes, the Collection Accounts, the Sweep Account, the Funding Account and the Cash Reserve Account and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing the Lock-Boxes, the Collection Accounts, the Sweep Account, the Funding Account and the Cash Reserve Account and amounts on deposit therein, (v) all rights (but none of the obligations) of the Seller under the Receivables Sale Agreement, (vi) all other personal and fixture property or assets of the Seller of every kind and nature including, without limitation, all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC) and (vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.
(b)The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Support Assets, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. The Seller hereby authorizes the Administrative Agent to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.
(c)Immediately upon the occurrence of the Final Payout Date, the Support Assets shall be automatically released from the Lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Purchasers and the other Purchaser Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Support Assets shall revert to the Seller; provided, however, that promptly following written request therefor by the Seller delivered to the Administrative Agent following any such termination, and at the expense of the Seller, the Administrative Agent shall execute and deliver to the Seller UCC-3 termination statements and such other documents as the Seller shall reasonably request to evidence such termination.
(d)For the avoidance of doubt, (i) the grant of security interest pursuant to this Section 4.05 shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(c), (ii) nothing in Section 2.01 shall be construed as limiting the rights, interests (including any security interest), obligations or liabilities of any

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party under this Section 4.05, and (iii) subject to the foregoing clauses (i) and (ii), this Section 4.05 shall not be construed to contradict the intentions of the parties set forth in Section 2.01(d).
ARTICLE V

CONDITIONS TO EFFECTIVENESS AND INVESTMENTS
SECTION 5.01. Conditions Precedent to Effectiveness and the Initial Investment. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, Lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit H hereto, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses payable by the Seller on the Closing Date to the Purchaser Parties have been paid in full in accordance with the terms of the Transaction Documents.
SECTION 5.02. Conditions Precedent to All Investments. Each Investment hereunder on or after the Closing Date shall be subject to the conditions precedent that:
(a)the Seller shall have delivered to the Administrative Agent and each Purchaser an Investment Request for such Investment, together with a Capital Coverage Certificate, in accordance with Section 2.02(a);
(b)the Servicer shall have delivered to the Administrative Agent and each Purchaser all Monthly Reports, Weekly Reports and Priority of Payments Reports required to be delivered hereunder;
(c)the conditions precedent to such Investment specified in Section 2.01(a)(i) through (iv) shall be satisfied;
(d)on the date of such Investment the following statements shall be true and correct (and upon the occurrence of such Investment, the Seller and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):
(i)the representations and warranties of the Seller and the Servicer contained in Sections 6.01 and 6.02 are true and correct in all material respects (unless such representations and warranties contain a materiality qualifier, in which case such representations and warranties shall be true and correct as made) on and as of the date of such Investment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects (unless such representations and warranties contain a materiality qualifier, in which case such representations and warranties shall be true and correct as made) on and as of such earlier date;
(ii)no Early Amortization Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing, and no Early Amortization Event, Event of Termination or Unmatured Event of Termination would result from such Investment;
(iii)no Capital Coverage Deficit exists or would exist after giving effect to such Investment based on the data provided as of the most recent Monthly Report or Weekly Report required to be delivered under this Agreement by the Administrative Agent;

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(iv)no Capital Coverage Deficit exists or would exist after giving effect to such Investment; and
(v)the Termination Date has not occurred.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES
SECTION 6.01. Representations and Warranties of the Seller. The Seller represents and warrants to each Purchaser Party as of the Closing Date, on each Settlement Date, and on the day of each Investment and delivery of a Monthly Report or Weekly Report:
(a)Organization and Good Standing. The Seller is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority under its constitutional documents and under the laws of its jurisdiction to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.
(b)Due Qualification. The Seller is duly qualified to do business as a limited liability company, is in good standing as a foreign limited liability company and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(c)Power and Authority; Due Authorization. The Seller (i) has all necessary limited liability company power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) grant a security interest in the Support Assets to the Administrative Agent on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary limited liability company action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.
(d)Binding Obligations. This Agreement and each of the other Transaction Documents to which the Seller is a party constitutes legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(e)No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to which the Seller is a party, and the fulfillment of the terms hereof and thereof, will not (i) materially conflict with, result in any material breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its organizational documents or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument to which the Seller is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any material Adverse Claim upon any of the Support Assets pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or

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other agreement or instrument other than this Agreement and the other Transaction Documents or (iii) materially conflict with or violate any Applicable Law.
(f)Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending or, to the best knowledge of the Seller, threatened, against the Seller before any Governmental Authority and (ii) the Seller is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the grant of a security interest in any Support Assets by the Seller to the Administrative Agent, the ownership or acquisition by the Seller of any Pool Receivables or other Support Assets or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeks any determination or ruling that could materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.
(g)Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Seller in connection with the grant of a security interest in the Support Assets to the Administrative Agent hereunder or the due execution, delivery and performance by the Seller of this Agreement or any other Transaction Document to which it is a party and the consummation by the Seller of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.
(h)Margin Regulations. The Seller is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System).
(i)Solvency. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, the Seller is Solvent.
(j)Offices; Legal Name. The Seller’s sole jurisdiction of organization is the State of Delaware and such jurisdiction has not changed within four months prior to the date of this Agreement. The office of the Seller is set forth on Schedule III hereto. The legal name of the Seller is AccessOne Funding, LLC.
(k)Investment Company Act; Volcker Rule. The Seller (i) is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act and (ii) is not a “covered fund” under the Volcker Rule. In determining that the Seller is not a “covered fund” under the Volcker Rule, the Seller relies on, and is entitled to rely on, the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act.
(l)No Material Adverse Effect. Since the date of formation of the Seller there has been no Material Adverse Effect with respect to the Seller.
(m)Accuracy of Information. All Monthly Reports, Weekly Reports, Priority of Payments Reports, Investment Requests, Capital Coverage Certificates, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Purchaser Party by or on behalf of the Seller pursuant to any provision of this Agreement or any

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other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Purchaser Party, and does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
(n)Sanctions and other Anti-Terrorism Laws. No: (a) Covered Entity, nor any employees, officers, directors, affiliates, consultants, brokers, or agents acting on a Covered Entity’s behalf in connection with this Agreement: (i) is a Sanctioned Person; (ii) directly, or indirectly through any third party, is engaged in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, or any transactions or other dealings that otherwise are prohibited by any Anti-Terrorism Laws; or (b) Support Asset is Embargoed Property.
(o)Anti-Corruption Laws. Each Covered Entity has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures designed to ensure compliance with such Laws.
(p)Perfection Representations.
(i)This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Seller’s right, title and interest in, to and under the Support Assets which (A) security interest has been perfected and is enforceable against creditors of and purchasers from the Seller and (B) will be free of all Adverse Claims in such Support Assets.
(ii)The Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.
(iii)The Seller owns and has good and marketable title to the Support Assets free and clear of any Adverse Claim of any Person.
(iv)All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale and contribution of the Receivables and Related Security from AccessOne to the Seller pursuant to the Receivables Sale Agreement and the grant by the Seller of a security interest in the Support Assets to the Administrative Agent pursuant to this Agreement.
(v)Other than the security interest granted to the Administrative Agent pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Support Assets except as permitted by this Agreement and the other Transaction Documents. The Seller has not authorized the filing of and is not aware of any financing statements filed against the Seller that include a description of collateral covering the Support Assets other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated. The Seller is not aware of any judgment lien, ERISA lien or tax lien filings against the Seller.
(vi)Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section

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6.01(o) shall be continuing and remain in full force and effect until the Final Payout Date.
(q)The Lock-Boxes, the Collection Accounts, the Funding Account and the Sweep Account.
(i)Nature of Collection Accounts. Each Collection Account, the Funding Account and the Sweep Account constitutes a “deposit account” within the meaning of the applicable UCC.
(ii)Ownership. Each Lock-Box, each Collection Account, the Funding Account and the Sweep Account is in the name of the Seller, and the Seller owns and has good and marketable title to the Collection Accounts, the Funding Account and the Sweep Account free and clear of any Adverse Claim.
(iii)Perfection. The Seller has delivered to the Administrative Agent a fully executed Account Control Agreement relating to each Lock-Box, each Collection Account, the Funding Account, the Cash Reserve Account and the Sweep Account, pursuant to which each applicable Collection Account Bank has agreed to comply with the instructions originated by the Administrative Agent directing the disposition of funds in such Lock-Box and Collection Account without further consent by the Seller, the Servicer or any other Person. The Administrative Agent has “control” (as defined in Section 9-104 of the UCC) over each Collection Account, the Funding Account, the Cash Reserve Account and the Sweep Account.
(iv)Instructions. Neither the Lock-Boxes nor the Collection Accounts are in the name of any Person other than the Seller. Neither the Seller nor the Servicer has consented to the applicable Collection Account Bank complying with instructions of any Person other than the Administrative Agent.
(r)Ordinary Course of Business. Each remittance of Collections by or on behalf of the Seller to the Purchaser Parties under this Agreement will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.
(s)Compliance with Law. The Seller has complied in all material respects with all Applicable Laws to which it may be subject.
(t)Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.
(u)Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Capital Coverage Amount as of any date is an Eligible Receivable as of such date.
(v)Taxes. The Seller has (i) timely filed all tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all Taxes, assessments and other governmental charges, if any, other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.
(w)Tax Status. The Seller (i) is a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a U.S. Person and (ii) is not an association (or publicly traded partnership) taxable as a

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corporation for U.S. federal income tax purposes. The Seller is not subject to any Tax in any jurisdiction outside the United States.
(x)Opinions. The facts regarding the AccessOne Parties, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.
(y)Other Transaction Documents. Each representation and warranty made by the Seller under each other Transaction Document to which it is a party is true and correct in all material respects (unless such representation and warranty contains a materiality qualifier, in which case such representation and warranty shall be true and correct as made) as of the date when made, except for any such representation and warranty that applies as to an earlier date (in which case, such representation and warranty shall be true and correct in all material respects (unless such representation and warranty contains a materiality qualifier, in which case such representation and warranty shall be true and correct as made) as of such earlier date).
(z)Liquidity Coverage Ratio. The Seller has not, does not and will not during this Agreement issue any LCR Security. The Seller further represents and warrants that its assets and liabilities are consolidated with the assets and liabilities of Holdings for purposes of GAAP.
(aa)Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to Administrative Agent and Purchasers for the Seller on or prior to the Closing Date, as updated from time to time in accordance with this Agreement, is accurate, complete and correct in all material respects as of the date hereof and as of the date any such update is delivered.
(ab)Healthcare Matters.    Except where the failure to comply with any applicable Health Care Law could not reasonably be expected to have a Material Adverse Effect, each AccessOne Party and each of their respective Subsidiaries is, and at all times during the three (3) calendar years immediately preceding the Closing Date has been, in compliance with all Health Care Laws applicable to it, its assets, business or operations. No circumstance exists or event has occurred with respect to a violation of any Health Care Law that could reasonably be expected to have a Material Adverse Effect. No AccessOne Party or any Subsidiary of any AccessOne Party has received any notice of communication from any Governmental Authority alleging noncompliance with any applicable Health Care Law that could reasonably be expected to have a Material Adverse Effect.
(ac)On the date of each Investment, on each Settlement Date and on the date each Monthly Report, Weekly Report, Priority of Payments Report or other report is delivered to the Administrative Agent or any Purchaser hereunder, the Seller shall be deemed to have certified that (i) all representations and warranties of the Seller hereunder are true and correct in all material respects (unless such representations and warranties contain a materiality qualifier, in which case such representations and warranties shall be true and correct as made) on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (unless such representations and warranties contain a materiality qualifier, in which case such representations and warranties shall be true and correct as made) as of such date) and (ii) no Early Amortization Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing or will result from such Investment. Notwithstanding any other provision of this Agreement or any other Transaction Document, the

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representations and warranties contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.
SECTION 6.02. Representations and Warranties of AccessOne. AccessOne, individually and as Servicer, represents and warrants to each Purchaser Party as of the Closing Date, on each Settlement Date, and on the day of each Investment and delivery of a Monthly Report or Weekly Report:
(a)Organization and Good Standing. AccessOne is a duly organized and validly existing corporation in good standing under the laws of the State of North Carolina and has full power and authority under its constitutional documents and under the laws of its jurisdiction to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.
(b)Due Qualification. AccessOne is duly qualified to do business as a corporation, is in good standing as a foreign corporation, and has obtained all necessary licenses and approvals, in all jurisdictions in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(c)Power and Authority; Due Authorization. AccessOne has all necessary corporate power and authority to (i) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (ii) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party have been duly authorized by AccessOne by all necessary corporate action.
(d)Binding Obligations. This Agreement and each of the other Transaction Documents to which it is a party constitutes legal, valid and binding obligations of AccessOne, enforceable against AccessOne in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(e)No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which AccessOne is a party, the performance of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of this Agreement and the other Transaction Documents by AccessOne will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, the organizational documents of AccessOne or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which AccessOne is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument, other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law, except to the extent that any such conflict, breach, default, Adverse Claim or violation could not reasonably be expected to have a Material Adverse Effect.

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(f)Litigation and Other Proceedings. There is no action, suit, proceeding or investigation pending, or to AccessOne’s knowledge threatened, against AccessOne before any Governmental Authority: (i) asserting the invalidity of this Agreement or any of the other Transaction Documents; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document; (iii) seeking any determination or ruling that could materially and adversely affect the performance by AccessOne of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents, (iv) that would reasonably be expected to result in monetary judgment(s) or relief, individually or in the aggregate, in excess of $2,500,000 or (v) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, none of AccessOne or any of its Subsidiaries is the subject of an audit or, to AccessOne’s knowledge, any review or investigation by any Governmental Authority (excluding the Internal Revenue Service and other taxing authorities) concerning the violation or possible violation of any Applicable Law.
(g)No Consents. AccessOne is not required to obtain the consent of any other party or any consent, license, approval, registration, authorization or declaration of or with any Governmental Authority in connection with the execution, delivery, or performance of this Agreement or any other Transaction Document to which it is a party that has not already been obtained, except where the failure to obtain such consent, license, approval, registration, authorization or declaration could not reasonably be expected to have a Material Adverse Effect.
(h)Compliance with Applicable Law. AccessOne (i) has duly satisfied all obligations on its part to be fulfilled under or in connection with the Pool Receivables and the related Contracts, (ii) has maintained in effect all qualifications required under Applicable Law in order to properly service the Pool Receivables and (iii) has complied in all material respects with all Applicable Laws in connection with servicing the Pool Receivables, except to the extent that any such non-satisfaction, non-maintenance or noncompliance could not reasonably be expected to have a Material Adverse Effect.
(i)Accuracy of Information. All Monthly Reports, Weekly Reports, Priority of Payments Reports, Investment Requests, Capital Coverage Certificates, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Purchaser Party by AccessOne pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Purchaser Party, and does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
(j)Location of Records. The offices where AccessOne keeps all of its records relating to the servicing of the Pool Receivables are located at AccessOne’s address specified on Schedule III.
(k)Credit and Collection Policy. AccessOne has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contracts.
(l)Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Capital Coverage Amount as of any date is an Eligible Receivable as of such date.

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(m)Servicing Programs. No license or approval is required for the Administrative Agent’s use of any software or other computer program used by any AccessOne Party or any Sub-Servicer in the servicing of the Pool Receivables, other than those which have been obtained and are in full force and effect.
(n)Servicing of Pool Receivables. Since the Closing Date there has been no material adverse change in the ability of AccessOne or any Sub-Servicer to service and collect the Pool Receivables and the Related Security.
(o)Other Transaction Documents. Each representation and warranty made by AccessOne under each other Transaction Document to which it is a party (including, without limitation, the Receivables Sale Agreement) is true and correct in all material respects (unless such representation and warranty contains a materiality qualifier, in which case such representation and warranty shall be true and correct as made) as of the date when made, except for any such representation and warranty that applies to an earlier date (in which case, such representation and warranty shall be true and correct in all material respects (unless such representation and warranty contains a materiality qualifier, in which case such representation and warranty shall be true and correct as made) as of such earlier date).
(p)No Material Adverse Effect. Since December 31, 2018 there has been no Material Adverse Effect on AccessOne.
(q)Investment Company Act. AccessOne is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.
(r)Sanctions and other Anti-Terrorism Laws. No: (a) Covered Entity, nor any employees, officers, directors, affiliates, consultants, brokers, or agents acting on a Covered Entity’s behalf in connection with this Agreement: (i) is a Sanctioned Person; (ii) directly, or indirectly through any third party, is engaged in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, or any transactions or other dealings that otherwise are prohibited by any Anti-Terrorism Laws; or (b) Support Asset is Embargoed Property.
(s)Anti-Corruption Laws. Each Covered Entity has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures designed to ensure compliance with such Laws.
(t)Financial Condition. The audited consolidated balance sheets of Holdings and its consolidated Subsidiaries as of December 31, 2018 and the related statements of income and shareholders’ equity of Holdings and its consolidated Subsidiaries for the Fiscal Year then ended, copies of which have been furnished to the Administrative Agent and the Purchasers, present fairly in all material respects the consolidated financial position of Holdings and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP.
(u)Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.
(v)Taxes. AccessOne has (i) timely filed all tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

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(w)Opinions. The facts regarding the AccessOne Parties, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.
(x)[Reserved].
(y)Healthcare Matters.    Except where the failure to comply with any applicable Health Care Law could not reasonably be expected to have a Material Adverse Effect, each AccessOne Party and each of their respective Subsidiaries is, and at all times during the three (3) calendar years immediately preceding the Closing Date has been, in compliance with all Health Care Laws applicable to it, its assets, business or operations. No circumstance exists or event has occurred with respect to a violation of any Health Care Law that could reasonably be expected to result in a Material Adverse Effect. No AccessOne Party or any Subsidiary of any AccessOne Party has received any notice of communication from any Governmental Authority alleging noncompliance with any applicable Health Care Law that could reasonably be expected to result in a Material Adverse Effect.
(z)ERISA. Schedule IX sets forth, as of the Closing Date, a complete and accurate list of, and separately identifies, (a) all Pension Plans and (b) all Multiemployer Plans. Each Pension Plan, each trust thereunder, and to the knowledge of any AccessOne Party, each Multiemployer Plan, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Applicable Law so qualifies and is in material compliance with applicable provisions of ERISA, the Code and other Applicable Law. Except for those that would not reasonably be expected to result in Liabilities in excess of $500,000 in the aggregate, there are no existing or pending (or to the knowledge of any AccessOne Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigations involving any Pension Plan or Multiemployer Plan to which AccessOne or its Subsidiaries incurs or otherwise has or could have an obligation or any Liability. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien on any property of AccessOne or any member of the ERISA Group.
(aa)[Reserved].
(ab)Contract Compliance Requirements. AccessOne is in compliance in all material respects with all Contract Compliance Requirements (including being in compliance with privacy notice requirements under the Gramm-Leach-Bliley Act) material to the conduct of its business and operations; AccessOne possesses all the franchises, permits, licenses, certificates of compliance and approval and grants of authority necessary or required in the conduct of its business and the same are valid, binding, enforceable and subsisting without any defaults thereunder or enforceable adverse limitations thereon, and are not subject to any proceedings or claims opposing the issuance, development or use thereof or contesting the validity thereof; and no approvals, waivers or consents, governmental (federal, state or local) or non-governmental, under the terms of contracts or otherwise, are required by reason of or in connection with AccessOne’s execution and performance of the Transaction Documents.
(ac)[Reserved].
(ad)[Reserved].
(ae)Brokers’ Fees; Transaction Fees. Except for the fees payable by the AccessOne Parties to Stephens Inc., none of the AccessOne Parties or any of their respective

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Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.
(af)Outstanding Stock. All issued and outstanding Capital Stock of each AccessOne Party and each Subsidiary are duly authorized and validly issued, fully paid, non-assessable, as applicable, and free and clear of all Liens other than, with respect to the Capital Stock of AccessOne and its Subsidiaries, those in favor of (i) Capital One, National Association, for the benefit of the Secured Parties (as defined in the Capital One Credit Agreement Documents) and (ii) the Senior Subordinated Term Loan Agent, for the benefit of the Secured Parties (as defined in the Senior Subordinated Term Loan Documents). All such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities.
(ag)Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any AccessOne Party, threatened termination or cancellation of, or any material adverse modification or change in (a) the business relationship of any AccessOne Party with any customer or group of customers whose purchases during the preceding twelve (12) calendar months caused them to be ranked among the ten largest customers of such AccessOne Party or (b) the business relationship of any AccessOne Party with any supplier essential to its operations.
(ah)Bonding. As of the Closing Date and as of the date of each update thereto, no AccessOne Party is a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it except as required by state licensing requirements.
(ai)Status of Holdings. Holdings has not engaged in any business activities and does not own any Property other than (i) ownership of the Capital Stock of AccessOne, (ii) activities and contractual rights incidental to maintenance of its corporate existence, (iii) performance of its obligations under the Transaction Documents, the Capital One Credit Agreement Documents and the Senior Subordinated Term Loan Documents to which it is a party and (iv) the guaranty of and granting of collateral (including the pledge of its equity interests in AccessOne) to secure the obligations under the Capital One Credit Agreement and the other Loan Documents (as defined therein).
(aj)On the date of each Investment, on each Settlement Date and on the date each Monthly Report, Weekly Report, Priority of Payments Report or other report is delivered to the Administrative Agent or any Purchaser hereunder, AccessOne shall be deemed to have certified that (i) all representations and warranties of AccessOne hereunder are true and correct in all material respects on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such date) and (ii) no Early Amortization Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing or will result from such Investment. Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.

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ARTICLE VII

COVENANTS
SECTION 7.01. Covenants of the Seller. At all times from the Closing Date until the Final Payout Date:
(a)Payment of Principal and Yield. The Seller shall duly and punctually pay Capital, Yield, Fees and all other amounts payable by the Seller hereunder in accordance with the terms of this Agreement.
(b)Existence. The Seller shall keep in full force and effect its existence and rights as a limited liability company under the laws of the State of Delaware, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and the Support Assets.
(c)Financial Reporting. The Seller will maintain a system of accounting established and administered in accordance with GAAP, and the Seller (or the Servicer on its behalf) shall furnish to the Administrative Agent and each Purchaser:
(i)Annual Financial Statements of the Seller. Promptly upon completion and in no event later than 120 days after the close of each Fiscal Year, annual unaudited financial statements of the Seller certified by a Financial Officer of the Seller that they fairly present in all material respects, in accordance with GAAP, the financial condition of the Seller as of the date indicated and the results of its operations for the periods indicated.
(ii)Monthly Reports; Weekly Reports; Priority of Payments Reports; Capital Coverage Certificates. As soon as available and in any event not later than each Monthly Reporting Date, a Monthly Report as of the most recently completed calendar month, together with a Capital Coverage Certificate. As soon as available and in any event not later than each Weekly Reporting Date, a Weekly Report (unless a Monthly Reporting Date shall have occurred during the same calendar week as such Weekly Settlement Date) and a Priority of Payments Report as of the most recently completed calendar week.
(iii)Other Information. Such other information (including non-financial information) as the Administrative Agent or any Purchaser may from time to time reasonably request.
(iv)Quarterly Financial Statements.
(A)Commencing with respect to the Fiscal Quarter ending April 30, 2026, not later than forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, the Seller (or the Servicer on its behalf) shall furnish to the Administrative Agent and each Purchaser a copy of the unaudited consolidated balance sheets of Phreesia and its Subsidiaries, and the related consolidated statements of income or operations, shareholders’ equity and cash flows as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter in the prior Fiscal Year, all certified by an appropriate Responsible Officer of Phreesia as being complete and correct and fairly

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presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Phreesia and its consolidated Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.
(B)Commencing with respect to the Fiscal Quarter ending April 30, 2026, not later than forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, the Seller (or the Servicer on its behalf) shall furnish to the Administrative Agent and each Purchaser a copy of the unaudited consolidated balance sheets of Holdings and its Subsidiaries, and the related consolidated statements of income or operations, shareholders’ equity and cash flows as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter in the prior Fiscal Year, which shall be management-prepared and certified by an appropriate Responsible Officer of Phreesia as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Holdings and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.
(v)Annual Financial Statements.
(A)Commencing with respect to the Fiscal Year ending January 31, 2026, not later than seventy-five (75) days after the end of each Fiscal Year, the Seller (or the Servicer on its behalf) shall furnish to the Administrative Agent and each Purchaser a copy of the audited consolidated balance sheets of Phreesia and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the report of independent certified public accountants which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status (other than any such “going concern” or similar qualification or exception arising as a result of (x) the impending maturity of any Indebtedness or (y) any default or prospective default of any financial covenant).
(B)(A)    Commencing with respect to the Fiscal Year ending January 31, 2026, not later than one hundred twenty (120) days after the end of each Fiscal Year, the Seller (or the Servicer on its behalf) shall furnish to the Administrative Agent and each Purchaser the consolidated balance sheets of Holdings and its consolidated Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, which shall be management-prepared and certified by a Financial Officer of Holdings as fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of

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operations of Holdings and its consolidated Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.
(C)Notwithstanding the foregoing, documents required to be furnished pursuant to Sections 7.01(c)(iv) and 7.01(c)(v) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission (or any applicable successor or similar Governmental Authority)) shall be deemed furnished on the date that such documents are publicly available after filing with the Securities and Exchange Commission (or any applicable successor or similar Governmental Authority). Documents required to be delivered pursuant to Sections 7.01(c)(iv) and 7.01(c)(v) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (a) the Seller post such documents, or provide a link thereto, on Phreesia’s website or (b) in the case of any documents required to be delivered pursuant to Sections 7.01(c)(iv) and 7.01(c)(v), such financial statements are publicly posted on the SEC’s website; provided that the Seller shall promptly notify the Administrative Agent in writing (which may be by electronic mail) of the posting of any such documents.
(vi)Compliance Certificates. (A) A compliance certificate promptly upon completion of the annual report of Holdings and in no event later than 120 days after the close of each Fiscal Year, in substantially the form attached as Exhibit G and signed by a Financial Officer of the Seller stating that no Early Amortization Event, Servicer Termination Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing, or if any Early Amortization Event, Servicer Termination Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing, stating the nature and status thereof and (B) within 45 days after the close of each Fiscal Quarters in each Fiscal Year (including, for the avoidance of doubt, the last Fiscal Quarter in each Fiscal Year), a compliance certificate in substantially in the form attached as Exhibit G and signed by a Financial Officer of the Seller stating that no Early Amortization Event, Servicer Termination Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing, or if any Early Amortization Event, Servicer Termination Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing, stating the nature and status thereof.
(vii)Shareholder Reports. Promptly after they are sent, copies of all financial statements and reports which any AccessOne Party sends to its shareholders or other equity holders, as applicable, generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority; provided that the AccessOne Parties shall not be required to provide any such information that is subject to confidentiality obligations of an AccessOne Party or that pertains to refinancing this Agreement.
(viii)CPA Reports. Promptly upon receipt thereof, reports submitted by Holdings’s certified public accountants in connection with each audit or review of the financial statements or internal control systems of any AccessOne Party made by such accountants, including any comment letters submitted by such accountants to management of any AccessOne Party in connection therewith.
(ix)Projections. No later than 30 days after following request therefor by the Administrative Agent, projections of the AccessOne Parties’ and their

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Subsidiaries’ consolidated financial performance for the forthcoming Fiscal Year on an annual basis.
(x)Providers’ Financial Statements.
(A)As soon as available and in any event (i) within 60 days (and 90 days for [***]) after the end of each calendar quarter (other than the last calendar quarter of each calendar year), (ii) within 120 days (and 150 days for [***]) after the end of each calendar year and (iii) at such other times as Administrative Agent may reasonably request, copies of all financial and other reporting delivered to AccessOne by Providers and Provider Guarantors together with summaries of such financial and other reporting and calculations of the Provider Financial Criteria for each Provider Guarantor, in each case solely to the extent provided to or available to AccessOne.
(B) As soon as available and in any event (i) within 120 days after the end of each calendar year and (ii) at such other times as Administrative Agent may reasonably request, to the extent that any Provider or Provider Guarantor is rated, copies of corporate financial statements of the Providers and Provider Guarantors that are party or subject to HealthFirst Program Documents (even if not required to be delivered pursuant to such HealthFirst Program Documents) together with summaries of financial and other reporting and calculations of the Provider Financial Criteria for each Provider Guarantor, in each case solely to the extent provided to or available to AccessOne.
(xi)Agreed Upon Procedures Report. Within 120 days after the close of each Fiscal Year and, if an Event of Termination is continuing, promptly following request therefor by the Administrative Agent, a report detailing the results of third party agreed upon procedures testing by an independent certified public accounting or audit firm acceptable to the Administrative Agent (it being understood and agreed that, as of the Closing Date, each of CBIZ, Protiviti, and FTI is acceptable to Administrative Agent), with respect to the Providers and the Pool Receivables, the Credit and Collection Policy and the servicing and collection thereof, in form, scope and substance reasonably acceptable to the Administrative Agent.
(d)Notices. The Seller (or the Servicer on its behalf) will notify the Administrative Agent and each Purchaser in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:
(i)Notice of Early Amortization Events, Servicer Termination Events, Events of Termination or Unmatured Events of Termination. A statement of a Financial Officer of the Seller setting forth details of any Early Amortization Event, Servicer Termination Event, Event of Termination or Unmatured Event of Termination that has occurred and is continuing and the action which the Seller proposes to take with respect thereto.
(ii)Breach. Any breach or nonperformance of, or any default under, any Contractual Obligation of AccessOne or any Subsidiary, or any violation of, or non-compliance with, any Applicable Law, which would reasonably be expected to result,

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either individually or in the aggregate, in Liabilities in excess of $1,000,000 or a Material Adverse Effect.
(iii)Representations and Warranties. The failure of any representation or warranty made or deemed to be made by the Seller under this Agreement or any other Transaction Document to be true and correct in any material respect when made.
(iv)Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding with respect to any AccessOne Party (A) in which the amount of damages claimed against any AccessOne Party is $5,000,000 (or $100,000 as against the Seller) or more, (B) in which the relief sought is an injunction or other stay of the performance of any Transaction Document, or (C) which with respect to any Person other than the Seller, could reasonably be expected to have a Material Adverse Effect.
(v)Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Support Assets or any portion thereof, (B) any Person other than the Seller, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box), the Sweep Account, the Funding Account or the Cash Reserve Account, or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.
(vi)Name Changes. At least thirty (30) days before any change in AccessOne’s or the Seller’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.
(vii)Change in Accountants or Accounting Policy. Any change in (A) the external accountants of any AccessOne Party, (B) any accounting policy of the Seller or (C) any material accounting policy of any AccessOne Party that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which the AccessOne Parties account for the Pool Receivables and the transactions contemplated hereby shall be deemed “material” for such purpose).
(viii)Termination Event. The occurrence of a Receivables Sale Termination Event under the Receivables Sale Agreement.
(ix)Regulatory Event. The occurrence of any Regulatory Event.
(x)Material Adverse Change. Promptly after the occurrence thereof, notice of any material adverse change in the business, operations, property or financial or other condition of any AccessOne Party.
(xi)Customer Complaints. Any complaint received in writing by AccessOne from any patient of any Provider with respect to Receivables transferred to AccessOne or any of its subsidiaries in connection with the bulk transfer arrangement, to the extent that the substance of such complaint (or resolution thereof) could reasonably be expected to materially and adversely affect the collectability of the Pool Receivables or have a Material Adverse Effect.
(xii)Certain Events. Notice of any modification of the Servicing Agreement at least five (5) Business Days prior thereto.

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(e)Conduct of Business. The Seller will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted. The Seller shall maintain and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(f)Compliance with Laws. The Seller will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.
(g)Furnishing of Information and Inspection of Receivables. The Seller will furnish or cause to be furnished to the Administrative Agent and each Purchaser from time to time such information with respect to the Pool Receivables and the other Support Assets as the Administrative Agent or any Purchaser may reasonably request. The Seller will, at the Seller’s expense, during regular business hours with prior written notice (i) permit the Administrative Agent and each Purchaser or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Support Assets, (B) visit the offices and properties of the Seller for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Support Assets or the Seller’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Seller having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Seller’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to such Pool Receivables and other Support Assets; provided, that the Seller shall be required to reimburse the Administrative Agent for only one (1) such review pursuant to clause (ii) above in any twelve-month period, unless an Early Amortization Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing.
(h)Payments on Receivables, Collection Accounts.
(i)Except as set forth in clauses (iii) and (vi) below, the Seller (or the Servicer on its behalf) will, and will cause AccessOne to, at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account or a Lock-Box or to the Sweep Account. The Seller (or the Servicer on its behalf) will, and will cause AccessOne to, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Servicer and AccessOne. If any payments on the Pool Receivables or other Collections are received by the Seller, the Servicer or AccessOne (including any Provider Recourse Payments obtained or collected by netting, setoff, offset or any similar arrangement or action), it shall hold such payments in trust for the benefit of the Administrative Agent, the Purchasers and the other Secured Parties and promptly (but in any event within one (1) Business Day after receipt) remit an amount equal to such payment into a Collection Account or the Sweep Account. The Seller (or the Servicer on its behalf) will cause each Collection Account Bank to comply with the terms of each applicable Account Control Agreement. The Account Control Agreement for each Collection Account shall provide that all funds on deposit in such Collection Account shall be transferred to the Sweep Account on each Business Day,

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unless otherwise instructed by the Administrative Agent. Collections deposited to the Sweep Account shall remain on deposit therein until distributed pursuant to Section 3.01 or otherwise in accordance with this Agreement. Except as set forth in clause (iv) below, the Seller shall not permit funds other than Collections on Pool Receivables and other Support Assets to be deposited into any Collection Account or the Sweep Account. If such funds are nevertheless deposited into any Collection Account or the Sweep Account, the Seller (or the Servicer on its behalf) will (i) within two (2) Business Days identify such funds to the Administrative Agent and the Servicer to enable the Administrative Agent or the Servicer to transfer such funds out of the applicable Collection Account or the Sweep Account and (ii) thereafter transfer such funds to the appropriate Person entitled to such funds. Except as set forth in clauses (iii) and (iv) below, the Seller will not, and will not permit the Servicer, AccessOne or any other Person to commingle Collections or other funds to which the Administrative Agent, any Purchaser or any other Secured Party is entitled, with any other funds. The Seller shall only add a Collection Account (or a related Lock-Box) or a Collection Account Bank to those listed on Schedule II-1 to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Collection Account Bank. The Seller shall only terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box), in each case, with the prior written consent of the Administrative Agent.
(ii)The Seller shall not (and shall not permit the Servicer or any Sub-Servicer to) add, replace or terminate any Collection Account (or any related Lock-Box) or make any change in its (or their) instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Collection Account (or any related Lock-Box) or the Sweep Account, unless the Administrative Agent shall have received (A) prior written notice of such addition, termination or change and (B) a signed and acknowledged Account Control Agreement (or amendment thereto) with respect to such new Collection Accounts (or any related Lock-Box), and the Administrative Agent shall have consented to such change in writing.
(iii)Notwithstanding the foregoing clause (i), solely during the Interim Services Period and solely with respect to HealthFirst Receivables, the Seller (or the Servicer on its behalf) shall be permitted to collect payments on such HealthFirst Receivables separately from the Collection Accounts and Lock-Boxes so long as the Seller (or the Servicer on its behalf) (i) promptly (and in any event within one (1) Business Day of receipt) deposits all checks and similar items of payment in respect of such HealthFirst Receivables directly into the Sweep Account and (ii) causes all electronic payments to be made, or directed by any third-party processor, directly into the Sweep Account; provided, that, during such Interim Services Period, (x) the Seller (or the Servicer on its behalf) shall be required to Reconcile all amounts deposited into the Servicing Account on any given day (such day, the “Designated Deposit Day”) by not later than two (2) Business Days following such Designated Deposit Day (the date of such Reconciliation for any given Designated Deposit Day, the “Reconciliation Day”) and, following such Reconciliation, (A) on the Reconciliation Day, cause all such amounts collected with respect to HealthFirst Receivables owned by the Seller on deposit in the Servicing Account through the Designated Deposit Day to be directed to the Administrative Agent (pursuant to instructions provided by Administrative Agent to the Seller from time to time) to be applied by Administrative Agent against the outstanding Seller Obligations in accordance with this Agreement and the other Transaction Documents and (B) on a monthly basis in accordance with the Servicing Agreement, cause all such amounts owed to HealthFirst Financial on deposit in the Servicing Account

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through the date of the monthly reporting being provided to HealthFirst Financial under the Servicing Agreement, to be disbursed to HealthFirst Financial, (y) provide to the Administrative Agent and, if requested by any Purchaser, to such Purchaser, on each Tuesday, (1) a report demonstrating all Reconciliation details in form and substance satisfactory to the Administrative Agent (but in any event sufficient in all respects to trace all proceeds being deposited into the Servicing Account and broken out by daily receipts and disbursements) for the week immediately preceding such Tuesday and (2) such other details related to the Reconciliation or HealthFirst Receivables as the Administrative Agent or any Purchaser shall request and (z) upon expiration of the Interim Services Period (but, in the event that the Interim Service Period expires prior to obtaining all of the Subject Licenses, only upon the request of the Administrative Agent), the Seller (or the Servicer on its behalf) shall either (1) promptly (and in any event within two (2) Business Days) cause the Servicing Account to become a Collection Account for the purpose of receiving payments in respect of HealthFirst Receivables, execute such new Account Control Agreements or amendments to the existing Account Control Agreements as may be required to convert the Servicing Account to a Collection Account and take such other actions as may be necessary or reasonably requested by Administrative Agent or (2)(A) establish a new Collection Account and corresponding lockbox with PNC for receipt of HealthFirst Receivables, (B) promptly (and in any event within sixty (60) days of the Closing Date) send updated payment instructions to all Obligors obligated on or under a HealthFirst Receivable and any third party servicers of such HealthFirst Receivables directing such Persons to make payments directly to such Collection Account or a Lock-Box, (C) redirect any payments made to the Servicing Account or otherwise not directed to such Collection Account or Lock-Box to be deposited into such Collection Account within one (1) Business Day of receipt and (D) by not later than one hundred eighty (180) days after the end of the Interim Services Period, cause the Servicing Account to be closed.
(iv)Notwithstanding the foregoing clause (i), the Seller, AccessOne and the Servicer shall be permitted to instruct Obligors to make payments of Unfunded Receivables Collections into the Collection Accounts and to hold such Unfunded Receivables Collections in the Collection Accounts and the Sweep Account. Such Unfunded Receivables Collections shall be transferred from the Sweep Account from time to time solely in accordance with Section 3.01(a).
(v)The Seller shall at all times maintain the Funding Account and shall not close the Funding Account except with the prior written consent of the Administrative Agent. The Seller shall use the Funding Account solely for purposes of receiving and holding the Capital of Investments hereunder, receiving and holding amounts distributed to the Seller for its own account pursuant to Section 3.01(a), making purchase price payments to AccessOne for Pool Receivables acquired by the Seller pursuant to the Receivables Sale Agreement, making Restricted Payments to the extent permitted hereby and to make cash available to fund the Provider Consideration for Eligible Receivables. At any time when any Receivables are being included in the Capital Coverage Amount as Eligible Receivables and the Provider Consideration therefor has not been paid in full to the applicable Providers, the Seller shall maintain on deposit in the Funding Account an amount not less that the aggregate amount of such unpaid Provider Consideration subsequent to receipt of the Capital related to the applicable Investment Request.
(vi)Notwithstanding the foregoing clause (i), solely during the Account Transition Period, the Seller (or the Servicer on its behalf) shall be permitted to collect payments on Receivables in Approved Accounts and Approved Lock-Boxes so long as the Seller (or the Servicer on its behalf) causes all funds on deposit in each such

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Approved Account to be transferred to the Sweep Account on each Business Day, unless otherwise instructed by the Administrative Agent.
(i)Sales, Liens, etc. Except as otherwise provided herein, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Support Assets, or assign any right to receive income in respect thereof.
(j)Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 8.02, the Seller will not, and will not permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Seller shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts and Program Documents related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.
(k)Change in Credit and Collection Policy. The Seller will not make any material change in the Credit and Collection Policy without the prior written consent of the Administrative Agent and the Majority Purchasers. Promptly following any change in the Credit and Collection Policy, the Seller will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and each Purchaser.
(l)Fundamental Changes. The Seller shall not, without the prior written consent of the Administrative Agent and the Majority Purchasers, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (ii) to be directly owned by any Person other than AccessOne. The Seller shall not, without the prior written consent of the Administrative Agent and the Majority Purchasers make any change in the Seller’s name, identity, corporate structure or location or make any other change in the Seller’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or any other Transaction Document “seriously misleading” as such term (or similar term) is used in the applicable UCC.
(m)Books and Records. The Seller shall maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables.
(n)Identifying of Records. The Seller shall (i) identify (or cause the Servicer to identify) its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been pledged in accordance with this Agreement and (ii) cause AccessOne to so identify its master data processing records with such a legend.
(o)Ownership Interest, Further Assurances, Etc. The Seller shall (and shall cause the Servicer to), at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable ownership or security interest in the Support Assets, and a first priority perfected security interest in the Support Assets, in each case free and

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clear of any Adverse Claim, in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Seller shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. The Seller shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Seller to file such financing statements under the UCC without the signature of the Seller, AccessOne or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Seller shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes Support Assets of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.
(p)Certain Agreements. Without the prior written consent of the Administrative Agent and the Majority Purchasers, the Seller will not (and will not permit any AccessOne Party to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of the Seller’s organizational documents which requires the consent of the “Independent Director” (as such term is used in the Seller’s Certificate of Formation and Limited Liability Company Agreement).
(q)Restricted Payments. Except as expressly set forth in this paragraph, the Seller will not: (A) purchase or redeem any of its membership interests, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Indebtedness, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”). The Seller may make Restricted Payments only out of the funds, if any, it receives pursuant to Section 3.01 of this Agreement; provided that the Seller shall not pay, make or declare any Restricted Payment (including any dividend) if, after giving effect thereto, any Early Amortization Event, Event of Termination or Unmatured Event of Termination shall have occurred and be continuing.
(r)Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Indebtedness of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or (iii) form any Subsidiary or make any investments in any other Person.
(s)Use of Collections Available to the Seller. The Seller shall apply the Collections available to the Seller to make payments in the following order of priority: (i) the payment of its obligations under this Agreement and each of the other Transaction Documents, and (ii) other legal and valid business purposes.
(t)Further Assurances; Change in Name or Jurisdiction of Origination, etc. (i) The Seller hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may

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reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce the Secured Parties’ rights and remedies under this Agreement and the other Transaction Document. Without limiting the foregoing, the Seller hereby authorizes, and will, upon the request of the Administrative Agent, at the Seller’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.
(i)The Seller authorizes the Administrative Agent to file financing statements, continuation statements and amendments thereto and assignments thereof, relating to the Receivables, the Related Security, the related Contracts, Collections with respect thereto and the other Support Assets without the signature of the Seller. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.
(ii)The Seller shall at all times be organized under the laws of the State of Delaware and shall not take any action to change its jurisdiction of organization.
(iii)The Seller will not change its name, location, identity or corporate structure unless (x) the Seller, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the security interest under this Agreement (including, without limitation, the filing of all financing statements and the taking of such other action as the Administrative Agent may request in connection with such change or relocation) and (y) if requested by the Administrative Agent, the Seller shall cause to be delivered to the Administrative Agent, an opinion, in form and substance satisfactory to the Administrative Agent as to such UCC perfection and priority matters as the Administrative Agent may request at such time.
(u)Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws. The Seller covenants and agrees that:
(i)it shall immediately notify the Administrative Agent and each of the Purchasers in writing upon the occurrence of a Reportable Compliance Event;
(ii)if, at any time, any Support Asset becomes Embargoed Property, then, in addition to all other rights and remedies available to the Administrative Agent and each of the Purchasers, upon request by the Administrative Agent or any of the Purchasers, the Seller shall provide substitute Support Assets acceptable to the Administrative Agent that are not Embargoed Property;
(iii)it shall, and shall require each other Covered Entity to, conduct its business in compliance with all Anti-Corruption Laws and maintain policies and procedures designed to ensure compliance with such Laws;
(iv)it and its Subsidiaries will not: (A) become a Sanctioned Person or allow any employees, officers, directors, affiliates, consultants, brokers, or agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (B) directly, or indirectly through a third party, engage in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Investments to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction; (C) pay or repay any Seller Obligations with Embargoed Property or funds

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derived from any unlawful activity; (D) permit any Support Assets to become Embargoed Property; or (E) cause any Purchaser or the Administrative Agent to violate any Anti-Terrorism Law; and
(v)it will not, and will not permit any its Subsidiaries to, directly or indirectly, use the Investments or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.
(v)Certificate of Beneficial Ownership and Other Additional Information. Provide to the Administrative Agent and the Purchasers: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Administrative Agent and Purchasers; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to the Administrative Agent and each Purchaser, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by the Administrative Agent or any Purchaser from time to time for purposes of compliance by the Administrative Agent or such Purchaser with Applicable Laws (including without limitation the USA PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Purchaser to comply therewith.
(w)Taxes. The Seller will (i) timely file all tax returns (federal, state and local) required to be filed by it and (ii) pay, or cause to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.
(x)Seller’s Tax Status. The Seller will remain a wholly-owned subsidiary of a U.S. Person and not be subject to withholding under Section 1446 of the Code. No action will be taken that would cause the Seller to (i) be treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes or (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. The Seller shall not become subject to any Tax in any jurisdiction outside the United States.
(y)Minimum Required Funding Amount. The Seller shall cause the Aggregate Capital to exceed the Minimum Required Funding Amount at all times.
(z)Liquidity Coverage Ratio. The Seller shall not issue any LCR Security.
(aa)Healthcare Matters.
(i)Without limiting or qualifying Section 7.01(bb) hereof, or any other provision of this Agreement, the Seller will comply with all applicable Health Care Laws relating to the operation of the Seller’s business.
(ii)The Seller (or AccessOne on its behalf) shall maintain a corporate and health care regulatory compliance program (“CCP”) which addresses the requirements of Health Care Laws, including without limitation HIPAA, and includes at least the following components: (i) standards of conduct and procedures that describe compliance policies regarding Health Care Laws; (ii) a specific officer identified as having overall responsibility for compliance with such standards and procedures; (iii) training and education programs which effectively communicate the compliance standards and procedures to employees and agents; (iv) disciplinary guidelines and

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consistent enforcement of compliance policies; and (v) mechanisms to promptly respond to detected violations of the CCP. The Seller (or AccessOne on its behalf) shall modify such CCPs from time to time, as may be necessary to ensure material compliance with all applicable Health Care Laws.
(a)The Seller shall perform an internal security risk analysis no later than the first anniversary of the date of execution of this Agreement and shall perform subsequent internal security risk analyses on a periodic basis thereafter as necessary to comply with the requirements of all applicable Health Care Laws, including without limitation HIPAA.
(ab)Consumer Finance Laws. The Seller shall comply in all material respects with all local, state and federal laws and regulations applicable to its business including without limitation all Contract Compliance Requirements (including complying with privacy notice requirements under the Gramm-Leach-Bliley Act), Anti-Terrorism Laws and the provisions and requirements of all franchises, permits, licenses, certificates of compliance and grants of approval issued by any Governmental Authorities and other like grants of authority held by the Seller; and notify Administrative Agent immediately (and in reasonable detail) of any actual or alleged material failure to comply with or perform, breach, violation or default under any such laws or regulations or under the terms of any of such franchises, permits, licenses, certificates, or grants of authority, or of the occurrence or existence of any facts or circumstances which with the passage of time, the giving of notice or otherwise could create such a material breach, violation or default or could occasion the termination of any of such franchises, permits, licenses, certificates or grants of authority (which Administrative Agent will thereafter deliver to the Purchasers).
(ac)Enforcement of Provider Recourse Obligations. The Seller shall, or shall cause AccessOne (so long as AccessOne is the Servicer) to, enforce each Provider’s obligations to purchase or repurchase, or to indemnify or guaranty the Administrative Agent and the Purchasers for, any defaulted, delinquent or charged-off Funded Receivables under and in accordance with the terms of the Receivables Purchase Agreement(s), Medical Charge Account Agreement(s) and Financial Services Agreement(s). Without limiting the generality of the foregoing, in the event that the Obligor under any Funded Receivable fails for three (3) consecutive months to make the minimum monthly payments due under such Funded Receivable, the Seller shall, or shall cause AccessOne (so long as AccessOne is the Servicer) to, require the related Provider to promptly purchase or repurchase such Funded Receivable for a purchase price not less than the then-outstanding principal balance thereof (or, with respect to HealthFirst Receivables, the lesser of (x) the price for which AccessOne acquired such Receivable and (y) the entire outstanding principal balance of such Receivable) in accordance with the terms of the applicable Receivables Purchase Agreement, Medical Charge Account Agreement or Financial Services Agreement.
SECTION 7.02. Covenants of AccessOne. At all times from the Closing Date until the Final Payout Date, AccessOne (in its individual capacity and as Servicer) hereby covenants and agrees:
(a)Existence. AccessOne shall keep in full force and effect its existence and rights as a corporation or other entity under the laws of the State of North Carolina. AccessOne shall obtain and preserve its qualification to do business in each jurisdiction in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

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(b)Financial Reporting. AccessOne will maintain a system of accounting established and administered in accordance with GAAP, and AccessOne shall furnish to the Administrative Agent and each Purchaser:
(i)Monthly Reports; Weekly Reports; Priority of Payments Reports; Capital Coverage Certificates. As soon as available and in any event not later than each Monthly Reporting Date, a Monthly Report as of the most recently completed calendar month, together with a Capital Coverage Certificate. As soon as available and in any event not later than each Weekly Reporting Date, a Weekly Report (unless a Monthly Reporting Date shall have occurred during the same calendar week as such Weekly Settlement Date) and a Priority of Payments Report as of the most recently completed calendar week.
(ii)Other Information. Such other information (including non-financial information) as the Administrative Agent or any Purchaser may from time to time reasonably request.
(iii)Quarterly Financial Statements.
(A)Commencing with respect to the Fiscal Quarter ending April 30, 2026, not later than forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, AccessOne shall furnish to the Administrative Agent and each Purchaser a copy of the unaudited consolidated balance sheets of Phreesia and its Subsidiaries, and the related consolidated statements of income or operations, shareholders’ equity and cash flows as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter in the prior Fiscal Year, all certified by an appropriate Responsible Officer of Phreesia as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Phreesia and its consolidated Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.
(B)Commencing with respect to the Fiscal Quarter ending April 30, 2026, not later than forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, AccessOne shall furnish to the Administrative Agent and each Purchaser a copy of the unaudited consolidated balance sheets of Holdings and its Subsidiaries, and the related consolidated statements of income or operations, shareholders’ equity and cash flows as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter in the prior Fiscal Year, management-prepared and certified by an appropriate Responsible Officer of Phreesia as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Holdings and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.
(i)Annual Financial Statements.

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(A)Commencing with respect to the Fiscal Year ending January 31, 2026, not later than seventy-five (75) days after the end of each Fiscal Year, AccessOne shall furnish to the Administrative Agent and each Purchaser a copy of the audited consolidated balance sheets of Phreesia and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the report of independent certified public accountants which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status (other than any such “going concern” or similar qualification or exception arising as a result of (x) the impending maturity of any Indebtedness or (y) any default or prospective default of any financial covenant).
(B)Commencing with respect to the Fiscal Year ending January 31, 2026, not later than one hundred twenty (120) days after the end of each Fiscal Year, AccessOne shall furnish to the Administrative Agent and each Purchaser the consolidated balance sheets of Holdings and its consolidated Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, which shall be management-prepared and certified by a Financial Officer of Holdings as fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Holdings and its consolidated Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.
(C)Notwithstanding the foregoing, documents required to be furnished pursuant to Sections 7.02(b)(iii) and 7.02(b)(iv) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission (or any applicable successor or similar Governmental Authority)) shall be deemed furnished on the date that such documents are publicly available after filing with the Securities and Exchange Commission (or any applicable successor or similar Governmental Authority). Documents required to be delivered pursuant to Sections 7.02(b)(iii) and 7.02(b)(iv) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (a) the Seller post such documents, or provide a link thereto, on Phreesia’s website or (b) in the case of any documents required to be delivered pursuant to Sections 7.02(b)(iii) and 7.02(b)(iv), such financial statements are publicly posted on the SEC’s website; provided that the Seller shall promptly notify the Administrative Agent in writing (which may be by electronic mail) of the posting of any such documents.
(iv)Compliance Certificates. (A) A compliance certificate promptly upon completion of the annual report of Holdings and in no event later than 120 days after the close of each Fiscal Year, in substantially the form attached as Exhibit G and

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signed by a Financial Officer of AccessOne stating that no Early Amortization Event, Servicer Termination Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing, or if any Early Amortization Event, Servicer Termination Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing, stating the nature and status thereof and (B) within 45 days after the close of each Fiscal Quarters in each Fiscal Year (including, for the avoidance of doubt, the last Fiscal Quarter in each Fiscal Year), a compliance certificate in substantially in the form attached as Exhibit G and signed by a Financial Officer of AccessOne stating that no Early Amortization Event, Servicer Termination Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing, or if any Early Amortization Event, Servicer Termination Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing, stating the nature and status thereof.
(v)Shareholder Reports. Promptly after they are sent, copies of all financial statements and reports which any AccessOne Party sends to its shareholders or other equity holders, as applicable, generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority; provided that the AccessOne Parties shall not be required to provide any such information that is subject to confidentiality obligations of an AccessOne Party or that pertains to refinancing this Agreement.
(vi)CPA Reports. Promptly upon receipt thereof, reports submitted by Holdings’s certified public accountants in connection with each audit or review of the financial statements or internal control systems of any AccessOne Party made by such accountants, including any comment letters submitted by such accountants to management of any AccessOne Party in connection therewith.
(vii)Projections. No later than 30 days after following request therefor by the Administrative Agent, projections of the AccessOne Parties’ and their Subsidiaries’ consolidated financial performance for the forthcoming Fiscal Year on an annual basis.
(viii)Providers’ Financial Statements.
(a)As soon as available and in any event (i) within 60 days (and 90 days for [***]) after the end of each calendar quarter (other than the last calendar quarter of each calendar year), (ii) within 120 days (and 150 days for [***]) after the end of each calendar year and (iii) at such other times as Administrative Agent may reasonably request, copies of all financial and other reporting delivered to AccessOne by Providers and Provider Guarantors together with summaries of such financial and other reporting and calculations of the Provider Financial Criteria for each Provider Guarantor, in each case solely to the extent provided to or available to AccessOne.
(b)As soon as available and in any event (i) within 120 days after the end of each calendar year and (ii) at such other times as Administrative Agent may

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reasonably request, to the extent that any Provider or Provider Guarantor is rated, copies of corporate financial statements of the Providers and Provider Guarantors that are party or subject to HealthFirst Program Documents (even if not required to be delivered pursuant to such HealthFirst Program Documents) together with summaries of financial and other reporting and calculations of the Provider Financial Criteria for each Provider Guarantor, in each case solely to the extent provided to or available to AccessOne.
(ix)Agreed Upon Procedures Report. Within 120 days after the close of each Fiscal Year and, if an Event of Termination is continuing, promptly following request therefor by the Administrative Agent, a report detailing the results of third party agreed upon procedures testing by an independent certified public accounting or audit firm acceptable to the Administrative Agent (it being understood and agreed that, as of the Closing Date, each of CBIZ, Protiviti, and FTI is acceptable to Administrative Agent), with respect to the Providers and the Pool Receivables, the Credit and Collection Policy and the servicing and collection thereof, in form, scope and substance reasonably acceptable to the Administrative Agent.
(c)Notices. AccessOne will notify the Administrative Agent and each Purchaser in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:
(i)Notice of Early Amortization Event, Servicer Termination Event, Event of Termination or Unmatured Events of Termination. A statement of a Financial Officer of AccessOne setting forth details of any Early Amortization Event, Servicer Termination Event, Event of Termination or Unmatured Event of Termination that has occurred and is continuing and the action which AccessOne proposes to take with respect thereto.
(ii)Breach. Any breach or nonperformance of, or any default under, any Contractual Obligation of AccessOne or any Subsidiary, or any violation of, or non-compliance with, any Applicable Law, which would reasonably be expected to result, either individually or in the aggregate, in Liabilities in excess of $1,000,000 or a Material Adverse Effect.
(iii)Representations and Warranties. The failure of any representation or warranty made or deemed made by AccessOne under this Agreement or any other Transaction Document to be true and correct in any material respect when made.
(iv)Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding (A) in which the amount of damages claimed against any AccessOne Party is $5,000,000 (or $100,000 as against the Seller) or more, (B) in which the relief sought is an injunction or other stay of the performance of any Transaction Document, or (C) which with respect to any Person other than the Seller, could reasonably be expected to have a Material Adverse Effect.
(v)Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Support Assets or any portion thereof, (B) any Person other than the Seller, AccessOne or the Administrative Agent shall obtain any rights or direct any action with

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respect to any Collection Account (or related Lock-Box), the Sweep Account or the Cash Reserve Account or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than AccessOne or the Administrative Agent.
(vi)Name Changes. At least thirty (30) days before any change in AccessOne’s or the Seller’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.
(vii)Change in Accountants or Accounting Policy. Any change in (A) the external accountants of any AccessOne Party, (B) any accounting policy of the Seller or (C) any material accounting policy of the AccessOne Parties that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which the AccessOne Parties account for the Pool Receivables or the transactions contemplated hereby shall be deemed “material” for such purpose).
(viii)Termination Event. The occurrence of a Receivables Sale Termination Event under the Receivables Sale Agreement.
(ix)Regulatory Event. The occurrence of any Regulatory Event.
(x)Material Adverse Change. Promptly after the occurrence thereof, notice of any material adverse change in the business, operations, property or financial or other condition of any AccessOne Party.
(xi)Customer Complaints. Any complaint received in writing by AccessOne from any patient of any Provider with respect to Receivables transferred to AccessOne or any of its subsidiaries in connection with the bulk transfer arrangement, to the extent that the substance of such complaint (or resolution thereof) could reasonably be expected to materially and adversely affect the collectability of the Pool Receivables or have a Material Adverse Effect.
(xii)Certain Events. Notice of any modification of the Servicing Agreement at least five (5) Business Days prior thereto.
(a)Conduct of Business. AccessOne will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic corporation in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect. AccessOne shall, and shall cause each of its Subsidiaries (other than the Seller) to, maintain and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. AccessOne shall, and shall cause each of its Subsidiaries (other than the Seller) to, maintain in full force and effect all policies of insurance of any kind with respect to the property and businesses of the AccessOne Parties and their Subsidiaries (other than the Seller) (including policies of life, fire, theft, product liability, public liability, flood insurance, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of AccessOne) of a nature and providing such coverage as is

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sufficient and as is customarily carried by businesses of the size and character of the business of the AccessOne Parties.
(b)Compliance with Laws. AccessOne will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.
(c)Furnishing of Information and Inspection of Receivables. AccessOne will furnish or cause to be furnished to the Administrative Agent and each Purchaser from time to time such information with respect to the Pool Receivables and the other Support Assets as the Administrative Agent or any Purchaser may reasonably request. AccessOne will, at AccessOne’s expense, during regular business hours with, prior written notice, (i) permit the Administrative Agent and each Purchaser or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Support Assets, (B) visit the offices and properties of AccessOne for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Support Assets or AccessOne’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of AccessOne having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at AccessOne’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to the Pool Receivables and other Support Assets; provided, that AccessOne shall be required to reimburse the Administrative Agent for only one (1) such review pursuant to clause (ii) above in any twelve-month period unless an Early Amortization Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing.
(d)Payments on Receivables, Collection Accounts; Funding Account.
(i)Except as set forth in clauses (iii) and (v) below, AccessOne will at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account or a Lock-Box or to the Sweep Account. AccessOne will, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of AccessOne and the other AccessOne Parties. If any payments on the Pool Receivables or other Collections are received by the Seller, AccessOne or any other AccessOne Party (including any Provider Recourse Payments obtained or collected by netting, setoff, offset or any similar arrangement or action), it shall hold such payments in trust for the benefit of the Administrative Agent, the Purchasers and the other Secured Parties and promptly (but in any event within one (1) Business Day after receipt) remit an amount equal to such payment into a Collection Account or the Sweep Account. AccessOne will enforce the terms of each applicable Account Control Agreement. The Account Control Agreement for each Collection Account shall provide that all funds on deposit in such Collection Account shall be transferred to the Sweep Account on each Business Day, unless otherwise instructed by the Administrative Agent. Collections deposited to the Sweep Account shall remain on deposit therein until distributed pursuant to Section 3.01 or otherwise in accordance with this Agreement. Except as set forth in clause (iv) below, AccessOne shall not permit funds other than Collections on Pool Receivables and other Support Assets to be deposited into any Collection Account or the Sweep Account. If such funds are nevertheless deposited into any Collection Account or the Sweep Account, AccessOne will (i) within two (2) Business Days identify such funds to the Administrative Agent to enable the Administrative Agent or AccessOne to transfer such funds out of the applicable Collection Account or the Sweep Account and (ii) thereafter transfer such funds to the appropriate Person entitled to such funds. Except as set forth in

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clauses (iii) and (iv) below, AccessOne will not, and will not permit the Seller, any other AccessOne Party or any other Person to commingle Collections or other funds to which the Administrative Agent, any Purchaser or any other Secured Party is entitled, with any other funds. AccessOne shall only add a Collection Account (or a related Lock-Box), or a Collection Account Bank to those listed on Schedule II-1 to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Collection Account Bank. AccessOne shall only terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box), in each case, with the prior written consent of the Administrative Agent.
(ii)AccessOne shall not (and shall not permit any Sub-Servicer to) add, replace or terminate any Collection Account (or any related Lock-Box) or make any change in its instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Collection Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Account Control Agreement (or an amendment thereto) with respect to such new Collection Accounts (or any related Lock-Box) and the Administrative Agent shall have consented to such change in writing.
(iii)Notwithstanding the foregoing clause (i), solely during the Interim Services Period and solely with respect to HealthFirst Receivables, AccessOne shall be permitted to collect payments on such HealthFirst Receivables separately from the Collection Accounts and Lock-Boxes so long as AccessOne (i) promptly (and in any event within one (1) Business Day of receipt) deposits all checks and similar items of payment in respect of such HealthFirst Receivables directly into the Sweep Account and (ii) causes all electronic payments to be made, or directed by any third-party processor, directly into the Sweep Account; provided, that, during such Interim Services Period, (x) AccessOne shall be required to Reconcile all amounts deposited into the Servicing Account on any Designated Deposit Day by not later than two (2) Business Days following such Designated Deposit Day and, following such Reconciliation, (A) on the Reconciliation Day, cause all such amounts collected with respect to HealthFirst Receivables owned by the Seller on deposit in the Servicing Account through the Designated Deposit Day to be directed to the Administrative Agent (pursuant to instructions provided by Administrative Agent to the Seller from time to time) to be applied by Administrative Agent against the outstanding Seller Obligations in accordance with this Agreement and the other Transaction Documents and (B) on a monthly basis in accordance with the Servicing Agreement, cause all such amounts owed to HealthFirst Financial on deposit in the Servicing Account through the date of the monthly reporting being provided to HealthFirst Financial under the Servicing Agreement, to be disbursed to HealthFirst Financial, (y) provide to the Administrative Agent and, if requested by any Purchaser, to such Purchaser, on each Tuesday, (1) a report demonstrating all Reconciliation details in form and substance satisfactory to the Administrative Agent (but in any event sufficient in all respects to trace all proceeds being deposited into the Servicing Account and broken out by daily receipts and disbursements) for the week immediately preceding such Tuesday and (2) such other details related to the Reconciliation or HealthFirst Receivables as the Administrative Agent or any Purchaser shall request and (z) upon expiration of the Interim Services Period (but, in the event that the Interim Service Period expires prior to obtaining all of the Subject Licenses, only upon the request of the Administrative Agent), AccessOne shall either (1) promptly (and in any event within two (2) Business Days) cause the Servicing Account to become a Collection Account for the purpose of receiving payments in respect of HealthFirst

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Receivables, execute such new Account Control Agreements or amendments to the existing Account Control Agreements as may be required to convert the Servicing Account to a Collection Account and take such other actions as may be necessary or reasonably requested by Administrative Agent or (2)(A) establish a new Collection Account and corresponding lockbox with PNC for receipt of HealthFirst Receivables, (B) promptly (and in any event within sixty (60) days of the Closing Date) send updated payment instructions to all Obligors obligated on or under a HealthFirst Receivable and any third party servicers of such HealthFirst Receivables directing such Persons to make payments directly to such Collection Account or a Lock-Box, (C) redirect any payments made to the Servicing Account or otherwise not directed to such Collection Account or Lock-Box to be deposited into such Collection Account within one (1) Business Day of receipt and (D) by not later than one hundred eighty (180) days after the end of the Interim Services Period, cause the Servicing Account to be closed.
(iv)Notwithstanding the foregoing clause (i), the Seller, AccessOne and the Servicer shall be permitted to instruct Obligors to make payments of Unfunded Receivables Collections into the Collection Accounts and to hold such Unfunded Receivables Collections in the Collection Accounts and the Sweep Account. Such Unfunded Receivables Collections shall be transferred from the Sweep Account from time to time solely in accordance with Section 3.01(a).
(v)Notwithstanding the foregoing clause (i), solely during the Account Transition Period, AccessOne shall be permitted to collect payments on Receivables in Approved Accounts and Approved Lock-Boxes so long as AccessOne causes all funds on deposit in each such Approved Account to be transferred to the Sweep Account on each Business Day, unless otherwise instructed by the Administrative Agent.
(e)Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 8.02, AccessOne will not alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract.  AccessOne shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts and Program Documents related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.  Without limiting the generality of the foregoing, AccessOne shall pay, or cause to be paid, all Provider Prepayment Rebates and Provider Recourse Rebates (if any) due to each Provider under, and in accordance with, the terms of the Program Documents.
(f)Change in Credit and Collection Policy. AccessOne will not make any material change in the Credit and Collection Policy without the prior written consent of the Administrative Agent and the Majority Purchasers. Promptly following any change in the Credit and Collection Policy, AccessOne will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and each Purchaser.
(g)Books and Records. AccessOne will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

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(h)Identifying of Records. AccessOne shall identify its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been sold in accordance with this Agreement.
(i)Ownership Interest, Further Assurances, etc. So long as it is the Servicer, AccessOne shall, at its expense, take all action necessary or reasonably desirable to (i) establish and maintain a valid and enforceable ownership or security interest in the Support Assets, and first priority perfected security interest in the Support Assets, in each case free and clear of any Adverse Claim in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request and (ii) enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document. In order to evidence the security interests of the Administrative Agent under this Agreement, AccessOne (so long as it is the Servicer) shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. AccessOne (so long as it is the Servicer) shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize AccessOne (so long as it is the Servicer) to file such financing statements under the UCC without the signature of the Seller, AccessOne (so long as it is the Servicer) or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, AccessOne (so long as it is the Servicer) shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.
(j)Further Assurances; Change in Name or Jurisdiction of Origination, etc. So long as it is the Servicer, AccessOne hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document. Without limiting the foregoing, AccessOne (so long as it is the Servicer) hereby authorizes, and will, upon the request of the Administrative Agent, at AccessOne’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.
(k)Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws. AccessOne covenants and agrees that:
(i)it shall immediately notify the Administrative Agent and each of the Purchasers in writing upon the occurrence of a Reportable Compliance Event;

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(ii)if, at any time, any Support Asset becomes Embargoed Property, then, in addition to all other rights and remedies available to the Administrative Agent and each of the Purchasers, upon request by the Administrative Agent or any of the Purchasers, AccessOne shall cause the Seller to provide substitute Support Assets acceptable to the Administrative Agent that are not Embargoed Property;
(iii)it shall, and shall require each other Covered Entity to, conduct its business in compliance with all Anti-Corruption Laws and maintain policies and procedures designed to ensure compliance with such Laws;
(iv)it and its Subsidiaries will not: (A) become a Sanctioned Person or allow any employees, officers, directors, affiliates, consultants, brokers, or agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (B) directly, or indirectly through a third party, engage in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Investments to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction; (C) pay or repay any Seller Obligations with Embargoed Property or funds derived from any unlawful activity; (D) permit any Support Asset to become Embargoed Property; or (E) cause any Purchaser or the Administrative Agent to violate any Anti-Terrorism Law; and
(v)it will not, and will not permit any its Subsidiaries to, directly or indirectly, use the Investments or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.
(l)Additional Information. AccessOne shall provide to the Administrative Agent and the Purchasers such other information and documentation as may reasonably be requested by the Administrative Agent or any Purchaser from time to time for purposes of compliance by the Administrative Agent or such Purchaser with Applicable Laws (including without limitation the USA PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Purchaser to comply therewith.
(m)Taxes. AccessOne will (i) timely file all tax returns (federal, state and local) required to be filed by it and (ii) pay, or cause to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.
(n)Seller’s Tax Status. AccessOne shall not take or cause any action to be taken that could result in the Seller (i) being treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a U.S. Person, (ii) becoming an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes or (iii) becoming subject to any Tax in any jurisdiction outside the United States.
(o)Annual Compliance Review. At its own expense, AccessOne shall, not less frequently than once per calendar year beginning in calendar year 2020, engage and cause Hudson Cook, LLP (or another third party approved by the Administrative Agent and having appropriate expertise in consumer financial services regulatory matters) to conduct a review (the scope of which shall be reasonably acceptable to the Administrative Agent) to verify the compliance by the AccessOne Parties with Consumer Finance Laws related to the licensing,

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loans agreements, policies and procedures for marketing, origination and servicing and other program materials of AccessOne. The third party shall make written recommendations to the AccessOne Parties regarding compliance with applicable Consumer Finance Laws and Contract Compliance Requirements, and AccessOne shall promptly deliver to the Administrative Agent the results of such third party review, any reports prepared in connection therewith and any recommended remediation plan received by the AccessOne Parties.
(p)Healthcare Matters.
(i)Without limiting or qualifying Section 7.02(t) hereof, or any other provision of this Agreement, AccessOne and each of its Subsidiaries will comply with all applicable Health Care Laws relating to the operation of such Person’s business.
(ii)AccessOne and each of its Subsidiaries shall maintain a corporate and health care regulatory compliance program (“CCP”) which addresses the requirements of Health Care Laws, including without limitation HIPAA, and includes at least the following components: (i) standards of conduct and procedures that describe compliance policies regarding Health Care Laws; (ii) a specific officer identified as having overall responsibility for compliance with such standards and procedures; (iii) training and education programs which effectively communicate the compliance standards and procedures to employees and agents; (iv) disciplinary guidelines and consistent enforcement of compliance policies; and (v) mechanisms to promptly respond to detected violations of the CCP. AccessOne and each of its Subsidiaries shall modify such CCPs from time to time, as may be necessary to ensure material compliance with all applicable Health Care Laws.
(iii)AccessOne shall perform an internal security risk analysis no later than the first anniversary of the date of execution of this Agreement and shall perform subsequent internal security risk analyses on a periodic basis thereafter as necessary to comply with the requirements of all applicable Health Care Laws, including without limitation HIPAA.
(q)Consumer Finance Laws. AccessOne shall comply in all material respects with all local, state and federal laws and regulations applicable to its business including without limitation all Contract Compliance Requirements (including complying with privacy notice requirements under the Gramm-Leach-Bliley Act), Anti-Terrorism Laws and the provisions and requirements of all franchises, permits, licenses, certificates of compliance and grants of approval issued by any Governmental Authorities and other like grants of authority held by AccessOne; and notify Administrative Agent immediately (and in reasonable detail) of any actual or alleged material failure to comply with or perform, breach, violation or default under any such laws or regulations or under the terms of any of such franchises, permits, licenses, certificates, or grants of authority, or of the occurrence or existence of any facts or circumstances which with the passage of time, the giving of notice or otherwise could create such a material breach, violation or default or could occasion the termination of any of such franchises, permits, licenses, certificates or grants of authority (which Administrative Agent will thereafter deliver to the Purchasers).
(r)Enforcement of Provider Recourse Obligations. So long as it is the Servicer, AccessOne shall enforce each Provider’s obligations to purchase or repurchase, or to indemnify or guaranty the Administrative Agent and the Purchasers for, any defaulted, delinquent or charged-off Funded Receivables under and in accordance with the terms of the Receivables Purchase Agreement(s), Medical Charge Account Agreement(s) and Financial Services Agreement(s). Without limiting the generality of

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the foregoing, in the event that the Obligor under any Funded Receivable fails for three (3) consecutive months to make the minimum monthly payments due under such Funded Receivable, AccessOne (so long as it is the Servicer) shall require the related Provider to promptly purchase or repurchase such Funded Receivable for a purchase price not less than the then-outstanding principal balance thereof (or, with respect to HealthFirst Receivables, the lesser of (x) the price for which AccessOne acquired such Receivable and (y) the entire outstanding principal balance of such Receivable) in accordance with the terms of the applicable Receivables Purchase Agreement, Medical Charge Account Agreement or Financial Services Agreement.
(s)Limitations on Indebtedness. AccessOne shall not create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
(i)the obligations of the AccessOne Parties under this Agreement and the other Transaction Documents;
(ii)Indebtedness consisting of Contingent Obligations described in clause (i) of the definition of Indebtedness and permitted pursuant to Section 7.02(w);
(iii)Indebtedness not to exceed $1,000,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted hereunder and Permitted Refinancings thereof;
(iv)other unsecured Indebtedness owing to Persons that are not Affiliates of the AccessOne Parties not exceeding $500,000 in the aggregate at any time outstanding;
(v)unsecured Indebtedness arising from the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business; and
(vi)unsecured Indebtedness relating to patient refunds owing to Obligors in cash in the Ordinary Course of Business.
(t)Contingent Obligations. AccessOne shall not create, incur, assume or suffer to exist any Contingent Obligations except:
(i)endorsements for collection or deposit in the Ordinary Course of Business;
(ii)Hedging Agreements entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation;
(iii)Contingent Obligations existing as of the Closing Date and listed in Schedule X, including extension and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on AccessOne Parties or their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;
(iv)Indemnification obligations in favor of (A) HealthFirst Financial in connection with the Acquisition that took place on May 11, 2018, (B) sellers in connection with Acquisitions permitted hereunder, (C) purchasers in connection with

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dispositions permitted hereunder and (D) title insurers to cause such title insurers to issue to Administrative Agent title insurance policies;
(v)(A) the obligations of the AccessOne Parties under this Agreement and the other Transaction Documents, (B) the Obligations under (and as defined in) the Capital One Credit Agreement Documents and (C) the Obligations under (and as defined in) the Senior Subordinated Term Loan Documents and, in the cases of the foregoing clauses (B) and (C), Permitted Refinancings thereof to the extent that the administrative agent thereof shall have entered into intercreditor arrangements with the Administrative Agent consistent with those entered into on the Closing Date; and
(vi)Contingent Obligations arising under guarantees made in the Ordinary Course of Business of obligations of any AccessOne Party (other than Holdings or the Seller) which obligations are otherwise permitted hereunder; provided that if such obligation is subordinated to the obligations of the AccessOne Parties under this Agreement and the other Transaction Documents, such guaranty shall be subordinated to the same extent.
(u)Banking Services. Within 180 days following the Closing Date, AccessOne shall maintain as its primary depository, operating, tenant security, and reserve/escrow securities accounts (other than (i) any payroll account or disbursing account so long as such account is a zero balance account, (ii) petty cash accounts, amounts on deposit in which do not exceed $50,000 in the aggregate at any one time, and (iii) withholding Tax and fiduciary accounts) with PNC or one or more of its Affiliates.
(v)Financial Covenants.
(i)Minimum Liquidity. AccessOne shall (i) not permit Availability plus unrestricted cash and Cash Equivalents of Phreesia at any time to be less than $50,000,000 and (ii) ensure that at all times it shall have unrestricted and unfettered access to any such Availability, unrestricted cash and Cash Equivalents of Phreesia for any necessary purposes, whether under this Agreement or otherwise.
(ii)Fixed Charge Coverage Ratio. AccessOne shall not permit the Fixed Charge Coverage Ratio for Phreesia and its Restricted Subsidiaries for the twelve (12) fiscal month period ending on the last day of any Fiscal Quarter to be less than [***] to [***].
(iii)Total Net Leverage Ratio. AccessOne shall not permit the Total Net Leverage Ratio for Phreesia and its Restricted Subsidiaries as of the last day of any Fiscal Quarter to be greater than [***] to [***].
(w)Payment of Provider Repayment Rebates. Promptly after each Settlement Date, AccessOne shall remit all amounts distributed to AccessOne from the Sweep Account in accordance with Section 3.01(a)(iii) on such Settlement Date to the applicable Providers to the extent then payable to each such applicable Provider.
(x)Payment of Provider Recourse Rebates. Promptly after each Settlement Date, AccessOne shall remit all amounts distributed to AccessOne from the Sweep Account in accordance with Section 3.01(a)(ix) on such Settlement Date to the applicable Providers to the extent then payable to each such applicable Provider.
(y)Payment of Unfunded Receivables Collections. AccessOne shall maintain systems and records sufficient to readily identify and segregate from Collections all

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Unfunded Receivables Collections from time to time received in the Collections Accounts and the Sweep Account. On each Settlement Date before the distribution of Collections from the Sweep Account pursuant to Section 3.01(a), AccessOne (or, following its assumption of control of the Sweep Account, the Administrative Agent based upon information provided in the related Monthly Report or Weekly Report, as applicable) shall transfer from the Sweep Account to the account of AccessOne all Unfunded Receivables Collections then on deposit in the Sweep Account to the extent such Unfunded Receivables Collections are payable to the related Providers under the terms of the related Program Documents. Promptly following its receipt of such Unfunded Receivables Collections, AccessOne shall pay such Unfunded Receivables Collections to the applicable Providers in accordance with the related Program Documents.
SECTION 7.03. Separate Existence of the Seller. Each of the Seller and the Servicer hereby acknowledges that the Secured Parties, the Purchasers and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from each other AccessOne Party and their respective Affiliates. Therefore, each of the Seller and Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent or any Purchaser to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of each other AccessOne Party and any other Person, and is not a division of any AccessOne Party, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and the Servicer shall take such actions as shall be required in order that:
(a)Special Purpose Entity. The Seller will be a special purpose company whose primary activities are restricted in its Limited Liability Company Agreement to: (i) purchasing or otherwise acquiring from AccessOne, owning, holding, collecting, granting security interests or selling interests in the Support Assets, (ii) entering into agreements for the selling, servicing and financing of the Receivables Pool (including the Transaction Documents) and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities.
(b)No Other Business or Indebtedness. The Seller shall not engage in any business or activity except as set forth in this Agreement and the other Transaction Documents nor, incur any Indebtedness or liability other than as expressly permitted by the Transaction Documents.
(c)Independent Director. Not fewer than one member of the Seller’s board of directors (the “Independent Director”) shall be a natural person who (A) for the five year period prior to his or her appointment as an Independent Director, has not been, and during the continuation of his or her service as an Independent Director is not (i) an equityholder, director, officer, manager, member, partner, officer, employee or associate, or any relative of the foregoing, of any member of the AccessOne Group (as hereinafter defined) (other than his or her service as an Independent Director of the Seller or an independent director of any other bankruptcy-remote special purpose entity of any member or members of the AccessOne Group), (ii) a customer or supplier of any member of the AccessOne Group (other than his or her service as an Independent Director of the Seller or an independent director of any other bankruptcy-

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remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the AccessOne Group), (iii) any member of the immediate family of a person described in (i) or (ii) above, and (B) has (x) prior experience as an independent director for a corporation or limited liability company whose organizational or charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or Insolvency Proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (y) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. For purposes of this clause (c), “AccessOne Group” shall mean (i) each AccessOne Party, (ii) each person that directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Capital Stock in any AccessOne Party, (iii) each person that controls, is controlled by or is under common control with any AccessOne Party and (iv) each of such person’s officers, directors, managers, joint venturers and partners. For the purposes of this definition, “control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise. A person shall be deemed to be an “associate” of (A) a corporation or organization of which such person is an officer, director, partner or manager or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (B) any trust or other estate in which such person serves as trustee or in a similar capacity and (C) any relative or spouse of a person described in clause (A) or (B) of this sentence, or any relative of such spouse.
The Seller shall (A) give written notice to the Administrative Agent of the election or appointment, or proposed election or appointment, of a new Independent Director of the Seller, which notice shall be given not later than ten (10) Business Days prior to the date such appointment or election would be effective (except when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of the existing Independent Director, or the failure of such Independent Director to satisfy the criteria for an Independent Director set forth in this clause (c), in which case the Seller shall provide written notice of such election or appointment within one (1) Business Day) and (B) with any such written notice, certify to the Administrative Agent that the Independent Director satisfies the criteria for an Independent Director set forth in this clause (c).
The Seller’s Limited Liability Company Agreement shall provide that: (A) the Seller’s board of directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action and (B) such provision and each other provision requiring an Independent Director cannot be amended without the prior written consent of the Independent Director.
The Independent Director shall not at any time serve as a trustee in bankruptcy for the Seller, any other AccessOne Party or any of their respective Affiliates.

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(d)Organizational Documents. The Seller shall maintain its organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its ability to comply with the terms and provisions of any of the Transaction Documents, including, without limitation, Section 7.01(p).
(e)Conduct of Business. The Seller shall conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding all regular and special members’ and board of directors’ meetings appropriate to authorize all company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts.
(f)Compensation. Any employee, consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller, and to the extent that Seller shares the same officers or other employees as the Servicer (or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers and employees. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a Servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which Servicer will be fully compensated for its services by payment of the Servicing Fee.
(g)Servicing and Costs. The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will not incur any indirect or overhead expenses for items shared with the Servicer (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered.
(h)Operating Expenses. The Seller’s operating expenses will not be paid by any other AccessOne Party or any Affiliate thereof.
(i)Stationery. The Seller will have its own separate stationery.
(j)Books and Records. The Seller’s books and records will be maintained separately from those of the other AccessOne Parties and any of their Affiliates and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of the Seller.
(k)Disclosure of Transactions. All financial statements of the AccessOne Parties or any Affiliate thereof that are consolidated to include the Seller will disclose that (i) the Seller’s sole business consists of the purchase or acceptance through capital contributions of the Receivables and Related Rights from AccessOne and the subsequent retransfer of or granting of

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a security interest in such Receivables and Related Rights to the Administrative Agent pursuant to this Agreement, (ii) the Seller is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Seller’s assets prior to any assets or value in the Seller becoming available to the Seller’s equity holders and (iii) the assets of the Seller are not available to pay creditors of any other AccessOne Party or any Affiliate thereof.
(l)Segregation of Assets. The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of the other AccessOne Parties or any Affiliates thereof.
(m)Corporate Formalities. The Seller will strictly observe limited liability company formalities in its dealings with the other AccessOne Parties and any Affiliates thereof, and funds or other assets of the Seller will not be commingled with those of the other AccessOne Parties and any Affiliates thereof except as permitted by this Agreement in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which any other AccessOne Party or any Affiliate thereof (other than the Servicer solely in its capacity as such) has independent access. The Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of any other AccessOne Party or any Affiliate thereof. The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate.
(n)Arm’s-Length Relationships. The Seller will maintain arm’s-length relationships with each other AccessOne Party and any Affiliates thereof. Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller on the one hand, nor any other AccessOne Party or any Affiliate thereof, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The AccessOne Parties and their respective Affiliates will promptly correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.
(o)Allocation of Overhead. To the extent that Seller, on the one hand, and the other AccessOne Parties or any Affiliates thereof, on the other hand, have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and the Seller shall bear its fair share of such expenses, which may be paid through the Servicing Fee or otherwise.
ARTICLE VIII

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ADMINISTRATION AND COLLECTION
OF RECEIVABLES
SECTION 8.01. Appointment of the Servicer.
(a)The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 8.01. Until the Administrative Agent gives notice to AccessOne (in accordance with this Section 8.01) of the designation of a new Servicer following a Servicer Termination Event, AccessOne is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of a Servicer Termination Event, the Administrative Agent may (with the consent of the Majority Purchasers) and shall (at the direction of the Majority Purchasers) designate as Servicer any Person (including itself) to succeed AccessOne or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.
(b)Upon the designation of a successor Servicer as set forth in clause (a) above, AccessOne agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and AccessOne shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables and use by the new Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables and the Related Security.
(c)AccessOne acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each Purchaser have relied on AccessOne’s agreement to act as Servicer hereunder. Accordingly, AccessOne agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrative Agent and the Majority Purchasers.
(d)The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrative Agent and each Purchaser shall have the right to look solely to the Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not an Affiliate of Holdings, the Administrative Agent and the Majority Purchasers shall have consented in writing in advance to such delegation.
SECTION 8.02. Duties of the Servicer.
(a)The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and consistent with the past practices of AccessOne. The Servicer shall set aside, for the accounts of each Purchaser, the amount of Collections to which each such Purchaser is entitled in accordance with Article III hereof. The Servicer may, in accordance with the Credit and Collection Policy and consistent

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with past practices of AccessOne, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts and Program Documents, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract or Program Document; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document and (iii) if Servicer Termination Event or Early Amortization Event has occurred and is continuing, the Servicer may take such action only upon the prior written consent of the Administrative Agent. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Administrative Agent (individually and for the benefit of each Purchaser), in accordance with their respective interests, all records and documents (including electronic records) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if a Servicer Termination Event or Early Termination Event has occurred and is continuing, the Administrative Agent may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Delinquent Receivable or to foreclose upon or repossess any Related Security with respect to any such Delinquent Receivable.
(b)The Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout Date, the Servicer shall deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.
SECTION 8.03. Collection Account and Sweep Account Arrangements. Prior to the Closing Date, the Seller shall have entered into Account Control Agreements with all of the Collection Account Banks and delivered executed counterparts of each to the Administrative Agent. The Account Control Agreement for each Collection Account shall provide that all funds on deposit in such Collection Account shall be transferred to the Sweep Account on each Business Day, unless otherwise instructed by the Administrative Agent. Collections deposited to the Sweep Account shall remain on deposit therein until distributed pursuant to Section 3.01 or otherwise in accordance with this Agreement. The Seller hereby agrees the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any action that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller, the Servicer or AccessOne thereafter shall be sent promptly, but in any event within two (2) Business Days, to a Collection Account, the Sweep Account or as otherwise instructed by the Administrative Agent.
Upon the occurrence and during the continuance of an Event of Termination or Unmatured Event of Termination, the Administrative Agent may (with the consent of the Majority Purchasers) and shall (upon the direction of the Majority Purchasers) at any time thereafter give notice to the applicable Collection Account Bank that the Administrative Agent is exercising its rights under the applicable Account Control Agreement to do any or all of the following: (a) to have the exclusive dominion and control of the Sweep Account and/or the Cash Reserve Account and/or the Funding Account transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein (for the benefit of the Secured Parties), (b) to have the proceeds that are sent to the Sweep Account redirected pursuant to the Administrative Agent’s instructions rather than

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deposited in the Sweep Account and (c) to take any or all other actions permitted under the applicable Account Control Agreement.
SECTION 8.04. Enforcement Rights.
(a)At any time following the occurrence and during the continuation of an Event of Termination:
(i)the Administrative Agent (at the Seller’s expense) may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee;
(ii)the Administrative Agent may instruct the Seller or the Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrative Agent, the Administrative Agent (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors;
(iii)the Administrative Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Administrative Agent and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;
(iv)[Reserved];
(v)the Administrative Agent may notify the applicable Collection Account Bank that the Seller and the Servicer will no longer have any access to the Sweep Account and/or the Funding Account;
(vi)the Administrative Agent may (or, at the direction of the Majority Purchasers shall) replace the Person then acting as Servicer; and
(vii)the Administrative Agent may collect any amounts due from AccessOne under the Receivables Sale Agreement or any Performance Guarantor under the Performance Guaranty.
(viii)For the avoidance of doubt, the foregoing rights and remedies of the Administrative Agent upon an Event of Termination are in addition to and not exclusive of the rights and remedies contained herein and under the other Transaction Documents.

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(b)The Seller hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Termination, to collect any and all amounts or portions thereof due under any and all Support Assets, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Support Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.
(c)The Servicer hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Servicer and on behalf of the Servicer necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Termination, to collect any and all amounts or portions thereof due under any and all Support Assets, including endorsing the name of the Servicer on checks and other instruments representing Collections and enforcing such Support Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.
SECTION 8.05. Responsibilities of the Seller.
(a)Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent, or any other Purchaser Party of their respective rights hereunder shall not relieve the Seller from such obligations and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. None of the Purchaser Parties shall have any obligation or liability with respect to any Support Assets, nor shall any of them be obligated to perform any of the obligations any AccessOne Party thereunder.
(b)AccessOne hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, AccessOne shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that AccessOne conducted such data-processing functions while it acted as the Servicer. In connection with any such processing functions, the Seller shall pay to AccessOne its reasonable out-of-pocket costs and expenses from the Seller’s own funds (subject to the priority of payments set forth in Section 3.01).
SECTION 8.06. Servicing Fee.

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(a)Subject to clause (b) below, the Seller shall pay the Servicer a fee (the “Servicing Fee”) equal to [***]% per annum (the “Servicing Fee Rate”) of the average aggregate Adjusted Receivables Balance of all Pool Receivables as of the date of each Weekly Report. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 3.01.
(b)If the Servicer ceases to be AccessOne or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the successor Servicer not to exceed [***]% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer hereunder.
SECTION 8.07. Backup Servicer.
(a)At any time, the Administrative Agent may, in its sole discretion, engage and appoint a Person as a backup servicer with respect to the servicing, administration and collection of the Pool Receivables following the declaration of a Servicer Termination Event and removal of the Servicer pursuant to Section 8.01(a) (such Person, together with its successors and assigns in such capacity, the “Backup Servicer”). Once appointed, if applicable, the Backup Servicer shall perform such roles and responsibilities set forth in the Backup Servicing Agreement. Each of the Servicer and the Seller hereby covenant and agree to execute and deliver a Backup Servicing Agreement, in form and substance reasonably requested by the Administrative Agent, and to thereafter perform each of the roles and responsibilities set forth therein to be performed by the Seller and/or Servicer. For the avoidance of doubt, the Backup Servicer shall not service, administer or collect on the receivables until it is appointed and accepts the appointment as the successor Servicer hereunder following a Servicer Termination Event.
(b)Until such time, if any, that AccessOne is replaced as the Servicer in accordance with Section 8.04, AccessOne shall continue to perform all servicing functions in accordance with the Transaction Documents, notwithstanding the appointment of the Backup Servicer. The Servicer hereby covenants and agrees that at all times after the Backup Servicer is appointed in accordance with Section 8.07(a), that to the extent not previously provided, the Servicer shall provide the Backup Servicer with all necessary servicing files and records relating to the Contracts, Receivables and Related Security and the Servicer shall provide to the Backup Servicer reasonable access to and use by the Backup Servicer of all licenses, software, hardware, equipment, telephone, personnel, servicing systems, employees, facilities or other accommodations necessary or desirable to perform the backup servicing functions as set forth in the Backup Servicing Agreement.
(c)Notwithstanding anything to the contrary set forth in this Section 8.07, each of the Seller and the Servicer shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the appointment of a Backup Servicer and to enable the Backup Servicer to perform all of its duties and obligations under the Backup Servicing Agreement and to carry out the intent of the parties hereto.
ARTICLE IX

EVENTS OF TERMINATION
SECTION 9.01. Events of Termination. An “Event of Termination” means the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Applicable Law):

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(a)any AccessOne Party shall fail to make when due (x) any payment or deposit to be made by it under this Agreement or any other Transaction Document and such failure shall continue unremedied for two (2) Business Days;
(b)a Capital Coverage Deficit shall occur, and shall not have been cured within two (2) Business Days;
(c)the Seller shall fail to deliver (or to cause the Servicer to deliver) (i) a Monthly Report at the time required pursuant to this Agreement, and such failure shall remain unremedied for three (3) Business Days or (ii) a Weekly Report or a Priority of Payments Report at the time required pursuant to this Agreement, and such failure shall remain unremedied for one (1) Business Day;
(d)any AccessOne Party shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document (other than any such failure which would specifically constitute an Event of Termination under any other clause or paragraph of this Section 9.01), and, except with respect to the covenants in Sections 7.01(u) and 7.02(n), such failure continues unremedied for a period of ten (10) Business Days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to any AccessOne Party by the Administrative Agent or any Purchaser, or after discovery of such failure by a Financial Officer of any AccessOne Party;
(e)any representation or warranty made or deemed made by any AccessOne Party (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by any AccessOne Party pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered and, except with respect to the representations and warranties in Sections 6.01(n), 6.01(o), 6.02(r) and 6.02(s), such inaccuracy continues unremedied for a period of ten (10) Business Days after the date on which written notice of such inaccuracy, requiring the same to be remedied, shall have been given to any AccessOne Party by the Administrative Agent or any Purchaser, or after discovery of such inaccuracy by a Financial Officer of any AccessOne Party;
(f)a Change of Control shall occur with respect to the Seller or AccessOne;
(g)One or more judgments, orders, decrees or arbitration awards shall be entered against any AccessOne Party or any Subsidiary thereof, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of such AccessOne Party or any Subsidiary thereof to enforce any such judgment and such judgment either (i) involving in the aggregate a liability of $1,000,000 (or, in the case of a liability of the Seller, $16,750) or more (excluding amounts covered by insurance to the extent the relevant independent third party insurer has not denied coverage therefor) or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;
(h)either (i) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any assets of any AccessOne Party and such Lien shall not have been released or stayed by appropriate proceedings within thirty (30) calendar days or (ii) the PBGC shall, or shall indicate its intention to, file notice of a Lien pursuant to Section 303(k) or Section 4068 of ERISA with regard to any of the assets of

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any AccessOne Party and such Lien shall not have been released or stayed by appropriate proceedings within thirty (30) calendar days;
(i)the occurrence of an ERISA Event, that, either individually or in the aggregate with any other ERISA Events, could reasonably be expected to result in a Material Adverse Effect;
(j)any of the following shall occur:
(A)any AccessOne Party shall enter into a settlement or other agreement with any Governmental Authority for an amount in excess of $500,000; or
(B)any AccessOne Party, or any officer, director, shareholder or managing employee of a AccessOne Party (A) shall have been found guilty of an act of fraud, or (B) shall have been indicted for or convicted of a felony crime that relates to any medical services.
(k)any AccessOne Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any Insolvency Proceeding shall be instituted by or against any AccessOne Party and, in the case of any such proceeding instituted against such Person (but not instituted by such Person), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any AccessOne Party shall take any corporate or organizational action to authorize any of the actions set forth above in this paragraph;
(l) (x) any AccessOne Party or any of its Subsidiaries, individually or in the aggregate, shall fail to pay any principal of or premium or interest on any of its Indebtedness that is outstanding in a principal amount of at least $1,000,000 (or solely in the case of the Seller’s Indebtedness, $16,750) in the aggregate, in each case, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument relating to such Indebtedness (whether or not such failure shall have been waived under the related agreement); (y) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Indebtedness (as referred to in clause (x) of this paragraph and shall continue after the applicable grace period (not to exceed thirty (30) days), if any, specified in such agreement, mortgage, indenture or instrument (whether or not such failure shall have been waived under the related agreement), if the effect of such event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Indebtedness or to terminate the commitment of any lender thereunder, or (z) any such Indebtedness (as referred to in clause (x) of this paragraph) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Indebtedness shall be required to be made or the commitment of any lender thereunder terminated, in each case before the stated maturity thereof;
(m)a Servicer Termination Event shall occur;

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(n)the Delinquency Rate for any calendar month shall exceed [***]%;
(o)the average Percentage of Recourse Put-Backs over any three-month period shall exceed [***]%;
(p)this Agreement or any security interest granted pursuant to this Agreement or any other Transaction Document shall for any reason cease to create, or for any reason cease to be, a valid and enforceable first priority perfected ownership or security interest in favor of the Administrative Agent with respect to the Support Assets, free and clear of any Adverse Claim;
(q)the Seller shall fail (x) at any time (other than for ten (10) Business Days following notice of the death or resignation of any Independent Director) to have an Independent Director who satisfies each requirement and qualification specified in Section 7.03(c) of this Agreement for Independent Directors, on the Seller’s board of directors or (y) to timely notify the Administrative Agent of any replacement or appointment of any director that is to serve as an Independent Director on the Seller’s board of directors as required pursuant to Section 7.03(c) of this Agreement;
(r)there shall have occurred any event which materially adversely impairs, in the reasonable discretion of Administrative Agent, the collectibility of the Pool Receivables generally or any material portion thereof;
(s)a Material Adverse Effect shall occur;
(t)a Receivables Sale Termination Event shall occur under the Receivables Sale Agreement;
(u)the Seller shall (i) be required to register as an “investment company” within the meaning of the Investment Company Act or (y) become a “covered fund” within the meaning of the Volcker Rule; or
(v)any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or any AccessOne Party (or any of their respective Affiliates) shall so state in writing.
SECTION 9.02. Certain Consequences of an Event of Termination. In an Event of Termination occurs, the Administrative Agent may (or, at the direction of the Majority Purchasers shall) by notice to the Seller (x) declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred), (y) declare the Seller Obligation Final Due Date to have occurred (in which case the Seller Obligation Final Due Date shall be deemed to have occurred) and (z) declare the Aggregate Capital and all other Seller Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Seller Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in Section 9.01(k), the Termination Date shall occur and the Aggregate Capital and all other Seller Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative. Any proceeds from liquidation of the Support Assets shall be applied in the order of priority set forth in Section 3.01.

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ARTICLE X

THE ADMINISTRATIVE AGENT
SECTION 10.01. Authorization and Action. Each Purchaser Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or any Affiliate thereof or any Purchaser Party except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.
SECTION 10.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement (including, without limitation, the Administrative Agent’s servicing, administering or collecting Pool Receivables in the event it replaces the Servicer in such capacity pursuant to Section 8.01), in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Purchaser Party or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Purchaser Party (whether written or oral) and shall not be responsible to any Purchaser Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Purchaser Party or to inspect the property (including the books and records) of any Purchaser Party; (d) shall not be responsible to any Purchaser Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.
SECTION 10.03. Administrative Agent and Affiliates. With respect to any Investment or interests therein owned by any Purchaser Party that is also the Administrative Agent, such Purchaser Party shall have the same rights and powers under this Agreement as any other Purchaser Party and may exercise the same as though it were not the Administrative Agent. The Administrative Agent and any of its Affiliates may generally engage in any kind of business with the Seller or any Affiliate thereof and any Person who may do business with or own securities of the Seller or any Affiliate thereof, all as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to any other Secured Party.
SECTION 10.04. Indemnification of Administrative Agent. Each Purchaser agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Seller or any Affiliate thereof), ratably according to the respective Percentage of such Purchaser, from and

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against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document; provided that no Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.
SECTION 10.05. Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
SECTION 10.06. Action or Inaction by Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Purchasers or the Majority Purchasers, as the case may be, and assurance of its indemnification by the Purchasers, as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Purchasers or the Majority Purchasers, as the case may be, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Purchaser Parties. The Purchaser Parties and the Administrative Agent agree that unless any action to be taken by the Administrative Agent under a Transaction Document (i) specifically requires the advice or concurrence of all Purchasers or (ii) may be taken by the Administrative Agent alone or without any advice or concurrence of any Purchaser, then the Administrative Agent may take action based upon the advice or concurrence of the Majority Purchasers.
SECTION 10.07. Notice of Events of Termination and Early Amortization Events; Action by Administrative Agent. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Early Amortization Event, Event of Termination or Unmatured Event of Termination unless the Administrative Agent has received notice from any Purchaser Party, the Servicer or the Seller stating that an Early Amortization Event, Event of Termination or Unmatured Event of Termination has occurred hereunder and describing such Early Amortization Event, Event of Termination or Unmatured Event of Termination. If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Purchaser. The Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, concerning an Early Amortization Event, Event of Termination or Unmatured Event of Termination or any other matter hereunder as the Administrative Agent deems advisable and in the best interests of the Secured Parties.
SECTION 10.08. Non-Reliance on Administrative Agent and Other Parties. Each Purchaser Party expressly acknowledges that neither the Administrative Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Seller or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Purchaser Party represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Purchaser Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of, and investigation into, the business, operations, property, prospects, financial and other conditions and creditworthiness of the AccessOne Parties and the Pool Receivables and its own decision to enter into this Agreement

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and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Purchaser Party, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser Party with any information concerning the AccessOne Parties that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.
SECTION 10.09. Successor Administrative Agent.
(a)The Administrative Agent may, upon at least thirty (30) days’ notice to the Seller, the Servicer and each Purchaser, resign as Administrative Agent. Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the Majority Purchasers as a successor Administrative Agent and has accepted such appointment. If no successor Administrative Agent shall have been so appointed by the Majority Purchasers, within thirty (30) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent as successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Purchasers within sixty (60) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent.
(b)Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article X and Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.
SECTION 10.10. Structuring Agent. Each of the parties hereto hereby acknowledges and agrees that the Structuring Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, other than the Structuring Agent’s right to receive fees pursuant to Section 2.03. Each Purchaser Party acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit to take, any action under any Transaction Document.
ARTICLE XI

[RESERVED]
ARTICLE XII

INDEMNIFICATION
SECTION 12.01. Indemnities by the Seller.
(a)Without limiting any other rights that the Administrative Agent, the Purchaser Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Seller Indemnified Party”) may have hereunder or under Applicable Law, the Seller hereby agrees to indemnify each Seller Indemnified Party from and against any and all claims, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Seller Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Investments or the

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security interest in respect of any Pool Receivable or any other Support Assets; excluding, however, (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; (y) result from a claim brought by the Seller or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Seller or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction; or (z) Taxes that are covered by Section 4.03 (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim). Without limiting or being limited by the foregoing, the Seller shall pay on demand (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 3.01), to each Seller Indemnified Party any and all amounts necessary to indemnify such Seller Indemnified Party from and against any and all Seller Indemnified Amounts relating to or resulting from any of the following (but excluding Seller Indemnified Amounts and Taxes described in clauses (x), (y) and (z) above):
(i)any Pool Receivable which the Seller or the Servicer includes as an Eligible Receivable as part of the Capital Coverage Amount but which is not an Eligible Receivable at such time;
(ii)any representation, warranty or statement made or deemed made by the Seller (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Monthly Report, any Weekly Report, any Priority of Payments Report or any other information or report delivered by or on behalf of the Seller pursuant hereto which shall have been untrue or incorrect when made or deemed made;
(iii)the failure by the Seller to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;
(iv)the failure to vest in the Administrative Agent a first priority perfected security interest in all or any portion of the Support Assets, in each case free and clear of any Adverse Claim;
(v)the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable and the other Support Assets and Collections in respect thereof, whether at the time of any Investment or at any subsequent time;
(vi)any dispute, claim or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from or relating to collection activities with respect to such Pool Receivable;
(vii)any failure of the Seller to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;

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(viii)any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Pool Receivable;
(ix)the commingling of Collections of Pool Receivables at any time with other funds;
(x)any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of any Investments or in respect of any Pool Receivable or other Support Assets or any related Contract;
(xi)any failure of the Seller to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;
(xii)any setoff with respect to any Pool Receivable;
(xiii)any claim brought by any Person other than a Seller Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Pool Receivable;
(xiv)the failure by the Seller to pay when due any Taxes, including, without limitation, sales, excise or personal property taxes;
(xv)any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement, the termination by a Collection Account Bank of any Account Control Agreement or any amounts (including in respect of an indemnity) payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement;
(xvi)[Reserved];
(xvii)any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed Indebtedness;
(xviii)any action taken by the Administrative Agent as attorney-in-fact for any AccessOne Party pursuant to this Agreement or any other Transaction Document;
(xix)the failure or delay to provide any Obligor with an invoice or other evidence of Indebtedness;
(xx)the use of proceeds of any Investment; or
(xxi)any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.

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(b)Notwithstanding anything to the contrary in this Agreement, solely for purposes of the Seller’s indemnification obligations in clauses (ii), (iii), (vii) and (xi) of this Article XII, any representation, warranty or covenant qualified by the occurrence or non-occurrence of a material adverse effect or similar concepts of materiality shall be deemed to be not so qualified.
(c)If for any reason the foregoing indemnification is unavailable to any Seller Indemnified Party or insufficient to hold it harmless, then the Seller shall contribute to such Seller Indemnified Party the amount paid or payable by such Seller Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Seller and its Affiliates on the one hand and such Seller Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Seller and its Affiliates and such Seller Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Seller under this Section shall be in addition to any liability which the Seller may otherwise have, shall extend upon the same terms and conditions to each Seller Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Seller and the Seller Indemnified Parties.
(d)Any indemnification or contribution under this Section shall survive the termination of this Agreement.
SECTION 12.02. Indemnification by the Servicer.
(a)The Servicer hereby agrees to indemnify and hold harmless the Seller, the Administrative Agent, the Purchaser Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Servicer Indemnified Party”), from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of the Servicer pursuant to this Agreement or any other Transaction Document, including any judgment, award, settlement, Attorney Costs and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (all of the foregoing being collectively referred to as, “Servicer Indemnified Amounts”); excluding (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; (y) result from a claim brought by the Seller or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Seller or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction; or (z) Servicer Indemnified Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor. Without limiting or being limited by the foregoing, the Servicer shall pay on demand, to each Servicer Indemnified Party any and all amounts necessary to indemnify such Servicer Indemnified Party from and against any and all Servicer Indemnified Amounts relating to or resulting from any of the following (but excluding Servicer Indemnified Amounts described in clauses (x), (y), and (z) above):
(i)any representation, warranty or statement made or deemed made by the Servicer (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Monthly Report, any Weekly Report, any Priority of Payments Report or any other information or report delivered by or on behalf of the Servicer pursuant hereto which shall have been untrue or incorrect when made or deemed made;

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(ii)the failure by the Servicer to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;
(iii)the commingling of Collections of Pool Receivables at any time with other funds;
(iv)any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement, the termination by a Collection Account Bank of any Account Control Agreement or any amounts (including in respect of an indemnity) payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement;
(v)[Reserved];
(vi)the failure or delay to provide any Obligor with an invoice or other evidence of Indebtedness; or
(vii)any failure of the Servicer to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document.
(b)If for any reason the foregoing indemnification is unavailable to any Servicer Indemnified Party or insufficient to hold it harmless, then the Servicer shall contribute to the amount paid or payable by such Servicer Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Servicer and its Affiliates on the one hand and such Servicer Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Servicer and its Affiliates and such Servicer Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Servicer under this Section shall be in addition to any liability which the Servicer may otherwise have, shall extend upon the same terms and conditions to Servicer Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Servicer and the Servicer Indemnified Parties.
(c)Any indemnification or contribution under this Section shall survive the termination of this Agreement.
ARTICLE XIII

MISCELLANEOUS
SECTION 13.01. Amendments, Etc.
(a)No failure on the part of any Purchaser Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Seller or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent and the Majority Purchasers (and, in the case of any amendment, also signed by the Seller), and then such amendment, waiver or consent shall be effective only in

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the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; and (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Purchaser:
(i)change (directly or indirectly) the definitions of Adjusted Receivables Balance, Capital Coverage Amount, Capital Coverage Deficit, Delinquency Rate, Delinquent Receivable, Eligible Obligor, Eligible Provider, Eligible Receivable, Facility Limit, Outstanding Balance, Securitization Value, Seller Obligation Final Due Date, or change the calculation of the Capital Coverage Amount;
(ii)reduce the amount of Capital or Yield that is payable hereunder or delay any scheduled date for payment thereof;
(iii)change any Early Amortization Event, Event of Termination or Servicer Termination Event;
(iv)release all or a material portion of the Support Assets from the Administrative Agent’s security interest created hereunder;
(v)release any Performance Guarantor from any of its respective obligations under the Performance Guaranty or terminate the Performance Guaranty;
(vi)change any of the provisions of this Section 13.01 or the definition of “Majority Purchasers”; or
(vii)change the order of priority in which Collections are applied pursuant to Section 3.01.
Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Purchaser’s Commitment hereunder without the consent of such Purchaser, (B) no amendment, waiver or consent shall reduce any Fees payable by the Seller to any member of any Purchaser or delay the dates on which any such Fees are payable, in either case, without the consent of such Purchaser, and (C) no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Purchaser, except with respect to any amendment, waiver or other modification referred to in clauses (i) through (vii) above and then only in the event such Defaulting Purchaser shall be directly affected by such amendment, waiver or other modification.
SECTION 13.02. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile and email communication) and faxed, emailed or delivered, to each party hereto, at its address set forth under its name on Schedule III hereto or at such other address, facsimile number or email address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile or email shall be effective when sent receipt confirmed by electronic or other means (such as by the “return receipt requested” function, as available, return electronic mail or other acknowledgement), and notices and communications sent by other means shall be effective when received.
SECTION 13.03. Assignability; Addition of Purchasers; Removal of Purchasers.

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(a)Assignment by Purchasers. Each Purchaser may assign to any Eligible Assignee or to any other Purchaser all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and any Capital or interests therein owned by it); provided, however that
(i)except for an assignment by a Purchaser to either an Affiliate of such Purchaser or any other Purchaser, each such assignment shall require the prior written consent of the Servicer and the Seller (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Termination or Unmatured Event of Termination has occurred and is continuing);
(ii)each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;
(iii)the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $5,000,000 and (y) all of the assigning Purchaser’s Commitment; and
(iv)the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement.
Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement, and to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Purchaser hereunder and (y) the assigning Purchaser shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Purchaser’s rights and obligations under this Agreement, such Purchaser shall cease to be a party hereto).
(b)Register. The Administrative Agent shall, acting solely for this purpose as an agent of the Seller, maintain at its address referred to on Schedule III of this Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Purchasers, the Commitment of each Purchaser and the aggregate outstanding Capital (and stated Yield) of each Purchaser from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Seller, the Servicer, the Administrative Agent, the Purchasers, and the other Purchaser Parties shall treat each Person whose name is recorded in the Register pursuant to the terms of this Agreement as a Purchaser under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Seller, the Servicer or any Purchaser at any reasonable time and from time to time upon reasonable prior notice.
(c)Procedure. Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Purchaser and an Eligible Assignee or assignee Purchaser, the Administrative Agent shall, if such Assignment and Acceptance Agreement has

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been duly completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Seller and the Servicer.
(d)Participations. Each Purchaser may sell participations to one or more Eligible Assignees (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and its Capital and Yield thereon); provided, however, that
(i)such Purchaser’s obligations under this Agreement (including, without limitation, its Commitment to the Seller hereunder) shall remain unchanged; and
(ii)such Purchaser shall remain solely responsible to the other parties to this Agreement for the performance of such obligations.
The Administrative Agent, the other Purchasers, the Seller and the Servicer shall have the right to continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement. The Seller agrees that each Participant shall be entitled to the benefits of Sections 4.01 and 4.03 (subject to the requirements and limitations therein, including the requirements under Section 4.03(f) (it being understood that the documentation required under Section 4.03(f) shall be delivered to the participating Purchaser)) to the same extent as if it were a Purchaser and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 4.01 or 4.03, with respect to any participation, than its participating Purchaser would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
(e)Participant Register. Each Purchaser that sells a participation shall, acting solely for this purpose as an agent of the Seller, maintain a register on which it enters the name and address of each Participant and the Capital (and stated Yield) participated to each Participant, together with each Participant’s interest in the other obligations under this Agreement (the “Participant Register”); provided that no Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Capital, Yield or its other obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Capital, Yield or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f)Assignments by Purchasers. This Agreement and the rights and obligations of the Administrative Agent and each Purchaser herein shall be assignable by the Administrative Agent or such Purchaser, as the case may be, and its successors and assigns; provided that in the case of an assignment to a Person that is not an Affiliate of the Administrative Agent or such Purchaser, so long as no Event of Termination or Unmatured Event of Termination has occurred and is continuing, such assignment shall require the Servicer’s and the Seller’s consent (not to be unreasonably withheld, conditioned or delayed).

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(g)Assignments by the Seller or the Servicer. Neither the Seller nor, except as provided in Section 8.01, the Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and each Purchaser (such consent to be provided or withheld in the sole discretion of such Person).
(h)Addition of Purchasers. The Seller may, with written consent of the Administrative Agent and the Majority Purchasers, add additional Persons as Purchasers or cause an existing Purchaser to increase its Commitment; provided, however, that the Commitment of any existing Purchaser may only be increased with the prior written consent of such Purchaser. Each new Purchaser shall become a party hereto, by executing and delivering to the Administrative Agent and the Seller, an assumption agreement (each, an “Assumption Agreement”), in the form of Exhibit D hereto.
(i)Removal of Purchasers. If (i) any Purchaser requests compensation under Section 4.01, or if the Seller is required to pay any additional amount to any Purchaser or any Governmental Authority for the account of any Purchaser pursuant to Section 4.03, (ii) any Purchaser is a Defaulting Purchaser, or (iii) any other circumstance exists hereunder that gives the Seller the right to replace a Purchaser as a party hereto, then the Seller may, at its sole expense and effort, upon notice to such Purchaser and the Administrative Agent, require such Purchaser to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, this Section 13.03), all of its interests, rights (other than its existing rights to payments pursuant to Sections 4.01 and 4.03) and obligations under this Agreement and the related Transaction Documents to an assignee that shall assume such obligations (which assignee may be another Purchaser, if a Purchaser accepts such assignment), provided that:
(i)such Purchaser shall have received payment of an amount equal to 100% of the outstanding Capital, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Transaction Documents from the assignee (to the extent of such outstanding Capital and accrued interest and fees);
(ii)in the case of any such assignment resulting from a claim for compensation under Section 4.01 or payments required to be made pursuant to Section 4.03, such assignment will result in a reduction in such compensation or payments thereafter;
(iii)the Seller shall be permitted to replace any Purchaser which is the Administrative Agent or an Affiliate thereof only, if, in either case, the Administrative Agent is also replaced contemporaneously, pursuant to documents reasonably satisfactory to the Administrative Agent and the Administrative Agent has received payment of an amount equal to all amounts then due and payable to the Administrative Agent hereunder and under each of the other Transaction Documents; and
(iv)such assignment does not conflict with Applicable Law.
(v)A Purchaser shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Purchaser or otherwise, the circumstances entitling the Seller to require such assignment and delegation cease to apply.
(j)Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein, (i) any Purchaser or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this

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Agreement (including, without limitation, rights to payment of Capital and Yield) and any other Transaction Document to secure its obligations to a Federal Reserve Bank, without notice to or the consent of the Seller, the Servicer, any Affiliate thereof or any Purchaser Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.
SECTION 13.04. Costs and Expenses. In addition to the rights of indemnification granted under Section 12.01 hereof, the Seller agrees to pay on demand all reasonable, out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement (or any supplement or amendment thereof) related to this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including, without limitation, (i) the reasonable Attorney Costs for the Administrative Agent and the other Purchaser Parties and any of their respective Affiliates with respect thereto and with respect to advising the Administrative Agent and the other Purchaser Parties and their respective Affiliates as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable accountants’, auditors’ and consultants’ fees and expenses for the Administrative Agent and the other Purchaser Parties and any of their respective Affiliates incurred in connection with the administration and maintenance of this Agreement or advising the Administrative Agent or any other Purchaser Party as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document. In addition, the Seller agrees to pay on demand all reasonable, out-of-pocket costs and expenses (including reasonable Attorney Costs), of the Administrative Agent and the other Purchaser Parties and their respective Affiliates, incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents.
SECTION 13.05. No Proceedings; Limitation on Payments. Each of the Servicer, each Purchaser, each Purchaser and each assignee of Capital or any Yield thereof or of any other Seller Obligations, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Seller any Insolvency Proceeding until one year and one day after the Final Payout Date; provided, that the Administrative Agent may take any such action in its sole discretion following the occurrence of an Event of Termination. The provisions of this Section 13.05 shall survive any termination of this Agreement.
SECTION 13.06. Confidentiality.
(a)Each of the Seller and the Servicer covenants and agrees to hold in confidence, and not disclose to any Person, the terms of this Agreement or the Fee Letter (including any fees payable in connection with this Agreement, the Fee Letter or any other Transaction Document or the identity of the Administrative Agent or any other Purchaser Party), except as the Administrative Agent and each Purchaser may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Seller, the Servicer or their Advisors and Representatives or (iii) to the extent it is (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iii) above, the Seller and the Servicer will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Administrative Agent and the affected Purchaser Party of its intention to make any such disclosure prior to making such disclosure. Each of the Seller and the Servicer agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section.

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Notwithstanding the foregoing, it is expressly agreed that each of the Seller, the Servicer and their respective Affiliates may publish a press release or otherwise publicly announce the existence and principal amount of the Commitments under this Agreement and the transactions contemplated hereby; provided that the Administrative Agent shall be provided a reasonable opportunity to review such press release or other public announcement prior to its release and provide comment thereon; and provided, further, that no such press release shall name or otherwise identify the Administrative Agent, any other Purchaser Party or any of their respective Affiliates without such Person’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Seller consents to the publication by the Administrative Agent or any other Purchaser Party of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.
(b)Each of the Administrative Agent and each other Purchaser Party, severally and with respect to itself only, agrees to hold in confidence, and not disclose to any Person, any confidential and proprietary information concerning the Seller, the Servicer and their respective Affiliates and their businesses or the terms of this Agreement (including any fees payable in connection with this Agreement or the other Transaction Documents), except as the Seller or the Servicer may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to its assignees and Participants and potential assignees and Participants and their respective counsel if they agree in writing to hold it confidential, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through it or its Representatives or Advisors, (iv) at the request of a bank examiner or other regulatory authority or in connection with an examination of any of the Administrative Agent or any Purchaser or their respective Affiliates or (v) to the extent it is (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (v) above, the Administrative Agent and each Purchaser will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Seller and the Servicer of its making any such disclosure as promptly as reasonably practicable thereafter. Each of the Administrative Agent and each Purchaser, severally and with respect to itself only, agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section.
(c)As used in this Section, (i) “Advisors” means, with respect to any Person, such Person’s accountants, attorneys and other confidential advisors and (ii) “Representatives” means, with respect to any Person, such Person’s Affiliates, Subsidiaries, directors, managers, officers, employees, members, investors, financing sources, insurers, professional advisors, representatives and agents; provided that such Persons shall not be deemed to Representatives of a Person unless (and solely to the extent that) confidential information is furnished to such Person.
(d)Notwithstanding the foregoing, to the extent not inconsistent with applicable securities laws, each party hereto (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as defined in Section 1.6011-4 of the Treasury Regulations) of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure.
SECTION 13.07. GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK

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(INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY PURCHASER IN THE SUPPORT ASSETS IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).
SECTION 13.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.
SECTION 13.09. Integration; Binding Effect; Survival of Termination. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 4.01, 4.02, 4.03, 10.04, 10.06, 12.01, 12.02, 12.03, 13.04, 13.05, 13.06, 13.09, 13.11 and 13.13 shall survive any termination of this Agreement.
SECTION 13.10. CONSENT TO JURISDICTION. (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO THE SELLER AND THE SERVICER, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY THE SELLER, THE SERVICER OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 13.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER PURCHASER PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE SELLER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH OF THE SELLER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(a)EACH OF THE SELLER AND THE SERVICER CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN

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SECTION 13.02. NOTHING IN THIS SECTION 13.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER PURCHASER PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
SECTION 13.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.
SECTION 13.12. Ratable Payments. If any Purchaser Party, whether by setoff or otherwise, has payment made to it with respect to any Seller Obligations in a greater proportion than that received by any other Purchaser Party entitled to receive a ratable share of such Seller Obligations, such Purchaser Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Seller Obligations held by the other Purchaser Parties so that after such purchase each Purchaser Party will hold its ratable proportion of such Seller Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
SECTION 13.13. Limitation of Liability.
(a)No claim may be made by the Seller or any Affiliate thereof or any other Person against any Purchaser Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Seller and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. None of the Purchaser Parties and their respective Affiliates shall have any liability to the Seller or any Affiliate thereof or any other Person asserting claims on behalf of or in right of the Seller or any Affiliate thereof in connection with or as a result of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Seller or any Affiliate thereof result from the breach of contract, gross negligence or willful misconduct of such Purchaser Party in performing its duties and obligations hereunder and under the other Transaction Documents to which it is a party.
(b)The obligations of the Administrative Agent and each of the other Purchaser Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.
SECTION 13.14. Intent of the Parties. The Seller has structured this Agreement with the intention that the obligations of the Seller hereunder (including the obligation to return Capital to the Purchasers and make payments of Yield thereon) will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”). The Seller, the Servicer, the Administrative Agent and the other Purchaser Parties agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by law. Each assignee and each Participant acquiring an interest in an

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Investment, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.
SECTION 13.15. USA Patriot Act. Each of the Administrative Agent and each of the other Purchaser Parties hereby notifies the Seller and the Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Administrative Agent and the other Purchaser Parties may be required to obtain, verify and record information that identifies the AccessOne Parties, which information includes the name, address, tax identification number and other information regarding the AccessOne Parties that will allow the Administrative Agent and the other Purchaser Parties to identify the AccessOne Parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Seller and the Servicer agrees to provide the Administrative Agent and each other Purchaser Party such information and documentation as may reasonably be requested by the Administrative Agent or any Purchaser Party, from time to time, for purposes of compliance by the Administrative Agent or such Purchaser Party with Applicable Laws (including without limitation the PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations) and any policy or procedure implemented by the Administrative Agent or such Purchaser Party to comply therewith.
SECTION 13.16. RESERVED.
SECTION 13.17. Right of Setoff. Each Purchaser Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Termination, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other Indebtedness held or owing by such Purchaser Party (including by any branches or agencies of such Purchaser Party) to, or for the account of, the Seller or the Servicer against amounts owing by the Seller or the Servicer hereunder (even if contingent or unmatured); provided that such Purchaser Party shall notify the Seller or the Servicer, as applicable, promptly following such setoff.
SECTION 13.18. Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 13.19. Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.
SECTION 13.20. Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

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SECTION 13.21.Electronic Signatures. Each party agrees that this Agreement and any other documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ACCESSONE FUNDING, LLC, as the Seller By: Name: Title:

ACCESSONE MEDCARD, INC., as the Servicer By: Name: Title:

S-1	Receivables Purchase and Administration Agreement

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent By: Name: Title:

PNC BANK, NATIONAL ASSOCIATION, as a Purchaser By: Name: Title:

PNC CAPITAL MARKETS LLC, as Structuring Agent By: Name: Title:

S-2	Receivables Purchase and Administration Agreement

S-3	Receivables Purchase and Administration Agreement

EXHIBIT A
Form of Investment Request

EXHIBIT B
Form of Reduction Notice

EXHIBIT C
Form of Assignment and Acceptance Agreement

EXHIBIT D
Form of Assumption Agreement

EXHIBIT E
Credit and Collection Policy

EXHIBIT F-1
Form of Monthly Report

EXHIBIT F-2
Form of Weekly Report

EXHIBIT F-3
Form of Priority of Payments Report

EXHIBIT G
Form of Compliance Certificate

EXHIBIT H
Closing Memorandum

EXHIBIT I
Form of Capital Coverage Certificate

SCHEDULE I TO CAPITAL COVERAGE CERTIFICATE

EXHIBIT J-1
Medical Charge Account Agreement (Flex)

EXHIBIT J-2
Medical Charge Account Agreement (Choice)

EXHIBIT K
Provider Consent Agreement

EXHIBIT L
Receivables Purchase Agreement

SCHEDULE I

Commitments

SCHEDULE II-1
Lock-Boxes, Collection Accounts and Collection Account Banks

SCHEDULE II-2
Approved Lock-Boxes, Approved Collection Accounts and Approved Collection Account Banks

SCHEDULE III
Notice Addresses

SCHEDULE IV
Existing Financial Services Agreements

SCHEDULE V
Existing Medical Charge Account Agreements

SCHEDULE VI
Existing Receivables Purchase Agreements

SCHEDULE VII
Permitted States

SCHEDULE VIII
PROVIDERS AND PROVIDER GUARANTORS

SCHEDULE IX
ERISA

SCHEDULE X
Existing Contingent Obligations

EXHIBIT B
Closing Memorandum